UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a–(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Sec.240.14a–2

CARACO PHARMACEUTICAL LABORATORIES, LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a–(i)(1) and 0–1.

(1)	Title of each class of securities to which transaction applies:

Caraco Pharmaceutical Laboratories, Ltd. Common Stock, no par value

(2)	Aggregate number of securities to which transaction applies:

(a) 9,710,514 shares of common stock outstanding as of March 11, 2011 proposed to be acquired in the merger for the per share merger consideration of $5.25, (b) 9,000 shares of common stock issuable pursuant to outstanding options as of March 11, 2011 with exercise prices below the per share merger consideration of $5.25.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0–1 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated solely for purposes of determining the filing fee. The transaction value was determined by adding (a) the product of 9,710,514 shares of common stock that are proposed to be acquired in the merger multiplied by the merger consideration of $5.25 per share, plus (b) $9,660, the amount expected to be paid to holders of outstanding stock options to purchase shares of common stock with an exercise price of less than the merger consideration of $5.25 per share.

(4)	Proposed maximum aggregate value of transaction: $50,989,858.50

(5)	Total fee paid: $5,919.92

☒   Fee paid previously with preliminary materials.

☐   Check box if any part of the fee is offset as provided by Exchange Act Rule 0–1(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Caraco Pharmaceutical Laboratories, Ltd.
1150 Elijah McCoy Drive
Detroit, Michigan  48202

May 10, 2011

Dear Stockholder:

You are cordially invited to attend a special meeting (the “special meeting”) of holders of shares of common stock, no par value  (the “Common Stock”), of Caraco Pharmaceutical Laboratories, Ltd. (“Caraco” or the “Company”) to be held at DoubleTree by Hilton Guest Suites, 525 Lafayette Blvd., Detroit, Michigan 48226, on June 14, 2011, at 9:00 a.m., local time.

At the special meeting, holders of Common Stock will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger (the “merger agreement”), dated as of February 21, 2011, by and among Sun Pharmaceutical Industries Limited, a corporation incorporated under the laws of India (“Sun Pharma”), Sun Pharma Global, Inc., a corporation incorporated under the laws of the British Virgin Islands and a wholly-owned subsidiary of Sun Pharma (“Sun Global”), Sun Laboratories, Inc., a Michigan corporation and an indirect wholly-owned subsidiary of Sun Pharma (“Merger Sub”), and Caraco, a copy of which is attached as Appendix A to the accompanying proxy statement.

If the merger is completed, each share of Common Stock outstanding at the effective time of the merger (other than shares owned by Sun Pharma or Sun Global, and holders who have perfected and not withdrawn a demand for appraisal rights, which are collectively referred to in this proxy statement as “excluded shares”) will be canceled and converted into the right to receive $5.25 in cash, without interest and subject to any applicable withholding taxes, and the directors on Caraco’s board of directors (the “Board of Directors”) will be replaced by the directors of Merger Sub.

To assist in evaluating the fairness to Caraco’s stockholders of the proposed merger, the Board of Directors directed the independent committee (the “Independent Committee”), comprised of Caraco’s independent directors, F. Folsom Bell, Timothy S. Manney and Eddie R. Munson, to consider and negotiate the terms and conditions of the proposed merger and to make a recommendation to the Board of Directors.  Messrs. Bell, Manney and Munson are not employees of or affiliated with Caraco (other than in their respective capacity as an independent director) and have no economic interest in Sun Pharma, Sun Global or their affiliates other than Caraco.

The Board of Directors, based on the recommendation of the Independent Committee, has approved and adopted the merger agreement and the related transactions. The Independent Committee (1) has approved and adopted the merger agreement and the related transactions; (2) has determined that the proposed merger agreement and the related transactions are fair to and in the best interests of Caraco’s unaffiliated stockholders (by which we mean, for purposes of this proxy statement, the holders of shares of Common Stock, other than Sun Pharma, Sun Global and the officers and directors of Caraco); and (3) has recommended that Caraco’s unaffiliated stockholders vote FOR the approval and adoption of the merger agreement.

The enclosed proxy statement describes the merger agreement and the related transactions and provides specific information concerning the special meeting. In addition, you may obtain information about Caraco from documents filed with the Securities and Exchange Commission. We urge you to, and you should, read the entire proxy statement carefully, including the appendices, as it sets forth the details of the merger agreement and other important information related to the merger.

The merger cannot occur unless the merger agreement is approved and adopted by the affirmative vote of the holders of a majority of the shares of Caraco’s outstanding Common Stock entitled to vote at the special meeting.  Sun Pharma and Sun Global each have agreed to cause all of their shares of Common Stock, representing approximately 75.8% of the outstanding shares, to be voted in favor of the merger agreement, thereby assuring that the merger agreement will be approved.

Whether or not you plan to attend the special meeting, please submit your proxy by promptly completing, signing, dating and returning the enclosed proxy card in the postage prepaid envelope. This solicitation is being made by Caraco on behalf of its Board of Directors. If you sign, date and return your proxy card without indicating how you want to vote, and do not revoke the proxy, your proxy will be counted as a vote FOR approval and adoption of the merger agreement. You may revoke your proxy at any time before it is voted by submitting a written revocation of your proxy or a later-dated proxy to the Secretary of Caraco or by attending the special meeting and voting in person. The failure to vote will have the same effect as a vote against approval and adoption of the merger agreement. If you have any questions or require assistance voting your shares, please call Investor Relations at Caraco at (313) 871-8400.

On behalf of the Board of Directors, I thank you for your continued support.

Sincerely,
/s/ GP. Singh
GP. Singh
Director and CEO For the Board of Directors of Caraco Pharmaceutical Laboratories, Ltd. Detroit, Michigan

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the proxy statement. Any representation to the contrary is a criminal offense.

The attached proxy statement is dated May 10, 2011, and is first being mailed to stockholders on or about May 11, 2011.

CARACO PHARMACEUTICAL LABORATORIES, LTD.
 NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 14, 2011

NOTICE IS HEREBY GIVEN THAT a special meeting of the holders of Common Stock of Caraco Pharmaceutical Laboratories, Ltd., a Michigan corporation, will be held at DoubleTree by Hilton Guest Suites, 525 Lafayette Blvd., Detroit, Michigan 48226 on June 14, 2011, at 9:00 a.m., local time, to consider and vote on the following matters described in this notice and the accompanying proxy statement:

1)
To approve and adopt the Agreement and Plan of Merger, dated as of February 21, 2011, by and among Sun Pharmaceutical Industries Limited, Sun Pharma Global, Inc., Sun Laboratories, Inc. and Caraco Pharmaceutical Laboratories, Ltd, a copy of which is attached as Appendix A to the accompanying proxy statement, as it may be amended from time to time; and

2)	To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

Only stockholders of record on the close of business on May 5, 2011, which we refer to as the “record date,” are entitled to notice of the special meeting or any adjournment or postponement thereof. Only holders of Common Stock as of the close of business on the record date are entitled to vote at the special meeting to approve and adopt the merger agreement. A list of stockholders will be available for inspection by stockholders of record during business hours at Caraco Pharmaceutical Laboratories, Ltd, 1150 Elijah McCoy Drive, Detroit, Michigan, 48202, for ten days prior to the date of the special meeting and will also be available at the special meeting. A majority of the shares of Common Stock outstanding on the record date must be voted in favor of the approval and adoption of the merger agreement in order for the merger to be completed.

The Board of Directors, acting upon the recommendation of the Independent Committee, has approved and adopted the merger agreement and the related transactions. The Independent Committee has also approved and adopted the merger agreement and the related transactions and recommends that you vote FOR approval and adoption of the merger agreement. The Independent Committee believes that the terms and provisions of the merger agreement and the related transactions are fair to and in the best interests of Caraco’s unaffiliated stockholders, that is, the stockholders other than Sun Pharma, Sun Global and the officers and directors of Caraco.

Caraco’s stockholders who do not vote in favor of  approval and adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they perfect their appraisal rights by complying with all of the required procedures under Michigan law. See “Special Factors—Rights of Appraisal” beginning on page 58 of the accompanying proxy statement and Appendix C to the accompanying proxy statement.

We urge you to, and you should, read the entire proxy statement carefully. Whether or not you plan to attend the special meeting, please submit your proxy by promptly completing, signing, dating and returning the enclosed proxy card in the postage prepaid envelope so that your shares may be represented at the special meeting. Prior to the vote, you may revoke your proxy in the manner described in the proxy statement.

By Order of the Board of Directors

/s/ GP. Singh
Director and CEO Detroit, Michigan
May 10, 2011

Important Notice Regarding the Availability of Proxy Materials for Special Meeting of Stockholders to Be Held on June 14, 2011

This Notice of Special Meeting of Stockholders and Proxy Statement are also available at https:/materials.proxyvote.com/14075T.

You may obtain directions to the special meeting by sending a written request to Caraco Pharmaceutical Laboratories, Ltd., Attention:  Investor Relations, 1150 Elijah McCoy Drive, Detroit, Michigan  48202.

PAGE
SUMMARY TERM SHEET	1
The Participants	1
The Merger Agreement	2
Position of Caraco’s Independent Committee as to the Fairness of the Merger; Recommendation by Independent Committee; Approval and Adoption of Merger Agreement by Board of Directors and Independent Committee	2
Position of the Sun Filing Persons as to the Fairness of the Merger	4
Opinion of the Independent Committee’s Financial Advisor	4
Purposes and Effects of the Merger	5
Merger Financing	6
Interests of Caraco Directors and Officers in the Merger	6
Material U.S. Federal Income Tax Consequences	7
Quorum; Required Vote	7
Rights of Appraisal	7
Conditions to Consummation of the Merger	7
Termination of the Merger Agreement	8
Change in Recommendation	8
Regulatory Requirements	9
Litigation Challenging the Merger	9

SPECIAL FACTORS	9
General	9
Background of the Merger	9
Position of Caraco’s Independent Committee as to the Fairness of the Merger; Recommendation by Independent Committee; Approval and Adoption of Merger Agreement by Board of Directors and Independent Committee	22
Position of the Sun Filing Persons as to the Fairness of the Merger	25
Purposes and Effects of the Merger	30
Opinion of the Independent Committee’s Financial Advisor	32
Plans for Caraco after the Merger	40
Financial Projections	41
Merger Financing	48
Risks that the Merger will not be Completed	48
Interests of Caraco Directors and Officers in the Merger	49
Directors of the Surviving Corporation Post Merger	49
Compensation of the Independent Committee and Other Members of the Board of Directors	49
Employment with the Surviving Corporation Post Merger	49
Indemnification; Insurance	50
Treatment of Equity Awards	50
Employment Agreements	51
Change-in-Control Arrangements	53
Regulatory Requirements	54
Provisions for Unaffiliated Stockholders	54
Estimated Fees and Expenses	54
Litigation Challenging the Merger	55
Anticipated Accounting Treatment of the Merger	56
Material U.S. Federal Income Tax Consequences	56
Rights of Appraisal	58

i

ii

Appendix A—Agreement and Plan of Merger, dated as of February 21, 2011, by and among Caraco Pharmaceutical Laboratories, Ltd., Sun Pharmaceutical Industries Limited, Sun Pharma Global, Inc. and Sun Laboratories, Inc.

Appendix B—Opinion of William Blair & Company, L.L.C.

Appendix C—Sections 761-774 of the Michigan Business Corporation Act

Appendix D—Form of Proxy Card

iii

SUMMARY TERM SHEET

This summary highlights the material information contained elsewhere in this proxy statement and the appendices. Because this is a summary, it may not contain all of the information that is important to you. We urge you to, and you should, read the entire proxy statement carefully, including the information included in the appendices.

The Participants (p. 72)

Caraco Pharmaceutical Laboratories, Ltd

Caraco Pharmaceutical Laboratories, Ltd., a Michigan corporation, which we refer to as “Caraco” or the “Company,” develops, markets and distributes generic pharmaceuticals to the nation’s largest wholesalers, distributors, drugstore chains and managed care providers.

The executive offices of Caraco are located at 1150 Elijah McCoy Drive, Detroit, Michigan 48202 and its telephone number is (313) 871-8400.

Sun Pharmaceutical Industries Limited

Sun Pharmaceutical Industries Limited, a corporation organized under the laws of India, which we refer to as “Sun Pharma,” is an international, integrated, specialty pharmaceutical company.

Sun Pharma was founded in 1983 and is led by its Chairman and Managing Director, Dilip S. Shanghvi.  Sun Pharma manufactures and markets a large basket of pharmaceutical formulations as branded generics as well as generics in India, the U.S. and several other markets across the world.  In India, Sun Pharma is a leader in niche therapy areas such as psychiatry, neurology, cardiology, diabetology, gastroenterology, ophthalmology and orthopedics.  Sun Pharma has strong skills in product development, process chemistry, and the manufacture of complex active pharmaceutical ingredients, as well as dosage forms.

The executive offices of Sun Pharma are located at 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai 400 093 India and its telephone number is +1 91 22 66455645.

Sun Pharma Global, Inc.

Sun Pharma Global, Inc., a corporation organized under the laws of the British Virgin Islands, and a wholly-owned subsidiary of Sun Pharma, which we refer to as “Sun Global,” is engaged mainly in investment and finance activities.

The executive offices of Sun Global are located at c/o SuGandHManagement Consultancy, Woodstock Asia Pacific DMCC, Office No. 406, The Business Center, Opp Burjuman Centre, Mashreq Bank Bldg., Bank Street, P.O. Box 12850, Dubai, United Arab Emirates and its telephone number is +1 971 43597674.

Sun Laboratories, Inc.

Sun Laboratories, Inc., a Michigan corporation and a wholly-owned indirect subsidiary of Sun Pharma, which we refer to as “Merger Sub,” was formed solely for the purpose of entering into the merger agreement and consummating the merger and has not engaged in any business except in furtherance of the merger.

The executive offices of Merger Sub are located at c/o Caraco, 1150 Elijah McCoy Drive, Detroit, Michigan  48202 and its telephone number is (313) 556-4141.

The Merger Agreement (p. 73)

Merger Sub will merge with and into Caraco, with Caraco continuing as the surviving corporation in the merger. After the merger, the surviving corporation will be a privately held company wholly owned by Sun Pharma and Sun Global, and Caraco’s stockholders (other than Sun Pharma and Sun Global) will no longer have any interest in, and will not participate in, any future earnings or growth of Caraco.

The proposed merger, assuming it is completed, will result in:

•
Your right to receive $5.25 per share in cash without interest and subject to applicable withholding taxes for each share of Caraco common stock, no par value (the “Common Stock”) that you own, unless you seek and perfect your appraisal rights, and the cancellation and retirement of each such share;

•	The conversion of each share of common stock of Merger Sub into one share of common stock of the surviving corporation; and

•	Sun Pharma and Sun Global together owning all of the outstanding common stock of the surviving corporation.

Position of Caraco’s Independent Committee as to the Fairness of the Merger; Recommendation by Independent Committee; Approval and Adoption of Merger Agreement by Board of Directors and Independent Committee (p. 22)

The independent committee (the “Independent Committee”) of Caraco’s board of directors (the “Board of Directors”) is comprised of Messrs. F. Folsom Bell, Timothy S. Manney and Eddie R. Munson.  The Board of Directors determined that each of the members of the Independent Committee is independent under the rules of the NYSE Amex.  From September 2000 to December 2005, Mr. Bell, a retired certified public accountant, was the Executive Vice-President, Business Development of Perrigo Company, a global healthcare supplier that develops, manufactures, and distributes over-the-counter and generic prescription pharmaceuticals, nutritional products, active pharmaceutical ingredients, and pharmaceutical and medical diagnostic products.  Mr. Bell also served on the board of directors of Perrigo Company and served six years on its audit committee, including time as its chairman.  While at Perrigo, Mr. Bell met Mr. Shanghvi.  In 2006 and 2007, Mr. Bell performed consulting services from time to time as requested by Sun Pharma; for his services, he received $3,214, including reimbursement of travel expenses.  Mr. Bell was recommended to the Board of Directors by its Chairman, Mr. Shanghvi, and was appointed to the Board of Directors in September 2009 and elected by the stockholders in October 2009.  Mr. Manney is a certified public accountant, and was formerly Chief Financial Officer of Covansys Corporation, and now is President of Synova, Inc. Mr. Manney was appointed to the Board of Directors in April 2004 and has served on Caraco’s audit committee since his appointment.  Mr. Manney has been a member of the Independent Committee since joining the Board of Directors.  In 2009, Mr. Manney served on a special committee of the Board of Directors (the “Special Committee”) comprised of himself, Dr. John D. Crissman, and Messrs. Georges Ugeux and Madhava Reddy that initially reviewed Caraco’s U.S. Food and Drug Administration (“FDA”) issues.   Mr. Munson is a retired certified public accountant with over 30 years auditing experience at KPMG, LLP for private and public sector clients. His service at KPMG consisted of, among other things, serving as a Managing Partner of the KPMG Detroit office, and also Partner in Charge of Assurance Services for KPMG’s mid-America Business Unit, from January 1993 to September 2003.  From July 1996 to September 2004, Mr. Munson served on the board of directors of KPMG; and from October 2003 until his retirement in September 2006, Mr. Munson was KPMG’s National Partner in Charge of University Relations & Campus Recruiting.  Mr. Munson was recommended to the Board of Directors by Mr. Reddy, and was appointed to the Board of Directors in September 2010.  To date, the Independent Committee has accumulated $120,000 in meeting fees related to their work in connection with the going private transaction proposal by Sun Pharma and Sun Global, and Mr. Bell has accumulated approximately $78,400 in fees at his hourly rate of $200 for services rendered as Chairman and on behalf of the Independent Committee other than attendance at meetings.  The services Mr. Bell has rendered to the Independent Committee, as Chairman of the Independent Committee and on behalf of the Independent Committee, included coordinating the meetings and activities of the Independent Committee; coordinating with Caraco management and reviewing their financial projections and assumptions informing such projections; coordinating with William Blair and reviewing its analysis and assumptions informing such analysis; coordinating with Carrington Coleman and reviewing its activities;  and playing an active role in structuring and negotiating the terms of the merger and the merger agreement and preparation of this proxy statement.  At the same December 7, 2010 meeting that the Board authorized the Independent Committee to consider, and if deemed appropriate, negotiate the terms of the Sun Proposal (as defined below), the Board of Directors also approved Mr. Bell’s compensation for his services as Chairman of and on behalf of the Independent Committee, in the form of an hourly fee.  The Independent Committee does not consider that such services affect Mr. Bell's independence.  The Independent Committee was originally established in 2002 to negotiate a products agreement with Sun Global and is generally responsible for reviewing and approving all related party transactions.  The Independent Committee has had a number of different members since its formation.

On February 21, 2011, the Independent Committee met and approved and adopted the merger agreement and the related transactions.  The Independent Committee also determined that the proposed merger and the related transactions are fair to and in the best interests of Caraco’s unaffiliated stockholders. Based on such determination, the Independent Committee is recommending that Caraco’s unaffiliated stockholders vote FOR the approval and adoption of the merger agreement.  In addition, the Independent Committee recommended to the Board of Directors that the Board of Directors approve and adopt the merger agreement and the related transactions.

At a special meeting of the Board of Directors held immediately following the meeting of the Independent Committee, the Board of Directors met and, based on the recommendation of the Independent Committee, approved and adopted the merger agreement and the related transactions.  The members of the Board of Directors currently or formerly affiliated with Sun Pharma and Sun Global abstained from the vote because of the conflict of interest in voting on the transaction proposed by Sun Pharma and Sun Global.  In connection therewith, because of such conflict of interest, the Board of Directors determined that it was unable to make a recommendation to stockholders with respect to the merger agreement and the related transactions.

In evaluating the fairness of the merger agreement and the related transactions, the Independent Committee considered, among other factors, the following, each of which the Independent Committee believes supports its determination as to fairness:

•
William Blair Opinion.  The Independent Committee considered the financial presentation of William Blair & Company, L.L.C. (“William Blair”) and William Blair’s opinion delivered to the Independent Committee (the “William Blair Opinion”) to the effect that, as of February 21, 2011, and based upon and subject to the various assumptions, qualifications and limitations set forth in its opinion, the $5.25 per share merger consideration is fair to Caraco’s stockholders (other than Sun Pharma or any of its affiliates) from a financial point of view, as more fully described under “Special Factors—Opinion of the Independent Committee’s Financial Advisor” beginning on page 32.  The reference in the William Blair Opinion to "the stockholders of Caraco, other than Sun Pharma and Sun Global," includes all unaffiliated stockholders. The full text of the William Blair Opinion which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the reviews undertaken by William Blair in rendering its opinion, is attached as Appendix B to this proxy statement and is incorporated herein by reference. You are urged to, and should, read the William Blair Opinion carefully and in its entirety. The opinion was directed to the Independent Committee and addresses only the fairness, from a financial point of view, of the merger consideration to be received by Caraco’s stockholders (other than Sun Pharma or any of its affiliates). The opinion does not address any other aspect of the proposed merger nor does it constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger agreement.

•
The additional factors described in detail under “Special Factors—Position of Caraco’s Independent Committee as to the Fairness of the Merger; Recommendation by Independent Committee; Approval and Adoption of Merger Agreement by Board of Directors and Independent Committee,” beginning on page 22.

Position of the Sun Filing Persons as to the Fairness of the Merger (p. 25)

Under the rules of the Securities and Exchange Commission (the “SEC”), Sun Pharma, Sun Global, Merger Sub and Mr. Shanghvi (collectively, the “Sun Filing Persons”) are required to provide certain information regarding their position as to the substantive and procedural fairness of the proposed merger to the unaffiliated stockholders of Caraco. The Sun Filing Persons did not undertake a formal evaluation of the fairness of the proposed merger and are making the statements included in this section solely for purposes of complying with such requirements. The views of the Sun Filing Persons with respect to the fairness of the merger are not, and should not be construed as, a recommendation to any stockholder as to how that stockholder should vote on the proposal to approve and adopt the merger agreement.  Sun Pharma and Sun Global did not engage a financial advisor to provide it with financial advisory services with respect to the merger.

The Sun Filing Persons believe that the merger is substantively and procedurally fair to Caraco’s unaffiliated stockholders. See “Special Factors—Position of the Sun Filing Persons as to the Fairness of the Merger” beginning on page 25, for a list of the factors upon which the Sun Filing Persons base this belief.

Opinion of the Independent Committee’s Financial Advisor (p. 32)

The Independent Committee received a financial presentation from William Blair and the William Blair Opinion to the effect that, as of February 21, 2011 and based upon and subject to the various assumptions, qualifications and limitations set forth in its opinion, the $5.25 per share price is fair to Caraco’s stockholders (other than Sun Pharma or any of its affiliates) from a financial point of view, as more fully described under “Special Factors—Opinion of the Independent Committee’s Financial Advisor” beginning on page 32. The full text of the William Blair Opinion which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the reviews undertaken by William Blair in rendering its opinion, is attached as Appendix B to this proxy statement and is incorporated herein by reference. You are urged to, and should, read the William Blair Opinion carefully and in its entirety. The opinion was directed to the Independent Committee and addresses only the fairness, from a financial point of view, of the merger consideration to be received by Caraco’s stockholders (other than Sun Pharma or any of its affiliates). The opinion does not address any other aspect of the proposed merger nor does it constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger agreement.

Purposes and Effects of the Merger (p. 30)

Caraco’s Purpose

Caraco’s decision to engage in the transaction at this time was driven by Caraco’s current status relating to its FDA remediation issues and by the likelihood of continuing material operating losses for at least several years before Caraco’s manufacturing operations can return to profitability.  Caraco determined that the merger consideration of $5.25 per share for Caraco’s unaffiliated stockholders offered by Sun Pharma and Sun Global provided the most attractive alternative available to Caraco, and that it was reasonable to conclude that delaying a transaction with Sun Pharma and Sun Global would be very unlikely to result in any favorable alternatives and could result in a loss of the Sun Pharma and Sun Global opportunity in whole or an opportunity on less favorable terms.

Caraco has incurred and expects to continue to incur substantial operating costs and consulting fees in connection with remediating its FDA compliance issues and resuming its manufacturing operations.  It will take significant time before Caraco will be able to reach its previous level of manufacturing in its facilities.  Further, there is no assurance that the steps taken will be successful or result in resolution of the FDA compliance issues.  With the expiration of Caraco’s marketing and distribution agreements with Sun Pharma in January 2012, Caraco will lose its most significant source of revenue.  Strategic alternatives to the merger are limited because Sun Pharma and Sun Global currently own approximately 75.8% of the outstanding shares of Common Stock, and Sun Pharma and Sun Global have stated on numerous occasions that they are not willing to sell any of the shares owned by them.

Purpose of the Sun Filing Persons

The Sun Filing Persons’ purpose for engaging in the merger is to increase the ownership of Common Stock by Sun Pharma and Sun Global from the current position of approximately 75.8% of the outstanding shares to 100%.  Upon completion of the merger, Caraco will become wholly owned by Sun Pharma and Sun Global.   See “Special Factors—Purposes and Effects of the Merger—The Sun Filing Persons’ Purpose of the Merger” beginning on page 30 for a discussion as to why Sun Pharma and Sun Global are pursuing the merger at this time.

Effects of the Merger

As a result of the proposed merger, all shares of Common Stock, other than excluded shares, will be converted into the right to receive $5.25 per share, without interest and subject to applicable withholding taxes, will be automatically canceled and retired, and will cease to exist.

In addition, the merger agreement provides that each option to purchase Common Stock (whether or not vested or exercisable) that is outstanding as of immediately prior to the effective time will be canceled in exchange for a per share amount in cash equal to the excess, if any, of $5.25 over the per share exercise price of the option.

Each outstanding share of Common Stock that immediately prior to the effective time is subject to vesting restrictions will be forfeited without payment of consideration.

At the time the merger becomes effective, each share of common stock of Merger Sub that is issued and outstanding immediately prior to the effective time will be converted into one share of common stock of the surviving corporation.

Sun Pharma and Sun Global, as the owners of Caraco (the surviving corporation of the merger) and its business following the effective time, will be the only beneficiaries of any earnings and growth of Caraco following the proposed merger.

Upon completion of the proposed merger, Common Stock will no longer be traded on the NYSE Amex and will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” Following the merger, Common Stock will no longer be publicly traded.

Merger Financing (p. 48)

The total amount of funds required to complete the merger (excluding related fees and expenses) is estimated to be approximately $51 million. Such funds will be funded by Sun Global and/or Sun Pharma from their cash or cash equivalents on hand at the time the merger is completed. The merger is not conditioned on any financing arrangements.

Interests of Caraco Directors and Officers in the Merger (p. 49)

In considering the recommendation of the Independent Committee with respect to the merger agreement, you should be aware that some of Caraco’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of Caraco’s unaffiliated stockholders generally. Such interests include the treatment of stock options held by such directors, as well as indemnification and insurance arrangements with officers and directors. The Independent Committee and the Board of Directors were aware of the different or additional interests set forth herein and considered such interests along with other matters in approving the proposed merger agreement and the related transactions.

Material U.S. Federal Income Tax Consequences (p. 56)

The exchange of your Common Stock for cash pursuant to the merger will be a taxable event for U.S. federal income tax purposes. You will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash you receive and your adjusted tax basis in Common Stock you surrender pursuant to the merger. The U.S. federal income tax summary set forth above is for general information only. See Special Factors–“Material U.S. Federal Income Tax Consequences” on page 56.  You should consult your tax advisor with respect to the particular tax consequences to you of the receipt of cash in exchange for Common Stock pursuant to the merger, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable tax laws.

Quorum; Required Vote (p. 70)

The presence at the special meeting, in person or by proxy, of the holders of a majority of all of the shares of Common Stock issued and outstanding as of the close of business on the record date and entitled to vote will constitute a quorum for the transaction of business at the special meeting.  The holders of shares represented by proxies reflecting abstentions or broker non votes are considered present at the meeting and count toward a quorum. However, abstentions and broker non votes will have the effect of a vote against approval and adoption of the merger agreement.

Under Michigan law, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to approve and adopt the merger agreement. As of the record date, there were 40,179,194 outstanding shares of Common Stock.  Each outstanding share of Common Stock is entitled to one vote. As of the record date, Sun Pharma and Sun Global collectively are entitled to vote approximately 75.8% of the outstanding shares of Common Stock.  Sun Pharma and Sun Global have agreed to vote their shares of Common Stock in favor of the merger agreement and have provided the members of the Independent Committee with irrevocable proxies to vote their shares in favor of the merger agreement, thereby assuring that the merger agreement will be approved.

Rights of Appraisal (p. 58)

Caraco stockholders who do not vote in favor of the merger agreement and who perfect their appraisal rights under Michigan law will have the right to a judicial appraisal of the fair value of their shares of Common Stock.  This entitlement is not automatic under Michigan law and is the result of negotiation by the Independent Committee on behalf of Caraco’s unaffiliated stockholders.  In addition to not voting in favor of the merger, the stockholder must deliver to Caraco, prior to the vote on the merger agreement, written notice of his intent to demand payment for his shares if the merger is effectuated.

Conditions to Consummation of the Merger (p. 79)

The obligations of Sun Pharma, Sun Global, Merger Sub and Caraco to complete the merger are subject to various conditions, including:

•	Approval and adoption of the merger agreement by the requisite vote of Caraco’s stockholders in accordance with applicable law;

•	The absence of any order, decree, ruling, law or other action that makes illegal or otherwise prohibits or restrains the merger;

•	The material accuracy of the representations and warranties of the parties to the merger agreement; and

•	The material performance by the parties to the merger agreement of their respective agreements and covenants contained in the merger agreement.

Termination of the Merger Agreement (p. 80)

The merger agreement may be terminated for any reason prior to the effective time of the merger by the mutual written consent of Sun Pharma, Sun Global, Merger Sub and Caraco. Either (a) Sun Pharma and Sun Global or (b) Caraco (with respect to Caraco, only pursuant to a resolution adopted by the Independent Committee) may terminate the merger agreement prior to the effective time of the merger:

•	If the merger is not consummated on or prior to 5 p.m. New York City time on September 30, 2011; or

•
If any court of competent jurisdiction or U.S. or Indian federal or state governmental or regulatory authority issues a final and nonappealable order, decree, ruling or law that makes illegal or otherwise prohibits or restrains the merger.

In addition, Sun Pharma and Sun Global may terminate the merger agreement prior to the effective time of the merger:

•	If the Independent Committee withdraws or modifies its recommendation to Caraco’s unaffiliated stockholders in a manner adverse to Sun Pharma, Sun Global or Merger Sub; or

•
Under specific circumstances relating to a breach of any representation, warranty, covenant or agreement made by Caraco in the merger agreement which renders certain conditions to the consummation of the merger incapable of being satisfied.

In addition, Caraco (only pursuant to a resolution adopted by the Independent Committee) may terminate the merger agreement prior to the effective time of the merger under specific circumstances relating to a breach of any representation, warranty, covenant or agreement made by Sun Pharma, Sun Global or Merger Sub in the merger agreement which renders certain conditions to the consummation of the merger incapable of being satisfied.

Change in Recommendation (p. 77)

The merger agreement also provides that the Independent Committee will not withhold, withdraw, qualify or modify, in a manner adverse to Sun Pharma, Sun Global or Merger Sub, its recommendation that Caraco’s unaffiliated stockholders vote to approve and adopt the merger agreement, except to the extent the Independent Committee determines in good faith prior to the time at which the stockholders of Caraco approve and adopt the merger agreement, but after consultation with its outside counsel, that such action is necessary in order for the directors on the Independent Committee to comply with their fiduciary obligations under applicable law.  Under certain circumstances, Caraco must give Sun Pharma five (5) business days’ prior notice of the Independent Committee’s intention to take such action.

Regulatory Requirements (p.54)

No federal or state regulatory requirements must be complied with, or approval obtained, in connection with the merger.  Notice of the merger, however, was provided by Caraco to the FDA pursuant to the Consent Decree that Caraco entered into with the FDA in September 2009 (the “Consent Decree”).

Litigation Challenging the Merger (p. 55)

Eight putative class action lawsuits were filed in Michigan against Sun Pharma, Sun Global, Caraco and the Board of Directors.  These lawsuits allege, among other things, a breach of fiduciary duty in connection with the proposal by Sun Pharma and Sun Global to acquire all of the outstanding shares of Caraco from the unaffiliated stockholders.  One of the class actions was voluntarily dismissed.  The remaining lawsuits have been consolidated and a lead plaintiff selected. One of the purported class representatives has challenged that selection.

SPECIAL FACTORS

General

The merger agreement provides that, subject to certain conditions, Merger Sub will merge with Caraco, with Caraco continuing as the surviving corporation in the merger. A copy of the merger agreement is attached as Appendix A to this proxy statement.  You are urged to, and you should, read the merger agreement in its entirety because it is the legal document governing the merger.

Background of the Merger

Historical Relationship Between Sun Pharma, Sun Global and Caraco

In March 1996, Caraco and Sun Pharma announced an agreement to produce and market Sun Pharma’s generic anti-convulsant drug in the U.S.  Caraco and Sun Pharma shared research and development and registration efforts, and Caraco filed an ANDA registration with the FDA for that drug early in 1997.

In August 1997, Sun Pharma made an initial investment of $7.5 million in Caraco by purchasing 5.3 million shares of Common Stock (approximately 40.3% of the then outstanding shares).  Prior to the investment, Caraco had disclosed that if an agreement was not reached with Sun Pharma, Caraco could commence bankruptcy proceedings under Chapter 7 of the Federal Bankruptcy Code of 1978, as amended.

Also in August 1997, a products agreement between Caraco and Sun Pharma went into effect.  Under the agreement, Sun Pharma was required to transfer to Caraco the technology formula for 25 mutually agreed upon generic pharmaceutical products over a period of five years through August 2002.  Caraco exchanged 544,000 shares of its Common Stock for each such technology transfer of an ANDA product (when bio-equivalency studies were successfully completed) and 181,333 shares for each technology transfer of a Drug Efficacy Study Implementation (DESI) product.  Under the terms of this agreement, Caraco conducted, at its expense, all tests including bio-equivalency studies.  Sun Pharma ultimately delivered 13 (11 ANDA and 2 DESI products) out of a possible 25 products to Caraco under this agreement and received 6,346,666 shares of Common Stock, some of which were assigned to affiliates of Sun Pharma.  This agreement was extended and then ultimately terminated prior to Caraco’s entry into a new products agreement with Sun Global on November 21, 2002.

At the time of Sun Pharma’s initial investment, a voting agreement among Caraco, Sun Pharma and two significant stockholders also became effective.  It terminated in 2001.  The voting agreement provided, among other things, that Sun Pharma may designate a majority of the directors of the Board of Directors and its then executive committee.  In connection with Sun Pharma's acquisition of the shares and the entry into the voting agreement, the bylaws of Caraco were amended and restated.  Among other things, the bylaws were amended and restated to require a two-thirds (2/3rds) vote of the entire Board of Directors to approve: (i) the sale or disposition of all or substantially all of the assets of Caraco; (ii) the liquidation, winding up or dissolution of Caraco; (iii) the issuance of or receipt of subscription for any Common Stock to Sun Pharma and/or its affiliates; and (iv) the amendment of Caraco’s articles and bylaws.  The voting agreement also provided that if the two stockholders determined to sell their shares within three years from the termination of the voting agreement, they would first offer their shares to Sun Pharma.

From October 1998 to the first quarter of 2002, Sun Pharma and Sun Global made loans to Caraco aggregating approximately $12 million.  Sun Pharma also has assisted Caraco by acting as guarantor, in obtaining line of credit loans for Caraco from ICICI Bank Limited and The Bank of Nova Scotia in the amount of $5.0 million in May 2000 and $10 million in March 2002, respectively.  All of such loans have been repaid in full.

Under the products agreement with Sun Global dated November 21, 2002, which was negotiated and approved by the Independent Committee, Sun Global agreed to provide Caraco with 25 mutually agreed upon generic drugs over a five-year period. Caraco’s marketing rights to the products were limited to the U.S. and its territories or possessions, including Puerto Rico.  Sun Global retained rights to the products in all other territories.  Under this agreement, Caraco conducted, at its expense, all tests including bio-equivalency studies.  Caraco was also obligated to market the products consistent with its customary practices and to provide marketing personnel. Sun Global received 544,000 shares of Caraco preferred stock for each generic drug transferred, after such drug passed its bio-equivalency studies.  The preferred shares were non-voting, did not receive dividends and were convertible into common shares after three years (or immediately upon a change in control) on a one-to-one basis.

During January and February 2004, Sun Pharma acquired 3,452,291 additional shares of common stock for $9.00 per share and paid $11,744,964 for options to purchase an aggregate of 1,679,066 shares of common stock with exercise prices which ranged from $.68 to $3.50, from two former directors and a significant stockholder.  Sun Pharma exercised all 1,679,066 options during the fourth quarter of 2004.

In 2004, the Sun Global products agreement was amended by Sun Global and the Independent Committee (on behalf of Caraco) to eliminate the provision requiring that the Independent Committee concur in the selection of each product, and to provide instead that each product satisfy certain objective criteria developed by management and approved by the Independent Committee. Pursuant to such objective criteria, 25 products were selected.  All of the 25 products were transferred and passed their bio-equivalency studies.  Accordingly, Sun Global received 13,600,000 shares of Caraco preferred stock which have been converted into 13,600,000 shares of Caraco common stock.

Sun Pharma and its affiliates supply Caraco with raw materials and formulations.  For fiscal 2010 and 2009, Caraco made net purchases from Sun Pharma and its affiliates of $8.4 million and $241.7 million, respectively, for raw materials and formulations.  In addition, Sun Pharma and its affiliates supply Caraco with machinery and equipment at their cost.  For fiscal 2010 and 2009, Caraco acquired $8,000 and $46,000, respectively, of machinery and equipment from Sun Pharma and its affiliates.  For fiscal 2010, Caraco sold $200,000 of equipment to Sun Pharma and its affiliates.

Caraco has also obtained technical and scientific services, including bioequivalency studies, from the Clinical Research Organization (CRO) division of Sun Pharma.  The products on which Caraco works with Sun Pharma are decided on a case by case basis as mutually agreed upon by both companies.  During fiscal 2010 and 2009, Caraco paid $1.5 million and $300,000, respectively, for such services.  Additionally, Sun Pharma has provided Caraco with a number of technical professionals who now work as Caraco employees.

In December 2004 and in January 2005, a Sun Pharma affiliate appointed Caraco to act as a manufacturer and distributor of two of its products.  Of these two products, only one was still being marketed when Caraco ceased manufacturing operations at its Michigan facilities following actions taken by the FDA.  For more information, see “Events Leading Up to the Merger Proposal and the Work of the Independent Committee” beginning on page 12.

During the year ended March 31, 2007, Caraco entered into a three-year marketing agreement with Sun Pharma, which was reviewed and approved by the Independent Committee.  Under the agreement, Caraco purchases selected product formulations offered by Sun Pharma and is licensed to market and distribute the same as part of the current product offerings in the U.S., its territories and possessions, including Puerto Rico.  Although Sun Pharma is not obligated to offer Caraco products under this agreement, Caraco does have the exclusive right to market in the U.S., its territories and possessions, including Puerto Rico, any products offered by Sun Pharma and accepted by Caraco.

During the year ended March 31, 2008, Caraco entered into a three-year distribution and sale agreement with Sun Pharma, which was reviewed and approved by the  Independent Committee. Under this agreement Sun Pharma offers Caraco selected formulations which have been filed under Paragraph IV certification process with the FDA for distribution, which Caraco has the option of distributing.  Although Sun Pharma is not obligated to offer Caraco products under this agreement, Caraco has the exclusive right to market in the U.S., its territories and possessions, including Puerto Rico, any products offered by Sun Pharma and accepted by Caraco.  Caraco markets and distributes the same as part of its current product offerings in the U.S., its territories and possessions, including Puerto Rico. The license granted with respect to a product terminates upon the end of 180-day exclusivity, or non-appealable positive court decision or until the time a third generic manufacturer launches the product, whichever is later or upon the time a settlement is completed.  At such time, the product will become part of the standard Caraco-Sun Pharma marketing agreement discussed above.

The marketing agreement was renewed for a period of one year to January 19, 2011.  The initial term of the distribution and sale agreement was set to expire on January 29, 2011.  Caraco and the Independent Committee approached Sun Pharma and attempted to negotiate a long term renewal for both of the agreements; however, Sun Pharma exercised its rights and only agreed to extend the agreements to January 28, 2012, at which time the agreements will expire. During the first six months of calendar 2011, Caraco and Sun Pharma will discuss a plan to transition the marketing of the products covered by the agreements to Sun Pharma and/or its wholly-owned affiliates. Thereafter, if the parties have reached an understanding with respect to the transition plan, the parties will implement the transition plan so that upon expiration of the agreements Sun Pharma and its affiliates will commence marketing of the products.  Even if the parties have not agreed on a transition plan prior to January 28, 2012, the agreements will expire on that date.

Net sales from products selected under the marketing and distribution agreements for fiscal 2010 and fiscal 2009, were $211.4 million and $225.4 million, respectively.

Sun Pharma also manufactures certain Caraco products.  In addition, Caraco has transferred, with the approval of the Independent Committee, certain Caraco-owned products to manufacturing sites of Sun Pharma and its affiliates that would allow Caraco to realize revenues from those products.  Caraco has filed with the FDA supplements to ANDAs, for its approval, for these transferred products.  There is no assurance that such approvals will be granted.

On July 10, 2009, Caraco entered into an agreement with Alkaloida Chemical Company ZRT ("Alkaloida"), a direct Hungarian subsidiary of Sun Pharma, pursuant to which Alkaloida is to provide, with respect to certain products and others agreed upon by the parties, an exclusive, non-transferable license to Caraco to manufacture and market the products in the U.S., its territories and possessions, including Puerto Rico.  The agreement was approved by Caraco's Independent Committee.  No technology for any product has been transferred under this agreement to date.   Under the agreement, Caraco is obligated, among other things, to perform all bioequivalency studies and complete and submit ANDAs to the FDA.  Any license for a product would be for a period of five years from the commencement of marketing of the product, and Caraco may extend the license for a further five year period.  The agreement terminates five years from the date of approval of the first ANDA, unless renewed or extended for consecutive one year periods.

Caraco filed two ANDAs relating to two products with the FDA during the first nine months of Fiscal 2011. These products were developed in partnership with other product development and manufacturing companies, one of which is an affiliate.

Events Leading Up to the Merger Proposal and the Work of the Independent Committee

On June 25, 2009, U.S. Marshals, at the request of the FDA, seized drug products manufactured in Caraco’s Michigan facilities.  The seizure also included raw materials held at these same facilities as well as work in process.  Products distributed by Caraco that were manufactured outside of these facilities were not impacted.  In its complaint relating to its seizure, the FDA stated, among other things, that an inspection completed on May 12, 2009 of Caraco’s facilities and Caraco’s written response thereto revealed continuing significant current Good Manufacturing Practices (“cGMP”) violations.  The FDA also stated that the drug products were adulterated in that the methods used in, and the facilities and controls used for, their manufacture, processing, packing, and/or holding did not conform to and were not operated and administered in conformity with cGMP requirements.  As a result of the FDA action, Caraco voluntarily ceased manufacturing operations and instituted an indefinite reduction in its workforce of approximately 430 employees in two phases.

On June 27, 2009, after the seizure, the Board of Directors met to address the recent FDA events.  Mr. Ugeux, on behalf of the four independent directors, including himself and Dr. Crissman, and Messrs. Manney and Reddy, stated that the independent directors desired to form a special committee of the board to oversee the FDA issues.  The Board of Directors created a special committee comprised of the four independent directors (the “Special Committee”), but was unable to determine the scope of the Special Committee’s duties and authority and the Board of Directors concluded to revisit the issue at a later meeting.  On July 30, 2009, Dr. Crissman notified the Board of Directors that he had decided not to stand for re-election to the Board of Directors at its annual meeting of September 14, 2009.

In early August, the Special Committee interviewed candidates to serve as legal counsel to the committee.  The committee met later that month with Caraco’s outside auditors and met with Caraco’s FDA legal counsel and consultants.  Also in August, Mr. Ugeux met with Mr. Shanghvi to discuss the FDA and other issues relating to Caraco, including a possible going private transaction.

On August 27, 2009, Caraco received a demand from a minority stockholder to bring suit against the Caraco’s officers and directors arising from the FDA issues.  On September 9, 2009, the Board of Directors met to consider the appointment of Mr. Bell to fill the vacancy to be created as a result of Dr. Crissman’s decision not to stand for re-election and to consider the stockholder demand letter.  Caraco’s outside corporate legal counsel explained to the Board of Directors the process and impact under Michigan law of having a disinterested independent director investigate and make a determination regarding whether a derivative proceeding should proceed.  Counsel noted that none of the existing directors met the Michigan standard of “independent” or “disinterested” director, but that Mr. Bell, whose resumé had been submitted to the Board of Directors for consideration as a director, was disinterested, and could be found to be independent by the Board of Directors as having met the statutory qualifications necessary to be independent, assuming his election by a vote of stockholders.  The Board of Directors appointed Mr. Bell as a director effective following the September 14, 2009 annual meeting of stockholders.  Contemplating that Mr. Bell would be elected at a special meeting of stockholders and would thereafter conduct an independent investigation related to Caraco’s FDA issues, the Board of Directors resolved to terminate the Special Committee.  Mr. Ugeux, Dr. Crissman and Mr. Manney voted against termination of the Special Committee.  Mr. Ugeux, Dr. Crissman and Mr. Manney voted against termination of the Special Committee because they believed that the work that they had done to date gave them a basis for continuing their own investigation of Caraco's FDA issues regardless of Mr. Bell’s investigation in connection with the August 27, 2009 demand letter.

On September 20, 2009, Mr. Ugeux resigned from the Board of Directors, citing his “fundamental disagreements with the majority shareholder, Sun Pharmaceutical Industries Ltd. and senior management of Caraco Pharmaceutical Laboratories, Ltd. (the “Company”) over issues of corporate governance and the fiduciary role of independent directors…”  On September 21, 2009, the Board of Directors named Messrs. Manney, Reddy and Bell as members of the Independent Committee which acts on behalf of the Board of Directors in considering any transactions between Caraco and Sun Pharma and its affiliates, with Mr. Bell as chairman.

In October 2009, after Mr. Bell was elected a director by stockholders at a special meeting of stockholders, the Board found, with advice of counsel, Mr. Bell to be an “independent disinterested director” under Michigan law, and further designated him as Caraco’s special litigation committee for the purpose of investigating and making a recommendation concerning the allegations raised in the stockholder demand letter of August 27, 2009.  On March 15, 2010, Mr. Bell issued his report that concluded that the maintenance of the complaint against the named officers and directors is not in the best interests of Caraco.  On March 30, 2010, Caraco filed a motion for summary disposition. On July 23, 2010, Caraco’s motion was granted by the court.

Prior to joining Caraco, Mr. Bell had extensive experience as an executive and board member of another generic drug company.  At Caraco, Mr. Bell has been a member of the audit committee, acted as chairman of the Independent Committee since September 2009 and was designated as a special litigation committee as noted in the immediately preceding paragraphs to conduct an investigation and make a recommendation.  In light of the number of significant factors affecting Caraco during this period, and based on his experience in the industry and his time with Caraco, Mr. Bell came to the view in July 2010 that Caraco needed to reconsider and substantially revise its business strategy. He considered the significant impact of the FDA seizure of drug products manufactured in Caraco’s Michigan facilities, the voluntary cessation of manufacturing in such facilities, the indefinite reduction in workforce of approximately 430 employees, the Consent Decree, the significant costs Caraco was incurring to try to remediate the FDA problems and the uncertainty of when Caraco would be reinstated by the FDA.  Mr. Bell also considered the impending expirations of Caraco’s agreements for distribution of Sun Pharma products and the turnover in Caraco’s management.

Mr. Bell and Mr. Shanghvi met in July 2010 to discuss Mr. Bell’s views, and Mr. Bell proposed to Mr. Shanghvi that Caraco consider structural changes and the possible sale of Caraco.  Mr. Bell stated that it would be prudent for Caraco to review its plans with the FDA, hire investment bankers to explore alternatives, identify target buyers, and consider the sale of Caraco to a third-party buyer on a schedule where the sale would be completed as early as December 2010.

Mr. Shanghvi, after the meeting, advised Mr. Bell that Sun Pharma might consider a possible going private transaction.  Mr. Bell suggested that Sun Pharma consider another alternative whereby Caraco would convert itself into a pure distribution company for Sun Pharma and third party pharmaceutical companies’ products.  Mr. Bell also recommended that Caraco hire investment bankers to advise Caraco regarding the valuation of Caraco in a going private transaction.  Mr. Shanghvi responded that he would consider Mr. Bell’s ideas and that the two should meet again for more discussion.  Mr. Shanghvi suggested that Mr. Bell review his ideas with GP Singh, currently the Chief Executive Officer, but then the Chief Operating Officer, of Caraco.  Mr. Bell then discussed his ideas with Mr. Singh who was open to considering the concepts.

In August 2010, Mr. Bell and Mr. Shanghvi met again along with Mr. Singh.  Mr. Bell made a presentation about Caraco, emphasizing Caraco’s FDA issues and the pending expirations of the Sun Pharma marketing and distribution agreements.  Several possible alternatives for restructuring Caraco were presented, including  (i) cessation of FDA remediation efforts, (ii) transfer and sale of Caraco’s current and pending ANDAs and other products (some possibly to Sun Pharma), (iii) an emphasis entirely on distribution, and (iv) pursuit of a going-private transaction with Sun Pharma.  Mr. Bell stated that in a going-private transaction, Sun Pharma should consider purchasing the public shares at the “lesser of (i) 140% of the weighted average selling price of the shares during the 90 day period immediately prior to the offer, or (ii) 130% of the share price immediately prior to the offer but no less than 125% of the price per share based upon an appraisal of Caraco by a reputable investment banker.”  Mr. Shanghvi responded that FDA policy and the FDA Consent Decree could prevent Caraco from transferring its current and pending ANDAs, thus potentially rendering aspects of Mr. Bell’s stated proposal unviable.  Mr. Shanghvi added that Sun Pharma would continue to consider a possible going private transaction.

Mr. Bell confirmed that FDA policy and the Consent Decree could effectively restrain the transfer of Caraco’s current and pending ANDAs.  In October 2010, Mr. Bell suggested that Caraco and Sun Pharma move promptly to address the questions relating to the impending expirations of the marketing and distribution agreements, and that Caraco hire an investment banker to solicit offers for Caraco with Caraco to be sold to the highest bidder, possibly Sun Pharma.  Mr. Shanghvi agreed that the marketing and distribution agreements should be addressed promptly by Sun Pharma (and the Independent Committee on behalf of Caraco) and also agreed to consider Mr. Bell’s suggestion regarding the possible sale of the entire Company.

In October 2010, Mr. Shanghvi responded to Mr. Bell that Sun Pharma would support the Independent Committee hiring investment bankers to develop a target list of generic drug companies that were likely to be interested in acquiring Caraco, and to solicit offers, which could provide a meaningful estimate of the value of Caraco.  Mr. Shanghvi suggested that the Independent Committee then present to Sun Pharma a price that it and the investment bankers could recommend to the unaffiliated stockholders in a going-private transaction.  In October 2010, the Caraco Board of Directors authorized the Independent Committee to retain an investment banker and other professionals to pursue the evaluation.  The Independent Committee interviewed William Blair as a potential candidate to assist the Independent Committee with investment banking services.  After consideration, the Independent Committee retained Carrington, Coleman, Sloman & Blumenthal, L.L.P. (“Carrington Coleman”) to provide legal counsel to the Independent Committee.

During this time period, the Independent Committee was also working with Caraco to address its marketing and distribution agreements with Sun Pharma.  Caraco, with review by the Independent Committee, presented to Sun Pharma in early November 2010 a written proposal requesting that Sun Pharma amend and extend the term of the marketing and distribution agreements.  Messrs. Bell and Singh requested a meeting to review the proposal with Mr. Shanghvi.  Sun Pharma responded to the proposal by letter dated November 12, 2010, stating that Sun Pharma was not prepared to amend  and extend the marketing and distribution agreements.

On November 20, 2010, Mr. Bell met with Mr. Shanghvi who again stated that Sun Pharma would not renew the marketing and distribution agreements with Caraco for more than one year. Mr. Shanghvi also stated that Sun Pharma was now considering proposing a cash offer to the Board of Directors of Caraco which could occur ideally before the marketing and distribution agreements terminated and “should be the best possible result for the public stockholders of Caraco.”

On November 22, 2010, the Independent Committee met to review the status of Caraco’s marketing and distribution agreements with Sun Pharma and Mr. Shanghvi’s discussions of a going private transaction.  The Independent Committee reviewed its duties with Carrington Coleman with regard to a possible going private transaction and discussed potential buyers of Caraco besides Sun Pharma, the value of Caraco’s products, its sales force, ANDAs, facilities, financial disclosures, and the financial impact of Caraco’s distribution relationship with Sun Pharma.  The Independent Committee also reviewed and discussed William Blair’s proposal to provide its investment banking services.

On December 3, 2010, the Board of Directors received the following letter containing a proposed $4.75 per share offer from Sun Pharma and Sun Global (the “Sun Proposal”):

December 3, 2010
Board of Directors
Caraco Pharmaceutical Laboratories, Ltd.
1150 Elijah McCoy Drive|

Detroit, Michigan 48202
Attention: Timothy S. Manney and F. Folsom Bell
Independent committee

Ladies and Gentlemen:

On behalf of the Boards of Directors of Sun Pharmaceutical Industries Limited (“Sun”) and Sun Pharma Global, Inc. (“Sun Global”), we are writing to propose a going-private transaction by which Sun, Sun Global and/or one or more of their affiliates would acquire all of the outstanding  shares of Caraco Pharmaceutical Laboratories, Ltd. (“Caraco”) common stock not held by Sun or  Sun Global for per share consideration of $4.75 in cash. This represents a 5% premium over the most recent closing price of Caraco common stock and a compelling value realization event for your stockholders. In addition, our proposal presents a valuable opportunity for our companies to build upon our existing commercial partnership and to realize the significant incremental benefits that will accrue from a full combination of our businesses. Our proposal is not subject to any financing condition.

We understand that Caraco’s Board of Directors has authorized the existing Independent Committee to evaluate and respond to any going private transaction that we may propose and to  retain independent financial and other advisers to assist it in that process. We and our team, including our legal advisers, are ready to meet with the Independent Committee and its advisers at any time to discuss this proposal and to answer any questions the Independent Committee or  its advisers may have. Due to the importance of these discussions and the value represented by our proposal, we expect the Independent Committee to engage in a full review of our proposal.

We would appreciate receiving your response to our proposal as soon as reasonably possible.  Sun and Sun Global will be amending their Schedule 13D to reflect this proposal. Please be advised that Sun and Sun Global have no intention to sell any of the shares of Caraco common  stock or preferred stock held by them to any third party.

This letter is not intended to create or constitute a legally binding obligation, liability or commitment by us regarding the proposed transaction, and there will be no legally binding contract or agreement between us regarding the proposed transaction unless and until a definitive agreement with respect to the transaction is executed.

We sincerely hope that you will see the enormous benefits of the proposed transaction to Caraco and its stockholders and will support a combination of our two companies.  We look forward to hearing from you.

Sincerely,

/s/ Dilip S. Shanghvi	/s/ Harin Mehta
Dilip S. Shanghvi	Harin Mehta
Chairman and Managing Director	Director
Sun Pharmaceutical Industries Limited,	Sun Pharma Global, Inc.
17/B Mahal Industrial Estate,	International Trust Building,
Mahakali Caves Road,	P.O. Box 659, Tortola
Andheri (E), Mumbai-400093 India	British Virgin Islands

The Sun Proposal was filed publicly as an exhibit to Sun Pharma’s Schedule 13D/A filed with the SEC on December 3, 2010.  On December 6, 2010, Caraco issued a press release announcing it had received the Sun Proposal.

On December 7, 2010, the Board of Directors authorized the Independent Committee to (1) consider the Sun Proposal, including but not limited to, reviewing (a) whether going private is appropriate for Caraco at this time or is inadvisable and should be rejected, (b) possible alternatives to the Sun Proposal or opportunities which may be more advantageous to Caraco; and (c) the merits of the Sun Proposal; (2) if deemed advisable, enter into discussions and negotiations with respect to the terms of the Sun Proposal, including the proposed per share purchase price, with Sun Pharma, Sun Global and their advisors; (3) make recommendations to the Board of Directors and, as applicable, to the stockholders as to the Independent Committee’s findings; and (4) take any and all steps that the Independent Committee deems appropriate or advisable in connection with the Sun Proposal or any other alternative.

Also on December 7, 2010, the Independent Committee met to discuss further the retention of William Blair in connection with the Sun Proposal.  In light of the statements made by Mr. Shanghvi to Mr. Bell on November 20, 2010 and the terms of the Sun Proposal, the Independent Committee determined that contacting third parties was unlikely to lead to meaningful offers for Caraco and therefore did not pursue the evaluation process that had been contemplated in October 2010.

On December 9, 2010, a putative class action lawsuit was filed on behalf of Caraco’s stockholders entitled Groen v. Caraco, et al., Case No. 10-014311-CB in Wayne County Circuit Court, Michigan, alleging that defendants had breached their fiduciary duties with regard to the Sun Proposal and sought, among other things, to enjoin the prospective consummation of the Sun Proposal.  At least seven other similar actions were subsequently filed in Wayne County Circuit Court.  (See “Litigation Challenging the Merger,” page 55.)

On December 11, 2010, Mr. Shanghvi and Mr. Bell discussed the status of the marketing and distribution agreements between Caraco and Sun Pharma.  In that conversation, Mr. Bell asked that Sun Pharma reconsider its decision not to extend the term past January 2011.  After discussion, Mr. Shanghvi said Sun Pharma would agree to extend the expiration date of both agreements to January 2012, with Sun Pharma and Caraco agreeing to transition plans in the additional year.  Mr. Bell also asked that Sun Pharma reconsider its decision taken in the Sun Proposal that it would not sell any of its shares of Caraco to any third party.  Mr. Shanghvi stated that Sun Pharma’s position remained firm.

On December 13, 2010, the Independent Committee met with Carrington Coleman, who reviewed with the Independent Committee its fiduciary duties relating to its evaluation of the Sun Proposal.  The Independent Committee also resolved to retain William Blair to assist in the review of the Sun Proposal and then included William Blair in the meeting by phone.  The Independent Committee further discussed correspondence received from a significant minority stockholder of Caraco regarding the Sun Proposal.  The stockholder expressed concerns, among other things, that Sun Pharma was trying to take advantage of Caraco’s unaffiliated stockholders at a time just prior to Caraco achieving increased manufacturing output and profitability.  Additionally, the Independent Committee reviewed the proposals to extend the marketing and distribution agreements between Caraco and Sun Pharma to provide for expiration in January 2012.

The Board of Directors received a letter from a stockholder dated December 14, 2010 demanding that the Board of Directors take actions to remedy alleged breaches of fiduciary duty including the appointment of at least two new directors and the reconstitution of the Independent Committee to consist solely of such new directors to negotiate with Sun Pharma regarding the Sun Proposal, subject to certain terms and conditions.  The stockholder added that if the Board of Directors fails to take the actions it would commence a derivative proceeding.

From December 17, 2010, through January 2011, the Independent Committee, its members, and William Blair had an ongoing dialogue with Caraco’s Chief Executive Officer, interim Chief Financial Officer, Director of Legal Services, and Senior Director of Business Strategies (the “Caraco Team”) regarding preparation of financial projections for Caraco for the next several years.  William Blair reviewed financial data provided by the Caraco Team and communicated with the Caraco Team and the Independent Committee regarding questions and issues that William Blair identified as related to preparation of the projections.  The Independent Committee members also reviewed with the Caraco Team financial data and information throughout this period in order to understand the assumptions behind the financial data as a basis for Caraco’s projections.  The Independent Committee, Carrington Coleman and William Blair worked together to identify and then discuss with the Caraco Team different business scenarios and operating assumptions such as the time of resumption of manufacturing after FDA remediation, and financial assumptions such as the expected profit margins from Caraco’s projected product launches.  During this period, Mr. Bell participated in several telephonic discussions among Mr. Shanghvi, members of Caraco management, and Lachman Consultants (“Lachman”), who were retained by Caraco to assist in its cGMP remediation process, regarding Caraco’s remediation progress.

On December 17, 2010, the Independent Committee, Carrington Coleman and William Blair met with the Caraco Team to further review the methodology and processes for preparing Caraco’s forecasts and projections.  The Caraco Team outlined Caraco’s history, current financial statements, and preliminary five-year financial projections.  The Independent Committee and William Blair reviewed with the Caraco Team various aspects of the presentation and asked for more information.

Also on December 17, 2010, the Independent Committee, Carrington Coleman and William Blair met apart from the Caraco Team to (i) discuss the financial information and projections; (ii) continue their discussions and evaluations of the Sun Proposal; and (iii) discuss the Sun Pharma marketing and distribution agreements, including Mr. Bell’s conversation with Mr. Shanghvi on December 11.

On December 20, 2010, Mr. Bell, Mr. Shanghvi and members of Caraco management participated in a conference call with Lachman.  Lachman noted that remediation efforts were progressing, but more slowly than originally expected.

On December 22, 2010, the Independent Committee, Carrington Coleman and William Blair met apart from management.  The Independent Committee reviewed possible strategic alternatives to the Sun Proposal with William Blair and Carrington Coleman, including full liquidation, continued operation under Caraco’s current business plan, an alternative business plan under which Caraco would cease manufacturing and operate through third-party contract manufacturing, sale of the minority shares to a private investor, and sale of Caraco to a buyer other than Sun Pharma.  The Independent Committee and its counsel further discussed Lachman’s update on FDA remediation progress and its possible impact on Caraco’s financial projections previously presented by management.  Additionally, the Independent Committee further discussed the proposed extensions until January 2012 of the marketing and distribution agreements with Sun Pharma and approved the extension of the marketing and distribution agreements subject to appropriate documentation and Sun Pharma’s final approval.

Also on December 22, 2010, the Independent Committee, Carrington Coleman and William Blair met with the Caraco Team to further discuss Caraco’s financial data and preparation of its preliminary five-year forecasts and projections.  It was noted that Caraco’s financial forecasts were to assume that Caraco’s marketing and distribution agreements with Sun Pharma would expire in January 2012 and that, in light of Lachman’s comments, dates for resumption of manufacturing would be extended.

On December 27, 2010, Caraco issued a press release announcing that its marketing and distribution agreements with Sun Pharma had been extended until January 28, 2012, and that each would expire following these extensions.

On December 29, 2010, the Independent Committee, Carrington Coleman and William Blair met with the Caraco Team to further discuss Caraco’s business and to discuss the preparation process of Caraco’s financial data and preliminary five-year projections.  William Blair circulated due diligence questions to the Caraco Team and the Independent Committee.  The Caraco Team answered questions and committed to provide additional information as necessary.

Also on December 29, 2010, the Independent Committee, Carrington Coleman and William Blair met separately to discuss Caraco’s business, financial data and preliminary five-year projections.  Dr. Leon Lachman, CEO of Lachman, joined the meeting by phone and discussed the progress of Caraco’s remediation efforts with the Independent Committee.

On January 3, 2011, Caraco issued a press release announcing that, based on the progress of its remediation efforts to date, it did not expect to commence the manufacture and distribution of any products from its Detroit facility by the end of Caraco’s Fiscal Year 2011, ending March 31, 2011 (Caraco had previously announced in October 2010 that it expected to commence manufacturing of two products by the end of Fiscal Year 2011).  Caraco further disclosed that there is no assurance that the remediation efforts would be successful or result in resolution of the FDA compliance issues.

On January 7, 2011, the Independent Committee, Carrington Coleman and William Blair met and discussed William Blair’s analysis of the revised financial data and preliminary projections received from the Caraco Team, and discussed multiple business scenarios for Caraco, operations assumptions, and financial assumptions.  Given the state of the remediation process, the Independent Committee noted that Caraco might not be able to resume manufacturing within the time frame that Caraco management had projected and discussed whether and when Caraco would be able to realize the value of its ANDA products currently pending for FDA approval.

On January 11, 2011, the Independent Committee, Carrington Coleman and William Blair met to discuss the revised financial data and projections provided by the Caraco Team which factored in the expected delays in the remediation process.

On January 14, 2011, the Independent Committee, Carrington Coleman and William Blair met to discuss a presentation by William Blair regarding potential valuation of Caraco under several different business scenarios.  Also, the Independent Committee reviewed the status of certain pending drug approvals, and discussed whether and when Caraco would be able to resume manufacturing.

On January 18, 2011, Carrington Coleman talked with Caraco’s outside FDA counsel at Crowell & Moring LLP to discuss Caraco’s Consent Decree, filings, and correspondence with the FDA, as well as Caraco’s remediation efforts and cGMP compliance status.

During mid-January 2011, Mr. Bell contacted Mr. Shanghvi to schedule a meeting at which the Independent Committee could discuss the Sun Proposal with Mr. Shanghvi.  A meeting was set for Wednesday, January 26, 2011.

On January 22, 2011, the Independent Committee and Carrington Coleman met to discuss the upcoming negotiations between the Independent Committee and Mr. Shanghvi, and to discuss recent developments at Caraco affecting management’s financial forecasts.  The Independent Committee reviewed the most recent preliminary forecasts by the Caraco Team, including the underlying assumptions, and William Blair’s analysis of those forecasts.  The Independent Committee noted that these forecasts contained assumptions about Caraco’s financial performance in its current fiscal year and about certain drugs, which assumptions needed to be changed because of recently acquired information.  Actual financial results for the third quarter reflected a larger loss than was anticipated in the forecast and results for the fourth quarter were likely to reflect a larger loss than had been assumed in the forecast.  Also, revenues projected for one particular drug needed adjustment to reflect a significant price decrease in the product.   The Caraco Team provided an updated forecast to the Independent Committee and William Blair on February 1, 2011 that reflected this information.

The Independent Committee met further on January 22, 2011  to review its strategy for the upcoming negotiations with Mr. Shanghvi, discussing overall valuation, premiums in comparable transactions, stockholders’ expectations and the financial values of Caraco’s most significant drugs.  The Independent Committee also reviewed again its duties with Carrington Coleman regarding the Sun Proposal.

On January 26, 2011, the Independent Committee met with Mr. Shanghvi in London, UK, to negotiate Sun’s Proposal.  The Independent Committee described to Mr. Shanghvi the fiduciary duties to be discharged by the Independent Committee in connection with the Sun Proposal and explained the work that it had undergone—reviewing its duties, working with William Blair and the Caraco Team, the Independent Committee’s reviewing Caraco management’s five-year financial forecast and the various assumptions upon which the financial forecasts were based, assessing the value of its products and pending ANDA approvals, considering alternatives to the Sun Proposal, looking at comparable transactions and historical premiums, and discussing unaffiliated stockholder expectations.  Mr. Munson, a member of the Independent Committee, told Mr. Shanghvi that he believed a higher price than the $4.75 offered was appropriate.  Mr. Shanghvi stated that he believed the valuations of the pending ANDA approvals were less than those presented by the Independent Committee and that the $4.75 price was fair.  After further discussion, Mr. Shanghvi stated that he had approval from Sun Pharma’s board of directors to increase the proposed price only to $5.00 per share, but Mr. Shanghvi said he would recommend to Sun Pharma’s board of directors that they approve a price of $5.25 per share.  The Independent Committee then caucused without Mr. Shanghvi, and after reviewing Mr. Shanghvi’s proposed price and discussing its merits, the Independent Committee responded to Mr. Shanghvi that it could support a price of $5.25 per share subject to receipt of a fairness opinion from William Blair and approval of appropriate legal agreements.  The Independent Committee believed that it could support a price of $5.25 per share based, among other things, on its assessment of the value of Caraco’s products and pending ANDA approvals, assessment of Caraco’s FDA compliance and remediation issues and their negative impact on Caraco and its value, consideration of the expiration of Caraco’s marketing and distribution agreements with Sun Pharma in January 2012, consideration of the relative merits of alternatives to the Sun Proposal, consideration of Sun Pharma and Sun Global’s ownership of approximately 75.8% of Caraco’s outstanding shares, review of comparable transactions and historical premiums with William Blair, assessment of Caraco’s five-year financial forecast and the various assumptions upon which the financial forecast was based, and previous communications with William Blair regarding fairness.  The Independent Committee and Mr. Shanghvi discussed possible transaction structures, including a two-step merger (a tender offer followed by a short-form merger) and a one-step or “long form” merger.

Between January 28 and February 11, 2011, Carrington Coleman and Shearman & Sterling LLP (“Shearman”), counsel to Sun Pharma and Sun Global, reviewed the negotiations between the Independent Committee and Mr. Shanghvi, and discussed possible terms and provisions of the proposed transaction, including a provision that would require the transaction to be approved by a majority of unaffiliated security holders and a provision granting appraisal rights for dissenting unaffiliated stockholders, which rights could be established, under Michigan law, by approval of the Board of Directors and which would otherwise be unavailable to unaffiliated stockholders in the merger. The two firms discussed the general structure of an acceptable merger agreement with Carrington Coleman proposing that the merger agreement have limited representations and few conditions to closing.  Shearman stated that Sun Pharma and Sun Global would not accept a provision requiring the transaction be approved by a majority of the unaffiliated security holders.   Carrington Coleman communicated that the Independent Committee would not go forward with the proposed merger transaction unless Sun Pharma and Sun Global agreed to the creation of appraisal rights for dissenting unaffiliated stockholders.
On February 15, 2011, Shearman sent Carrington Coleman its first draft of the proposed merger agreement between Sun Pharma and Caraco. The first draft of the merger agreement omitted any provision requiring that the merger agreement be approved by a majority of the unaffiliated security holders, but it did include, in brackets as a discussion point, a provision granting appraisal rights to dissenting unaffiliated stockholders.  Between February 15, 2011 and February 18, 2011, Sun Pharma, Sun Global and the Independent Committee negotiated the terms of the proposed merger agreement through their respective counsel. Sun Pharma and Sun Global, at the request of the Independent Committee, agreed that (1) the full Board of Directors should establish appraisal rights for Caraco’s unaffiliated stockholders dissenting from the merger that would not otherwise be available under Michigan law; and (2) include the procedures for perfecting those appraisal rights in the merger agreement.
With Sun Pharma and Sun Global having agreed to support appraisal rights, and given their refusal to support a requirement that the merger be approved by a majority of the unaffiliated security holders, the Independent Committee and its counsel proposed provisions that sought to ensure certainty of closing.  As discussed elsewhere in this proxy statement, the Independent Committee believed and continues to believe that the increasing losses of Caraco and its ongoing compliance issues with the FDA create great uncertainty about Caraco’s future, including uncertainty during the time between the signing of the merger agreement and the closing of the merger.  Based on these considerations, the Independent Committee and its counsel negotiated for and secured in the merger agreement limited representations and warranties by Caraco, and limited conditions to closing.   Further, because Sun Pharma and Sun Global own approximately 75.8 % of the outstanding shares of Common Stock, the Independent Committee believed that ensuring that their shares would be voted to approve the merger was fundamental. Although the intial draft of the merger agreement required that the shares of Common Stock owned by Sun Pharma and Sun Global be voted to approve the merger, the Independent Committee proposed that Sun Pharma and Sun Global provide irrevocable proxies to the Independent Committee to allow it to vote Sun Pharma’s and Sun Global’s shares in favor of the merger.  After consideration, Sun Pharma and Sun Global agreed to provide these irrevocable proxies.  The Independent Committee believed that its approval of the merger agreement with the provisions agreed to by Sun Pharma and Sun Global, including those providing unaffiliated stockholders with appraisal rights and providing for limited closing conditions and greater certainty of closing, was in the best interest of Caraco’s unaffiliated stockholders notwithstanding that the merger agreement does not  contain a provision requiring that the merger agreement be approved by a majority of the unaffiliated security holders.  Additional terms of the merger agreement are discussed below in the section entitled “The Merger Agreement.”

On February 18, 2011, Mr. Bell sent to the other members of the Independent Committee for review an agenda for the Independent Committee’s February 21, 2011 meeting to consider the merger, proposed resolutions for the Independent Committee relating to the merger, drafts of William Blair’s materials to be discussed with the Independent Committee, which integrated the most recent financial forecasts furnished by the Caraco Team, and a draft of its fairness opinion and a substantially final draft of the merger agreement.

On February 21, 2011, the Independent Committee, after its review of the merger agreement and William Blair’s presentation of the basis for and delivery of its fairness opinion, unanimously determined that the proposed merger and the terms and provisions of the merger agreement were fair to and in the best interests of Caraco’s unaffiliated stockholders and that the merger was advisable.

At the Independent Committee’s February 21, 2011 meeting, William Blair, in presenting its fairness opinion, reviewed the materials it had examined, including Caraco’s financial statements and forecasts, Caraco’s filings, comparable market information, the proposed merger agreement and other data.  William Blair also reviewed its valuation analyses, including market metrics of selected public companies, valuations in selected mergers and acquisitions transactions, comparable premiums in similar going private transactions, and valuation of Caraco utilizing discounted cash flows.  The Independent Committee relied on the fairness opinion presented by William Blair as one factor in determining whether the merger consideration to be paid to unaffiliated stockholders was fair, and for purposes of that determination, adopted William Blair’s fairness opinion and the discussions and analysis underlying such opinion as its own.

In responding to questions raised at the meeting, William Blair noted that the EBITDA exit multiples and the discount rates used in its discounted cash flow analysis were higher than those previously used.  In particular, William Blair noted that: (i) in estimating the terminal value of Caraco in its analysis, the range of EBITDA multiples utilized was consistent with those of the selected public general pharmaceutical companies rather than pharmaceutical distributors (11.0x to 13.0x versus 9.0x to 10.0x); and (ii) the discount rates were consistent with the cost of capital rates for early stage pharmaceutical companies (15.0% to 19.0% versus 11.0% to 15.0%).  William Blair concluded that the Caraco business model going forward more closely resembles that of a generic pharmaceutical company rather than that of a pharmaceutical distributor because net sales of products under the marketing and distribution agreements accounted for $211.4 million or 90% of Caraco’s net sales for the fiscal year ended March 31, 2010 and those agreements are expiring on January 28, 2012, and there is no expressed intention by Caraco to enter into other material distribution relationships in the future.  Further, in developing a range of appropriate discount rates, William Blair assessed the weighted average cost of capital of selected public companies deemed relevant to Caraco.  Additionally William Blair considered: (i) the cessation of Caraco’s manufacturing operations and the Consent Decree, (ii) the substantial uncertainty regarding the timing of the resumption of manufacturing operations; (iii) Caraco management’s projections that Caraco will be unable to generate an operating profit until fiscal year 2016; (iv) several of the products in Caraco’s pipeline represent new products not currently manufactured by Caraco; and (v) the size of Caraco.  The Independent Committee concurred with the multiples and rates included in William Blair's presentation.  The Independent Committee also noted that using the lower multiples and discount rates would result in an implied present value of $3.84 to $5.06 per share rather than the $4.23 to $5.37 range implied by the discounted cash flow analysis used by William Blair in rendering its fairness opinion. William Blair also noted that the discounted cash flow analysis represented only one aspect of its valuation analysis contained in the William Blair Opinion.

The Independent Committee, based on its consideration of the factors it had reviewed and analyzed over the past 11 weeks—including Caraco’s remediation efforts, Caraco’s financial statements and forecasts, issues particular to some of the most valuable drugs in Caraco’s forecasts, meetings with the Caraco Team, alternatives to the Sun Proposal, the merger consideration, the terms of the merger agreement, and the William Blair Opinion—recommended to the Board of Directors that the Board of Directors approve and adopt the merger agreement and the transactions contemplated thereby and recommended that unaffiliated stockholders vote to approve the merger agreement.

At a special meeting of the Board of Directors held immediately following the Independent Committee’s determination, at which all of the members of the Board of Directors were present except for Mr. Sailesh Desai, the Board of Directors considered the recommendation of the Independent Committee.  The Board of Directors consists of seven members, three of whom serve on the Independent Committee, and the remaining four members, all of whom have current or past relationships with Sun Pharma (the “Non-Independent Directors”).  At the meeting of the Board of Directors, the Independent Committee, with representatives of Carrington Coleman participating, reported to the Board of Directors on its review of the proposed transaction and the merger agreement.  The Board of Directors voted to approve the proposed merger transaction and to approve and adopt the merger agreement, with the Non-Independent Directors abstaining.  In accordance with Michigan corporate law, because of the conflict of interests of the Non-Independent Directors, the Board of Directors did not recommend that Caraco’s unaffiliated stockholders vote for or against the merger.  Following the meeting, Sun Pharma, Sun Global, Merger Sub and Caraco executed the merger agreement and on February 22, 2011, Caraco announced that it had entered into a merger agreement with Sun Pharma and Sun Global.

Position of Caraco’s Independent Committee as to the Fairness of the Merger; Recommendation by Independent Committee; Approval and Adoption of Merger Agreement by Board of Directors and Independent Committee

On February 21, 2011, the Independent Committee met and approved and adopted the merger agreement and the related transactions.  The Independent Committee also determined that the proposed merger and the related transactions were substantively and procedurally fair to and in the best interests of Caraco’s unaffiliated stockholders. Based on such determination, the Independent Committee is recommending that Caraco’s unaffiliated stockholders vote FOR the approval and adoption of the merger agreement.  In addition, the Independent Committee recommended to the Board of Directors that the Board of Directors approve and adopt the merger agreement and the related transactions.

At a special meeting of the Board of Directors held immediately following the meeting of the Independent Committee, the Board of Directors met and, based on the recommendation of the Independent Committee, approved and adopted the merger agreement and the related transactions.  The directors currently or formerly affiliated with Sun Pharma and Sun Global abstained from the vote because of the conflict of interest in voting on the transaction proposed by Sun Pharma and Sun Global.  In connection therewith, because of such conflict of interest, the Board of Directors did not recommend that Caraco’s unaffiliated stockholders vote for or against the merger.

In view of the existence of the Independent Committee and the Independent Committee’s retention of William Blair, there was no need for the Board of Directors to retain an unaffiliated representative to act on behalf of Caraco’s stockholders in negotiating the terms of the transaction or in preparing a report on the fairness of the transaction.

The Independent Committee viewed the following factors as being generally supportive in coming to its determination and recommendation:

Business and Financial Information.  The Independent Committee took into account the historical and current financial condition of Caraco and results of its operations, which reflected decreasing revenues and increasing operating losses.  The Independent Committee also took into account the business and prospects of Caraco, which involve significant risks related to Caraco’s ability to successfully remediate its FDA compliance issues as discussed further below and the expiration of the Sun Pharma marketing and distribution agreements also discussed further below.  The Independent Committee concluded that these factors supported its fairness determination because they suggested that Caraco faced significant negative risks to its ability to realize successful future growth and profitability.

FDA.  Since the voluntary shutdown of manufacturing operations in June 2009, Caraco has generated no revenues from its manufacturing operation.  Caraco, in order to ultimately regain good standing with the FDA and to comply with the terms of the Consent Decree, has followed a remediation work plan that involves (1) continued employment of a core staff of manufacturing-related employees, (2) continued maintenance, for training and sample manufacturing purposes, of the entire manufacturing facility and (3) substantial use of cGMP consultants. The cost of executing this work plan has resulted in substantial operating losses, only partially offset by profits from distribution of Sun Pharma and other Caraco-owned products. Further, should Caraco be allowed to resume manufacturing under the terms of the Consent Decree, most of those costs and the resultant operating losses will continue for the next several years, as the facility will be operating at only a fraction of its intended capacity, and the use of cGMP consultants will continue to be required.

All of Caraco’s prior approved products, together with the new products pending approval from the FDA, will be subject to processes, certification and approvals as set forth in the Consent Decree.  The Independent Committee believes that, even assuming a successful remediation process, it will take significant time before Caraco will be able to reach its previous levels of manufacturing in its facilities.  Further, there is no assurance that the steps taken will be successful or result in resolution of the FDA compliance issues.  Caraco is not able at this time to estimate the cost of these actions, which will be substantial, and even after the manufacturing resumes, will include the costs of operating its manufacturing facility at volumes well below the facility’s capacity.  The Consent Decree also requires Caraco to abide by certain conditions and restrictions.  If Caraco violates any portion of the Consent Decree, it could incur monetary fines and other penalties.  Caraco expects to continue under the Consent Decree for five to six years.  Caraco’s FDA compliance issues generate substantial uncertainty concerning Caraco’s value.

Caraco’s consultants believe that Caraco can at some time in the future achieve FDA approval for its products but have advised Caraco that the employment by Caraco of additional skilled, experienced personnel will be required to achieve full remediation.  Caraco has had significant management and employee turnover since the FDA seizure.  Caraco recently replaced  senior and lower level personnel in both the manufacturing and quality areas.

On May 9, 2011, Caraco received written notification that its CGMP consultants, Lachman, had submitted its written certification to the FDA pursuant to   Paragraph 21F of the Consent Decree that with respect to the two products that Caraco intends to commence manufacturing following clearance by the FDA, “Caraco’s facilities, methods, processes and controls used to manufacture, process, package, label, hold and distribute products are in compliance with CGMP and the Consent Decree…”  This is one of a number of steps that Caraco must complete prior to resolving its FDA compliance issues and there is no assurance that Caraco’s remediation efforts will ultimately be successful.  On May 9, 2011, the Independent Committee met to consider the Lachman certification.  Because the delivery of the certification on May 9, 2011 was generally consistent with the remediation timeline considered by the Independent Committee when it approved and adopted the merger agreement and the related transactions, the Independent Committee concluded that its determination that the proposed merger and the related transactions were substantively and procedurally fair to and in the best interests of Caraco’s unaffiliated stockholders and its recommendation that Caraco’s unaffiliated stockholders vote for the approval and adoption of the merger agreement remained unchanged.

Sun Pharma Marketing and Distribution Agreements.  The independent committee considered the expiration of the Sun Pharma marketing and distribution agreements in January 2012.  Net sales and gross profit under those agreements were:

Period	Net Sales	Gross Profit
Nine months ended Dec. 2010	$251,500,076	$23,463,115
Fiscal Year 2010	$211,358,549	$19,716,017
Fiscal Year 2009	$225,423,273	$19,662,047

Caraco expects no more net sales or gross profit under the Sun Pharma marketing and distribution agreements after January 2012.

Financial Analysis and Opinion of William Blair.  The Independent Committee considered its discussions with William Blair and the William Blair Opinion delivered on February 21, 2011, to the effect that, as of such date, and based upon and subject to the assumptions made, matters considered and limitations on the review undertaken described in the William Blair Opinion, the merger consideration to be paid is fair, from a financial point of view, to the stockholders of Caraco, other than the Sun Pharma and Sun Global.  The reference in the William Blair Opinion to "the stockholders of Caraco, other than Sun Pharma and Sun Global," includes all unaffiliated stockholders and certain affiliated stockholders, such as officers and directors of Caraco.  The Independent Committee interprets the William Blair Opinion as providing that the merger consideration is fair, from a financial point of view, to all unaffiliated stockholders because both the unaffiliated stockholders and the affiliated stockholders (other than Sun Pharma and Sun Global) are to be paid the same $5.25 per share merger consideration on the terms set forth in the merger agreement and such affiliated stockholders are not receiving any other consideration in connection with the merger.  Accordingly, the Independent Committee has relied on such fairness opinion presented by William Blair as it relates to the unaffiliated stockholders as one factor in determining that the merger consideration to be paid to unaffiliated stockholders was fair, and for purposes of that determination, adopted William Blair's fairness opinion and the discussions and analysis underlying such opinion as its own. The full text of the William Blair Opinion is included as Appendix B hereto, and William Blair’s presentation relating to such opinion is summarized under “Opinion of the Independent Committee’s Financial Advisor,” page 32.  The Independent Committee was aware of the fees that William Blair is entitled to receive as described under “Estimated Fees and Expenses,” on page 54, which the Independent Committee believed were designed to provide appropriate incentives for William Blair.

Revised Offer Price.  The Independent Committee considered the fact that the merger consideration is $.50 higher than the $4.75 offer price initially proposed by Sun Pharma and Sun Global on December 3, 2010 representing a 10.5% increase in the value of the consideration offered to the unaffiliated stockholders.

Premium Relative to Market Prices.  The Independent Committee considered the current and historical trading prices of the shares of Common Stock and premiums paid in comparable merger transactions.  Based upon the closing price of the shares of Common Stock on December 3, 2010 of $4.54, the trading day preceding the public announcement of the Sun Proposal, the merger consideration represents a 15.6% premium.  In addition, the merger consideration represents a premium of approximately 13.9% over the average closing price of shares of Common Stock for the 30 trading days ended on December 3, 2010.

Appraisal Rights.  In negotiating the terms of the merger with Sun Pharma and Sun Global, the Independent Committee secured appraisal rights for Caraco’s unaffiliated stockholders.  Such rights are not required under Michigan law, and are frequently not made available to stockholders.  The Independent Committee considered the fact that if the merger occurs, stockholders who do not vote in favor of the merger and follow all applicable procedures under Michigan law would be entitled to demand an appraisal of their shares of Common Stock, as described under “Rights of Appraisal” below.

Controlled Company Status and Lack of Strategic Alternatives.  The Independent Committee took into account the fact that Sun Pharma and Sun Global together currently own approximately 75.8% of outstanding shares of Common Stock of Caraco and that Sun Pharma and Sun Global have stated on numerous occasions that they are not prepared to sell any of the shares owned by them.  Accordingly, the Independent Committee concluded Caraco’s strategic alternatives (including an acquisition by a third party) are limited.

Conflicts of Interest.  The Independent Committee considered the actual and potential conflicts of interest between Caraco on the one hand and Sun Pharma and Sun Global on the other hand, in connection with the marketing and distribution agreements and other agreements described above and otherwise, and of those directors, officers and former employees of Sun Pharma who serve as members of Caraco’s management and the Board of Directors.  The Independent Committee believes that the process of using an Independent Committee is an established mechanism under Michigan law to deal with these actual or potential conflicts of interest and believes that the Independent Committee process effectively neutralized them.

Terms of the Merger Agreement.  The Independent Committee also considered the other terms of the merger agreement, including the fact that completion of the proposed merger is not subject to a financing condition, that there are relatively few closing conditions to the merger, that there is no “material adverse effect” closing condition, and that there is no regulatory approval necessary to consummate the merger.  Sun Pharma and Sun Global have agreed to vote their shares of Common Stock in favor of the merger agreement and the related transactions and have provided the members of the Independent Committee with irrevocable proxies to vote their shares in favor of the merger agreement.  Accordingly, the Independent Committee and the Board of Directors believed that there was a high likelihood that the merger would be consummated.

Potentially Negative Factors.  The Independent Committee was aware of the following potentially negative factors:

Loss of Ability to Participate in the Future Growth of Caraco.  Any stockholder who has its shares of Common Stock converted into cash in the merger would cease to participate in the future earnings or growth, if any, of Caraco or benefit from increases, if any, in the value of Caraco.

Historical Market Prices.  The shares of Common Stock have historically traded (prior to the FDA actions against Caraco) at significantly higher levels than the merger consideration.

The Independent Committee considered these potentially negative factors and concluded, based on Caraco’s business and financial information, Caraco’s FDA compliance and remediation issues, the expiration of Caraco’s marketing and distribution agreements with Sun Pharma in January 2012, and the financial analyses and opinion of William Blair, among other things, that there was a substantial risk that Caraco would fail to realize successful future growth and profitability and would therefore not achieve the historically higher market prices at which the Common Stock previously traded.

The foregoing discussions of the background information and factors considered by the Independent Committee are not intended to be exhaustive but are believed to include the material factors considered by the Independent Committee.  The Independent Committee did not find it practicable to and did not quantify or otherwise assign relative weights to specific factors considered in reaching its determination and recommendation.  Rather, the Independent Committee viewed its determination and recommendation as being based on the totality of the information and factors presented to and considered by the Independent Committee.

Position of the Sun Filing Persons as to the Fairness of the Merger

Under the SEC rules, the Sun Filing Persons are required to provide certain information regarding their position as to the substantive and procedural fairness of the proposed merger to the unaffiliated stockholders of Caraco. The Sun Filing Persons did not undertake a formal evaluation of the fairness of the proposed merger and are making the statements included in this section solely for purposes of complying with such requirements. The views of the Sun Filing Persons with respect to the fairness of the merger are not, and should not be construed as, a recommendation to any stockholder as to how that stockholder should vote on the proposal to approve and adopt the merger agreement.

The unaffiliated stockholders of Caraco were, as described elsewhere in this proxy statement, represented by the Independent Committee which negotiated with Sun Pharma and Sun Global on their behalf, with the assistance of outside legal counsel and independent financial advisors. No Sun Filing Persons participated in the deliberations of Caraco’s directors regarding, and no Sun Filing Persons received advice from the Independent Committee’s legal or financial advisors as to, the fairness of the merger.  Sun Pharma and Sun Global did not engage a financial advisor to provide financial advisory services with respect to the merger.

The merger is not structured such that approval of at least a majority of Caraco’s unaffiliated stockholders is required.  This did not affect the Sun Filing Persons’ determination as to the procedural fairness of the terms and conditions of the merger, because of the factors described below, which, in the opinion of the Sun Filing Persons, provided substantial procedural safeguards to Caraco’s unaffiliated stockholders. For example, the fact that the Independent Committee (a) was advised by outside legal counsel and an independent financial advisor in relation to the merger, (b) had exclusive authority to review, evaluate and negotiate the terms of the merger, (c) did negotiate the terms of the merger on an arm’s-length basis, and (d) received the opinion from its independent financial advisor that is described below, was considered in the Sun Filing Persons’ determination that the terms and conditions of the merger were procedurally fair to Caraco’s unaffiliated stockholders.

The Sun Filing Persons believe that the merger is substantively fair to Caraco’s unaffiliated stockholders based on, among other things, the following factors:

•
The Independent Committee, which is comprised of three directors who are not affiliated with Sun Pharma or Sun Global and are not officers or employees of Caraco, unanimously concluded that the merger is fair to and in the best interests of the unaffiliated stockholders of Caraco, approved and adopted the merger agreement and the merger, recommended that the unaffiliated stockholders of Caraco vote to approve and adopt and approve the merger agreement and recommended to the Board of Directors that the Board of Directors approve and adopt the merger agreement;

•	The Independent Committee was advised by its independent legal counsel and financial advisor in relation to the merger;

•
The Independent Committee had the authority to reject any transaction proposed by Sun Pharma or Sun Global and did not have the obligation to recommend that Caraco’s unaffiliated stockholders approve and adopt the merger agreement;

•
The Independent Committee received an opinion from the Independent Committee’s independent financial advisor, William Blair, to the effect that, as of the date of the William Blair Opinion and subject to the various assumptions, qualifications and limitations set forth in its opinion, the merger consideration is fair to Caraco’s unaffiliated stockholders from a financial point of view. The full text of the William Blair Opinion which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the reviews undertaken by William Blair in rendering its opinion, is attached as Appendix B to this proxy statement and is incorporated herein by reference. You are urged to, and should, read the William Blair Opinion carefully and in its entirety. The opinion was directed to the Independent Committee and addresses only the fairness, from a financial point of view, of the merger consideration to be received by Caraco’s unaffiliated stockholders. The opinion does not address any other aspect of the proposed merger nor does it constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger agreement;

•	The consideration to be paid to Caraco’s unaffiliated stockholders under the merger represents:

o
a 15.6% premium over the closing price of Caraco Common Stock on the NYSE Amex on December 3, 2010, the last trading day prior to announcement of Sun Pharma’s and Sun Global’s $4.75 per share proposal, and a 10.5% increase over the $4.75 per share proposal; and

o	a 13.9% premium to the average closing price of Caraco Common Stock on the NYSE Amex for the 30 trading days ended on December 3, 2010;

•
The fact that no alternative bidder would be able to consummate an acquisition of Caraco because Sun Pharma and Sun Global each is unwilling to sell its shares of Caraco Common Stock (which shares represent a controlling interest);

•	The consideration to be paid in the merger is all cash and is not subject to any financing condition, which provides certainty of value for Caraco’s unaffiliated stockholders;

•
The consideration to be paid in the merger reflects the fact that Sun Pharma and Sun Global already own a majority of the outstanding shares of Common Stock and, accordingly, the merger does not involve a change of control.  As a result, the merger should not be expected to, and does not, reflect a control premium;

•
Caraco’s unaffiliated stockholders who do not vote in favor of the merger agreement and who comply with certain procedural requirements will be entitled, upon completion of the merger, to exercise statutory appraisal rights under Michigan law, which allows those stockholders to have the fair value of their shares determined by a Michigan court and paid to them in cash.  This entitlement is not automatic under Michigan law and is the result of negotiation by the Independent Committee on behalf of Caraco’s unaffiliated stockholders;

•
The merger will provide liquidity, without the brokerage and other costs typically associated with market sales, for Caraco’s unaffiliated stockholders whose ability to sell their shares of Common Stock is adversely affected by the limited trading volume and low public float of the shares;

•
The belief that the going concern value of Caraco as a public company could be less than the merger consideration of $5.25 per share.  This belief is based upon the substantial challenges and uncertainty created by the FDA’s recent seizure and enforcement actions involving Caraco (and the underlying issues giving rise to those actions) and the related cessation of Caraco’s manufacturing operations, which have resulted in substantial operating losses at Caraco.  There is no assurance that Caraco will be able to successfully resolve its FDA compliance issues, resume its previous level of manufacturing activities or return to profitability;

•	The expiration of the Sun Pharma-Caraco marketing and distribution agreements in January 2012; and

•
The other factors referred to above as having been taken into account by the Independent Committee, which the Sun Filing Persons adopt as their own (see “Position of Caraco’s Independent Committee as to the Fairness of the Merger; Recommendation by Independent Committee; Approval and Adoption of the Merger Agreement by Board of Directors and Independent Committee” beginning on page 22).

The Sun Filing Persons also believe that the proposed merger is procedurally fair to Caraco’s unaffiliated stockholders based on, among other things, the following factors:

•
The Independent Committee and its counsel negotiated all financial and other terms and conditions of the merger agreement on an arm’s–length basis with Sun Pharma, Sun Global and their counsel, with the Independent Committee benefiting from the advice of William Blair.  Sun Pharma and Sun Global did not participate in the deliberations of the Independent Committee or the Board of Directors;

•
The Independent Committee unanimously concluded that the merger is fair to and in the best interests of the unaffiliated stockholders of Caraco, approved and adopted the merger agreement and the merger, recommended that the unaffiliated stockholders of Caraco vote to approve and adopt the merger agreement and recommended to the Board of Directors that the Board of Directors approve and adopt the merger agreement and the merger;

•
The merger consideration and other terms and conditions of the merger agreement were the result of arm’s–length negotiations between Sun Pharma and Sun Global, on the one hand, and the Independent Committee on the other hand, and their respective advisors;

•
The Independent Committee had the authority to reject the transaction proposed by Sun Pharma and Sun Global, and did not have the obligation to recommend that Caraco’s unaffiliated stockholders approve and adopt the merger agreement;

•
Under the terms of the merger agreement, in certain circumstances prior to obtaining stockholder approval and adoption of the merger agreement, the Independent Committee is permitted to withdraw or modify its recommendation of the merger agreement; and

•
Caraco’s unaffiliated stockholders who do not vote in favor of the merger agreement and who comply with certain procedural requirements will be entitled, upon completion of the merger, to exercise statutory appraisal rights under Michigan law, which allows those stockholders to have the fair value of their shares determined by a Michigan court and paid to them in cash.  This entitlement is not automatic under Michigan law and is the result of negotiation by the Independent Committee on behalf of Caraco’s unaffiliated stockholders.

The Sun Filing Persons believe that the merger consideration is fair in relation to Caraco’s going concern value per share based on their knowledge of Caraco’s business and prospects, including the current challenges and uncertainties of Caraco’s operating environment (including as a result of the FDA’s recent seizure and enforcement actions), the projections contained in this proxy statement (including the assumptions contained therein), Caraco’s historical results of operations, and the Sun Filing Persons’ knowledge of Caraco’s industry.  The Sun Filing Persons did not calculate a specific per share going concern value for Caraco because of the substantial uncertainty concerning Caraco’s value as a result of Caraco’s FDA compliance issues, because the merger consideration represents a premium to the market price of shares of Common Stock prior to the announcement of the Sun Proposal and because of their extensive knowledge of Caraco’s business, prospects and industry.

The Sun Filing Persons did not consider Caraco’s net book value or liquidation value in their evaluation of the fairness of the merger to the unaffiliated stockholders of Caraco because they did not believe that Caraco’s net book value or liquidation value were material or relevant to a determination of the substantive fairness of the merger.  The Sun Filing Persons did not believe that Caraco’s net book value was material to their conclusion regarding the substantive fairness of the merger because, in their view, net book value is not indicative of Caraco’s market value since it is a purely historical measurement of financial position in accordance with U.S. generally accepted accounting principles and is not forward–looking or wholly based on fair value.   The Sun Filing Persons did not believe that the liquidation value of Caraco's assets was material to their conclusion regarding the substantive fairness of the merger because they consider Caraco to be a viable going concern business where value is derived from cash flows generated from its continuing operations.

The Sun Filing Persons did not consider the potential for alternative transactions involving Caraco because the Sun Filing Persons did not, and do not, intend to consider or participate in any alternative transaction involving a sale of or reduction of Sun Pharma's and Sun Global’s investment in Caraco. For so long as Sun Pharma and Sun Global control approximately 75.8% of the outstanding shares of Common Stock, it would not be possible for a third party to acquire control of Caraco or for Caraco’s unaffiliated stockholders to receive a control premium for their shares. The Sun Filing Persons also did not consider the prices paid by Sun Pharma and Sun Global for past purchases of Common Stock because no such purchases have been made during the last two years.  (Although shares of Caraco preferred stock held by Sun Global converted into shares of Common Stock during the last two years, there was no payment or other exchange of consideration upon conversion.)  Finally, the Sun Filing Persons are not aware of any offer during the last two years for Caraco and accordingly no comparison to any such offer was made.

The foregoing discussion of the information and factors considered and given weight by the Sun Filing Persons in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive but is believed to include all material factors considered by the Sun Filing Persons. The Sun Filing Persons did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusion as to the fairness of the proposed merger. Rather, the determination of the Sun Filing Persons as to fairness was made after consideration of all of the foregoing factors as a whole. None of the material factors considered by the Sun Filing Persons failed to support their belief in the fairness of the merger.

Purposes and Effects of the Merger

Caraco’s Purpose

Caraco’s decision to engage in the transaction at this time was driven by Caraco’s current status relating to its FDA remediation issues and by the likelihood of continuing material operating losses for at least several years before Caraco’s manufacturing operations can return to profitability.  Caraco determined that the merger consideration of $5.25 per share for Caraco’s unaffiliated stockholders offered by Sun Pharma and Sun Global provided the most attractive alternative available to Caraco, and that it was reasonable to conclude that delaying a transaction with Sun Pharma and Sun Global would be very unlikely to result in any favorable alternatives and could result in a loss of the Sun Pharma and Sun Global opportunity in whole or an opportunity on less favorable terms.

Caraco has incurred and expects to continue to incur substantial operating costs and consulting fees in connection with remediating its FDA compliance issues and resuming its manufacturing operations.  It will take significant time before Caraco will be able to reach its previous level of manufacturing in its facilities.  Further, there is no assurance that the steps taken will be successful or result in resolution of the FDA compliance issues.  With the expiration of Caraco’s marketing and distribution agreements with Sun Pharma in January 2012, Caraco will lose its most significant source of revenue.  Strategic alternatives to the merger are limited because Sun Pharma and Sun Global currently own approximately 75.8% of the outstanding shares of Common Stock, and Sun Pharma and Sun Global have stated on numerous occasions that they are not prepared to sell any of the shares owned by them.

To date, the Independent Committee has accumulated $120,000 in meeting fees related to its work in connection with the Sun Proposal ($40,000 each to Messrs. Bell, Manney and Munson).  Mr. Bell has also accumulated approximately $78,400 in fees at his hourly rate of $200 for services rendered as Chairman and on behalf of the Independent Committee other than attendance at meetings.  In addition, certain of the executive officers and directors own Common Stock and/or options to purchase Common Stock having a per share exercise price of less than the merger consideration as to which they will receive, following the closing of the merger, the merger consideration of $5.25 per share of Common Stock and, in respect of each option, the difference between the merger consideration and the exercise price of the option as follows:

Name of Director or Officer	Payment for Common Stock ($)		Payment for Option ($)

Dilip S. Shanghvi	0	(1)	0	(1)

Gurpartap Singh Sachdeva	61,950		0

Mukul Rathi	0		0

Robert Kurkiewicz	36,818		0

F. Folsom Bell	0		3,660

Sailesh T. Desai	0	(1)	0	(1)

Timothy S. Manney	52,500		2,400

Eddie R. Munson	0		0

Sudhir V. Valia	0	(1)	0	(1)
________________

(1)
Messrs. Shanghvi, Desai and Valia do not own any Common Stock or options to purchase Common Stock individually.  Mr. Shanghvi is the Chairman, Managing Director and majority stockholder of Sun Pharma, and Messrs.  Desai and Valia are full-time directors of Sun Pharma.  Neither Sun Pharma nor Sun Global is receiving merger consideration for any shares of Common Stock held by them.

The Sun Filing Persons’ Purpose

The Sun Filing Persons’ purpose for engaging in the merger is to increase Sun Pharma’s and Sun Global’s ownership of Common Stock from its current position of approximately 75.8% of the outstanding shares to 100%. Upon completion of the merger, Caraco will become wholly owned by Sun Pharma and Sun Global.

The Sun Filing Persons believe that it is best for Caraco to delist its shares from the NYSE Amex and operate as a privately held entity in order to allow Caraco greater operational flexibility and to focus on its long-term growth and continuing improvements to its business without the constraints and distractions caused by the public equity market's valuation of its Common Stock and related reporting requirements.  In particular, the Sun Filing Persons believe that Caraco does not benefit from being a public company and that, consequently, the significant legal, accounting and other costs and expenses incurred by Caraco by virtue of being a public company are unnecessary and detrimental to Caraco’s business.  The Sun Filing Persons believe that Caraco’s resources (including its managers’ time) that have historically been used to meet Caraco’s reporting and other obligations arising from its status as a public company will be much better deployed on matters directly related to Caraco’s business.

In addition, Caraco will have, following the merger, the ability to more fully benefit from Sun Pharma’s and Sun Global’s strong financial position and flexibility as well as Sun Pharma’s and Sun Global’s increased active participation in the management and strategic direction of Caraco. Sun Pharma and Sun Global have historically provided Caraco with, among other resources, equity capital, loans, raw materials, key employees and directors and products for distribution, each of which has supported Caraco’s operations and business prospects. With Caraco being 100% owned by Sun Pharma and Sun Global following the merger, the Sun Filing Persons believe that the relationship between Caraco and Sun Pharma and Sun Global will further strengthen and, consequently, significant incremental benefits to Caraco’s future business prospects will accrue.  Sun Pharma and Sun Global also operate other businesses that are similar to Caraco’s, and, once Caraco is wholly owned by Sun Pharma and Sun Global, they will be able to integrate Caraco with its other businesses more effectively and manage Caraco and those businesses more efficiently.

The Sun Filing Persons determined to pursue the merger over other possible strategic alternatives involving Caraco, such as a sale of shares, in light of the Sun Filing Persons’ belief that Caraco’s operations and business represent an important strategic fit within their overall corporate group and that the value of their stake in Caraco represents a material component of their value. Accordingly, the Sun Filing Persons’ consideration of the circumstances affecting Caraco, including the significant costs, expenses and other burdens associated with being a public company, caused the Sun Filing Persons to conclude that it is appropriate for them to pursue the merger at this time. The determination to proceed with the acquisition of the minority interest in Caraco would also, in the view of the Sun Filing Persons, afford Caraco’s unaffiliated stockholders the ability to dispose of their shares of Common Stock at a meaningful premium over market prices prior to the time that the Sun Filing Persons December 3, 2010 proposal was announced. The Sun Filing Persons believe that structuring the transaction as a merger transaction is preferable to other transaction structures because it will enable Sun Pharma and Sun Global to acquire all of the outstanding shares of Common Stock owned by unaffiliated stockholders at the same time.

Effects of the Merger

As a result of the proposed merger, all shares of Common Stock, other than excluded shares, will be converted into the right to receive $5.25 per share, without interest, will be automatically canceled and retired and will cease to exist.

In addition, the merger agreement provides that each option to purchase Common Stock (whether or not vested or exercisable)  that is outstanding as of immediately prior to the effective time will be canceled in exchange for a per share amount in cash equal to the excess, if any, of $5.25 over the per share exercise price of the option.

Each outstanding share of Common Stock that immediately prior to the effective time is subject to vesting restrictions shall be forfeited without payment of consideration as of the effective time.

At the time the merger becomes effective, each share of common stock of Merger Sub that is issued and outstanding immediately prior to the effective time will be converted into one share of common stock of the surviving corporation.

Sun Pharma and Sun Global, as the owners of Caraco, as the surviving corporation, and its business following the effective time, will be the only beneficiaries of any earnings and growth of Caraco following the proposed merger.

Upon completion of the proposed merger, Common Stock will no longer be traded on the NYSE Amex and will be deregistered under the Exchange Act.  Following the merger, Common Stock will no longer be publicly traded.

Opinion of the Independent Committee’s Financial Advisor

The Independent Committee retained William Blair to act as its independent financial advisor and to provide a financial opinion in connection with the merger.  William Blair is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of strategic combinations and acquisitions.  The Independent Committee selected William Blair on the basis of its substantial experience in related transactions, its expertise and reputation, and its familiarity with the generic pharmaceuticals marketplace.  On February 21, 2011, William Blair rendered its opinion to the Independent Committee, to the effect that as of such date and based on and subject to the assumptions, qualifications and limitations set forth in the written opinion, the merger consideration to be received by holders of Common Stock (other than Sun Pharma or any of its affiliates) pursuant to the merger agreement is fair, from a financial point of view, to such holders.

The full text of the William Blair Opinion, dated February 21, 2011, is attached as Appendix B to this proxy statement.  William Blair urges holders of Common Stock to read the entire opinion carefully to learn about the assumptions made, procedures followed, matters considered and limits on the scope of the review undertaken by William Blair in rendering its opinion.  The William Blair Opinion does not address any other aspect of the proposed merger or any related transaction, and does not constitute a recommendation to any stockholder as to how that stockholder should vote with respect to the merger agreement. William Blair did not address the merits of the underlying decision by Caraco to engage in the merger.  The following summary of the William Blair Opinion is qualified in its entirety by reference to the full text of the opinion.

In connection with its review of the proposed merger and the preparation of its opinion herein, William Blair examined:

•	a draft of the merger agreement dated February 18, 2011;

•	audited historical financial statements of Caraco for the years ended March 31, 2008 through March 31, 2010;

•	unaudited financial information of Caraco for the nine month periods ended December 31, 2009 and December 31, 2010;

•
certain internal business, operating and financial information and forecasts of Caraco for the Fiscal Years ending March 31, 2011 through 2016 prepared by the senior management of Caraco (the “Forecasts”);

•	certain publicly available business, financial and other information relating to Caraco that William Blair deemed to be relevant;

•	current and historical market prices and trading volumes of Caraco’s shares;

•	the financial position and operating results of Caraco compared with those of certain other publicly traded companies William Blair deemed relevant; and

•	information regarding publicly available financial terms of certain other business combinations William Blair deemed relevant.

William Blair has also held discussions with members of the senior management of Caraco to discuss the foregoing, has considered other matters which William Blair has deemed relevant to its inquiry and has taken into account such accepted financial and investment banking procedures and considerations as William Blair has deemed relevant.

In rendering its opinion, William Blair has assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with it for purposes of this opinion including without limitation the Forecasts provided by senior management.  William Blair has not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of Caraco.  William Blair has been advised by the senior management of Caraco that the Forecasts examined by William Blair have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Caraco, as the case may be.  In that regard, William Blair has assumed, with the Independent Committee’s consent, that, (i) the Forecasts will be achieved in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of Caraco are as set forth in Caraco’s financial statements or other information made available to William Blair.  William Blair expresses no opinion with respect to the Forecasts or the estimates and judgments on which they are based.  William Blair did not consider and expresses no opinion as to the amount or nature of the compensation to any of Caraco’s officers, directors or employees (or any class of such persons) relative to the compensation to unaffiliated stockholders.  William Blair was not requested to, and did not, participate in the negotiation or structuring of the merger nor does its opinion address the relative merits of the merger as compared to any alternative business strategies that might exist for Caraco or the effect of any other transaction in which Caraco might engage.  The William Blair Opinion is based upon economic, market, financial and other conditions existing on, and other information disclosed to it as of February 17, 2011.  It should be understood that, although subsequent developments may affect the William Blair Opinion, William Blair does not have any obligation to update, revise or reaffirm the William Blair Opinion.  William Blair has relied as to all legal matters on advice of counsel to Caraco and counsel to the Independent Committee, and has assumed that the merger will be consummated substantially on the terms described in the draft merger agreement, without any waiver of any material terms or conditions by Caraco.  William Blair was not requested to, nor did it, seek alternative participants for the proposed merger.

The following is a summary of the material financial analyses performed and material factors considered by William Blair to arrive at its opinion and presented by William Blair to the Independent Committee on February 21, 2011 in connection with William Blair’s delivery of its opinion.  A copy of William Blair’s February 21, 2011 presentation to the Independent Committee has been included as Exhibit (c)(2)(iv) to the Schedule 13E-3 filed with the SEC by Caraco, Sun Pharma, Sun Global, Merger Sub and Mr. Shanghvi in connection with the merger, and the following summary is qualified by reference to this exhibit.  William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with the Independent Committee the assumptions upon which such analyses were based, as well as other factors.  Although the summary does not purport to describe all of the analyses performed or factors considered by William Blair in this regard, it does set forth those considered by William Blair to be material in arriving at its opinion.

Selected Public Companies Analysis. William Blair reviewed and analyzed certain financial data of, and calculated selected public market trading metrics for, Caraco and for public companies with businesses that William Blair deemed to be similar to those of Caraco.  Given the discrete nature of Caraco’s two primary business lines – distribution of third-party products and development and manufacturing of Caraco-owned products – William Blair segmented the 10 selected companies into two separate groups as follows:

Pharmaceutical Distribution Companies

•	AmerisourceBergen Corporation

•	Cardinal Health, Inc.

•	McKesson Corporation

Generic Pharmaceutical Companies

•	Dr. Reddy's Laboratories Ltd

•	Lupin Ltd.

•	Mylan, Inc.

•	Par Pharmaceutical Companies Inc.

•	Ranbaxy Laboratories Ltd.

•	Teva Pharmaceutical Industries Limited

•	Watson Pharmaceuticals Inc.

Among the information William Blair considered was revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”).  William Blair considered the enterprise value of each selected public company, which William Blair defined as the company’s market capitalization plus total debt, less cash and cash equivalents, as a multiple of the revenue and EBITDA of each company for the latest twelve months (“LTM”) for which results were filed with the SEC by each company.  The operating results and the corresponding multiples for Caraco and each of the selected public companies were based on each company’s most recent financial information filed with the SEC, closing share prices as of February 17, 2011 and consensus Wall Street analysts’ estimates for calendar years 2010 and 2011, as well as, for Caraco only, Caraco’s senior management’s Forecasts for revenue and EBITDA for Fiscal Years ending March 31, 2011 and 2012, respectively.

William Blair derived Caraco’s enterprise value implied by the proposed merger by multiplying the per share consideration of $5.25 to be paid pursuant to the merger agreement by the aggregate number of shares and in-the-money options outstanding as of December 31, 2010 and subtracting the related exercise price for the options to arrive at an implied equity value.  William Blair then added the amount of total debt less cash and cash equivalents as of December 31, 2010 to arrive at Caraco’s implied enterprise value of $159.9 million.

William Blair then compared the implied valuation multiples for Caraco to the range of trading multiples for the selected public companies.  Information regarding the multiples from William Blair’s analysis of selected publicly traded companies is set forth in the following table.

	Selected Public Company Valuation Multiples								Caraco at $5.25 per
Pharmaceutical Distribution Companies	Median		Mean		Min		Max		share
Enterprise Value/LTM Revenue	0.16	x	0.17	x	0.13	x	0.20	x	0.49x	(1)
Enterprise Value/2010E Revenue (2)	0.16	x	0.17	x	0.13	x	0.20	x	0.52x	(3)
Enterprise Value/2011P Revenue (2)	0.15	x	0.16	x	0.13	x	0.19	x	0.60x	(3)

Enterprise Value/LTM EBITDA	9.3	x	9.3	x	8.9	x	9.6	x	NMF	(4)
Enterprise Value/2010E EBITDA (2)	9.3	x	9.3	x	8.9	x	9.6	x	NMF	(4)
Enterprise Value/2011P EBITDA (2)	8.3	x	8.0	x	7.4	x	8.3	x	NMF	(4)

Generic Pharmaceutical Companies
Enterprise Value/LTM Revenue	2.82	x	2.71	x	1.04	x	3.79	x	0.49x	(1)
Enterprise Value/2010E Revenue (2)	2.82	x	2.74	x	1.13	x	3.79	x	0.52x	(3)
Enterprise Value/2011P Revenue (2)	2.50	x	2.45	x	1.30	x	3.24	x	0.60x	(3)

Enterprise Value/LTM EBITDA	12.5	x	12.1	x	7.0	x	16.7	x	NMF	(4)
Enterprise Value/2010E EBITDA (2)	10.2	x	11.8	x	6.0	x	16.7	x	NMF	(4)
Enterprise Value/2011P EBITDA (2)	8.8	x	10.7	x	5.3	x	16.1	x	NMF	(4)

(1)	LTM for Caraco as of December 31, 2010.
(2)	Reflects full calendar year Wall Street analysts’ consensus estimates for selected companies.
(3)	Caraco estimates for 2010E reflect the Fiscal Year ending March 31, 2011. Caraco estimates for 2011P reflect the Fiscal Year ending March 31, 2012.
(4)	Caraco EBITDA is negative in all periods presented above.

William Blair also applied a range of revenue multiples of each selected company segment (i.e., Pharmaceutical Distribution Companies or Generic Pharmaceutical Companies) to the revenue of the corresponding Caraco business line to derive, for illustrative comparison purposes, an enterprise value reflecting the sum of Caraco’s parts.  William Blair selected a reference range of revenue multiples of (i) 0.13x to 0.20x for Caraco’s Distributed Products segment and 2.50x to 3.50x for the Caraco-Owned Product segment, and applied these reference ranges of multiples to Caraco’s LTM and Fiscal Year 2011 revenue as per the Forecasts and (ii) 0.13x to 0.19x for Caraco’s Distributed Products segment and 2.00x to 3.00x for the Caraco-Owned Product segment, and applied these reference ranges of multiples to Caraco’s Fiscal Year 2012 revenue as per the Forecasts.  Based upon the foregoing reference ranges, William Blair then calculated Caraco’s implied enterprise value of $89.7 million to $154.8 million, the high-end of which is below the $159.9 million enterprise value implied by the proposed merger.

Although William Blair compared the valuation multiples of the selected public companies at the date of its opinion to the Independent Committee, none of the selected public companies is identical to Caraco.  Accordingly, any analysis of the selected publicly traded companies necessarily would involve complex considerations and judgments concerning the differences in financial and operating characteristics and other factors, such as the termination of Caraco’s marketing and distribution agreements with Sun Pharma and Caraco’s Consent Decree entered into with the FDA on September 29, 2009, that would necessarily affect the analysis of trading multiples of the selected publicly companies.

Selected M&A Transactions Analysis.  William Blair performed an analysis of selected recent business combinations consisting of transactions announced subsequent to January 1, 2005 involving other companies in the pharmaceutical distribution and generic pharmaceutical segments that it deemed relevant.  William Blair’s analysis was based solely on publicly available information regarding such transactions.  The selected transactions were not intended to be representative of the entire range of possible relevant transactions in the respective segments.  The 16 transactions examined were identified by target/acquirer:

Pharmaceutical Distribution Selected Transactions

•	Kinray, Inc. / Cardinal Health.

•	Bellco Health / AmerisourceBergen Corporation.

•	Activus Healthcare Solutions, Inc. / PSS World Medical, Inc.

•	Asenda Pharmaceutical Supplied Ltd. / AmerisourceBergen Canada Corporation.

•	Priority Healthcare Group / Express Scripts Inc.

•	Trent Drugs (Wholesale) Ltd. / AmerisourceBergen Corporation.

•	D&K Healthcare Resources, Inc. / McKesson Corporation.

Generic Pharmaceutical Selected Transactions

•	Paddock Laboratories / Perrigo Company.

•	Arrow Group Ltd. / Watson Pharmaceuticals, Inc.

•	Alpharma Inc. / King Pharmaceuticals.

•	Barr Pharmaceuticals / Teva Pharmaceutical Industries, Ltd.

•	Bentley Pharmaceuticals, Inc. / Teva Pharmaceutical Industries, Ltd.

•	Merck Generic Holdings / Mylan, Inc.

•	Actavis Group hf. / Novator.

•	Andrx Corporation / Watson Pharmaceuticals, Inc.

•	IVAX Corporation / Teva Pharmaceutical Industries, Ltd.

William Blair reviewed the consideration paid in the selected transactions in terms of the enterprise value of the target as a multiple of the target’s revenue and EBITDA for the LTM prior to the announcement of the applicable transaction.  William Blair compared the resulting range of transaction multiples of revenue and EBITDA for the selected transactions to the implied transaction multiples of Caraco’s LTM actual revenue and EBITDA based on the terms of the proposed merger.

Information regarding the multiples from William Blair’s analysis of the selected transactions is set forth in the following table

	Selected M&A Transaction Valuation Multiples								Caraco at $5.25 per
Pharmaceutical Distribution Companies	Median		Mean		Min		Max		share
Enterprise Value/LTM Revenue	0.16	x	0.31	x	0.08	x	0.72	x	0.49x	(1)
Enterprise Value/LTM EBITDA (2)	15.7	x	15.7	x	15.3	x	16.1	x	NMF	(2)

Generic Pharmaceutical Companies
Enterprise Value/LTM Revenue	2.75	x	2.79	x	1.51	x	4.25	x	0.49x	(1)
Enterprise Value/LTM EBITDA (2)	16.0	x	16.0	x	9.6	x	26.4	x	NMF	(2)

(1)	LTM for Caraco as of December 31, 2010.
(2)	Caraco LTM EBITDA is negative.

William Blair also applied a range of revenue multiples of each selected transaction segment (i.e., Pharmaceutical Distribution Companies or Generic Pharmaceutical Companies) to the revenue of the corresponding Caraco business line to derive, for illustrative comparison purposes, an enterprise value reflecting the sum of Caraco’s parts.  William Blair selected a reference range of revenue multiples of 0.10x to 0.25x for Caraco’s Distributed Products segment and 2.25x to 3.25x for the Caraco-Owned Product segment, and applied these reference ranges of multiples to Caraco’s LTM revenue.  Based upon the foregoing reference ranges, William Blair then calculated Caraco’s implied enterprise value of $75.6 million to $141.2 million, the high-end of which is below the $159.9 million enterprise value implied by the proposed merger.

Although William Blair analyzed the multiples implied by the selected transactions and applied such multiples to Caraco, none of these transactions or associated companies are identical to Caraco. Accordingly, any analysis of the selected transactions necessarily involved complex considerations and judgments concerning the differences in financial and operating characteristics, parties involved and terms of their transactions and other factors, such as the termination of Caraco’s marketing and distribution agreements with Sun Pharma and Caraco’s Consent Decree entered into with the FDA on September 29, 2009, that would necessarily affect the implied multiple for Caraco versus the multiples paid in the selected transactions.

Premiums Paid Analysis. William Blair analyzed domestic public transactions announced since January 1, 2005 with transaction values greater than $10 million in which 1.0% to 49.9% of the target’s equity was acquired with the acquirer owning greater than 50% but less than 99% of the target prior to the transaction. Upon completion of the transaction the acquirer owned 100% of the target. There were 66 such transactions. The Independent Committee, after reviewing William Blair’s initial Premiums Paid Analysis, requested that William Blair provide more detailed information on transactions involving acquirers with ownership interests more comparable to or greater than the ownership interest of Sun Pharma and Sun Global in Caraco. William Blair prepared a spreadsheet listing the details of 26 transactions (including the names of the participants) that met that parameter and provided it to the Independent Committee.  The Independent Committee reviewed this spreadsheet and, based on its conversations with William Blair and review of William Blair’s analysis, became comfortable that these 26 transactions were an appropriate sample of the data set used by William Blair in its Premiums Paid Analysis.  From the Independent Committee’s perspective, William Blair’s analysis did not depend on the identity of all of the parties to the 66 transactions but rather depended on the parameters by which they were selected, namely that the acquirer own greater than 50% of the target in the case of William Blair’s 66 transaction data set, and that the acquirer own a higher percentage of the target in the case of the 26 transactions provided to the Independent Committee.  William Blair compared the price of each transaction to the closing price of the target stock one day, one week, one month, 60 days, 90 days and 180 days prior to the announcement of the transaction. William Blair then compared the range of resulting per share price premiums for the selected transactions to the premiums implied by the merger based on Caraco’s closing share prices one day, one week, one month, 60 days, 90 days and 180 days prior to December 3, 2010, the date Caraco received Sun Pharma’s initial merger proposal.  Information regarding the premiums calculated from William Blair’s analysis of selected transactions is set forth in the following table:

		Premium Paid Data Percentile
Premium to Closing Price Before Announcement Measured as of	Caraco at $5.25 per share	10th	20th	30th	40th	50th	60th	70th	80th	90th
One Day	15.6%	(2.9%)	6.5%	11.0%	16.9%	24.0%	29.1%	33.3%	41.4%	56.8%
One Week	12.4%	(4.8%)	6.3%	10.5%	15.5%	22.6%	28.7%	35.2%	44.4%	56.7%
One Month	13.9%	(2.4%)	5.5%	11.6%	16.6%	21.5%	27.1%	38.0%	45.7%	57.0%
60 Days	(9.8%)	(15.5%)	5.4%	10.5%	14.7%	18.1%	22.8%	37.6%	47.5%	67.2%
90 Days	3.6%	(17.5%)	0.0%	0.0%	7.7%	18.4%	24.8%	35.8%	46.4%	63.2%
180 Days	21.2%	(20.7%)	0.8%	9.8%	19.4%	29.8%	36.0%	52.1%	67.4%	99.5%

William Blair noted that the premium implied by the terms of the merger exceeded the 10th percentile for the 60 day time period, 30th percentile for the one day, one week, one month and 90 day time periods, and the 40th percentile for the 180 day time period.

In addition, William Blair analyzed domestic public transactions announced since January 1, 2005 with transaction values greater than $10 million in which 15% to 35% of the target’s equity was acquired with the acquirer owning greater than 65% but less than 85% of the target prior to the transaction.  Upon completion of the transaction the acquirer owned 100% of the target.  There were 26 such transactions.  William Blair compared the price of each transaction to the closing price of the target stock one day, one week, one month, 60 days, 90 days and 180 days prior to the announcement of the transaction.  William Blair then compared the range of resulting per share price premiums for the selected transactions to the premiums implied by the merger based on Caraco’s closing share prices one day, one week, one month, 60 days, 90 days and 180 days prior to December 3, 2010, the date Caraco received Sun Pharma’s initial merger proposal.  Information regarding the premiums calculated from William Blair’s analysis of selected transactions is set forth in the following table:

		Premium Paid Data Percentile
Premium to Closing Price Before Announcement Measured as of	Caraco at $5.25 per share	10th	20th	30th	40th	50th	60th	70th	80th	90th
One Day	15.6%	(20.0%)	6.7%	12.1%	17.7%	24.0%	26.3%	30.9%	37.8%	53.6%
One Week	12.4%	(20.0%)	8.2%	15.0%	19.5%	24.0%	28.6%	30.4%	40.8%	52.7%
One Month	13.9%	(23.7%)	0.4%	7.9%	12.5%	17.5%	24.2%	35.7%	45.7%	57.0%
60 Days	(9.8%)	(23.8%)	0.7%	5.7%	9.3%	13.3%	17.6%	36.6%	44.9%	65.1%
90 Days	3.6%	(28.8%)	(3.2%)	0.0%	0.0%	12.3%	24.5%	29.8%	39.3%	75.7%
180 Days	21.2%	(12.1%)	0.2%	8.0%	14.8%	20.4%	31.8%	53.0%	69.3%	105.5%

William Blair noted that the premium implied by the terms of the merger exceeded the 10th percentile for the 60 day time period, 20th percentile for the one week time period, 30th percentile for the one day time period, 40th percentile for one month and 90 day time periods and 50th percentile for the 180 day time period.

Discounted Cash Flow Analysis.  William Blair utilized the Forecasts to perform a discounted cash flow analysis of Caraco’s projected future cash flows for the period commencing January 31, 2011 and ending March 31, 2016.  William Blair defined free cash flows as tax-adjusted operating cash flow less capital expenditures and changes in working capital.  William Blair calculated the assumed terminal value of the enterprise at March 31, 2016 by multiplying projected EBITDA in the Fiscal Year ending March 31, 2016 by multiples ranging from 11.0x to 13.0x.  William Blair noted that the EBITDA multiple range was based on the range of the multiples from the selected public company trading analysis and selected transaction analysis shown above.  To discount the projected free cash flows and assumed terminal value to present value, William Blair used discount rates ranging from 15.0% to 19.0%.  In developing a range of appropriate discount rates, William Blair assessed the weighted average cost of capital of selected public companies deemed relevant to Caraco based on similar fundamental characteristics and business cycles, including products, suppliers, customers and end markets. Additionally William Blair considered: (i) the cessation of Caraco’s manufacturing operations and the Consent Decree, (ii) the substantial uncertainty regarding the timing of the resumption of manufacturing operations; (ii) Caraco management’s projections that Caraco will be unable to generate an operating profit until fiscal year 2016; (iv) several of the products in Caraco’s pipeline represent new products not currently manufactured by Caraco; and (v) the size of Caraco.  To determine the range of fully diluted implied equity value per share for Caraco implied by this discounted cash flow analysis, William Blair added to the derived present values Caraco’s net cash as of December 31, 2010 to arrive at an implied equity value and then divided that amount by the total fully diluted shares outstanding as of December 31, 2010.  The fully-diluted equity value implied by the discounted cash flow analysis ranged from $4.23 per share to $5.37 per share, as compared to the consideration of $5.25 per share to be received pursuant to the merger agreement.

General.  This summary is not a complete description of the analysis performed by William Blair but contains the material elements of the analysis.  The preparation of an opinion regarding fairness is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description.  The preparation of an opinion regarding fairness does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole.  Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the financial terms of the proposed merger and add to the total mix of information available.  The analyses were prepared solely for the purpose of William Blair providing its opinion and do not purport to be appraisals or necessarily reflect the prices at which securities actually may be sold.  William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the consideration to be received by the holders of Common Stock (other than Sun Pharma or any of its affiliates) pursuant to the merger agreement is fair, from a financial point of view, to such holders.  Rather, in reaching its conclusion, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole.  William Blair did not place particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as a whole, supported its determination.  Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion.  No company or transaction used in the above analyses as a comparison is directly comparable to Caraco or the merger.  In performing its analyses, William Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters.  The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

In addition to the presentation made on February 21, 2011 to the Independent Committee and to the Board of Directors summarized above, William Blair also provided discussion materials and made oral presentations to the Independent Committee on January 7, 2011, and January 14, 2011. Copies of these written discussion materials by William Blair to our Independent Committee, and of the spreadsheet referenced under “Premiums Paid Analysis” on page 37 above, have been included as Exhibits (c)(2)(i), (c)(2)(ii) and (c)(2)(iii) to the Schedule 13E-3 filed with the SEC by Caraco, Sun Pharma, Sun Global, Merger Sub and Mr. Shanghvi in connection with the merger.  None of these other written materials and oral presentations by William Blair, alone or together, constitute an opinion of William Blair with respect to the consideration to be received pursuant to the merger agreement.

Prior to the Independent Committee meeting on January 7, 2011, the Independent Committee asked William Blair to prepare discounted cash flow analyses for three scenarios in addition to a discounted cash flow analysis based on management’s financial projections (which projections are set forth on page 42 below under the heading “Projections Discussed With Independent Committee on January 7, 2011”). The three scenarios were alternative business strategies relative to timing of resumption and/or permanent cessation of Caraco’s manufacturing operations. The Independent Committee was not recommending that Caraco pursue any of these scenarios, but wanted to understand if one or more of them might yield a higher discounted cash flow range of values than the range of values yielded from the discounted cash flow analysis based on management’s financial projections so that the Independent Committee could give consideration to such range of values in evaluating the Sun Proposal and in its negotiations with Sun Pharma and Sun Global.  The January 7, 2011 discussion materials contained four separate income statement presentations and discounted cash flow analyses, one based on management’s financial projections and three based on the scenarios described above.  All three hypothetical scenarios yielded similar to or lower discounted cash flow range of values than the range of values yielded from the discounted cash flow analysis based on management’s financial projections.

On January 10, 2011, management provided William Blair and the Independent Committee with revised management financial projections (which projections are set forth on page 43 below under the heading “Projections Discussed With Independent Committee on January 14, 2011”). The Independent Committee asked William Blair to prepare discounted cash flow analyses for three scenarios in addition to a discounted cash flow analysis based on the revised management financial projections. Two scenarios were alternative business strategies relative to timing of permanent cessation of Caraco’s manufacturing operations and the third scenario analyzed a Paragraph IV product on a stand-alone basis. Again, the Independent Committee was not recommending that Caraco pursue either of the first two scenarios (alternative business strategies), but wanted to understand if either of them might yield a higher discounted cash flow range of values than the range of values yielded from the discounted cash flow analysis based on management’s revised financial projections so that the Independent Committee could give consideration to such range of values in evaluating the Sun Proposal and in its negotiations with Sun Pharma and Sun Global.  The Independent Committee also wanted to consider the range of values yielded from the discounted cash flow analysis based on the third scenario (analysis of a Paragraph IV product on a stand-alone basis) so that it could understand the value of the Paragraph IV product in evaluating the Sun Proposal and in its negotiations with Sun Pharma and Sun Global. The January 14, 2011 discussion materials contained four income statement presentations and discounted cash flow analyses, one based on management’s revised financial projections, two based on the alternative business strategy scenarios and one based on the stand-alone Paragraph IV product scenario described above.  The alternative business strategy scenarios yielded similar to or lower discounted cash flow range of values than the range of values yielded from the discounted cash flow analysis based on management’s revised financial projections.  The valuation analyses contained in these other written presentations made by William Blair included, among other things, the following additional types of valuation analyses:

•	Market performance of selected companies;

•	Selected public company analysis;

•	Selected M&A transactions analysis; and

•	Premium paid analysis.

The January 7, 2011 and January 14, 2011 materials had been prepared on the basis of management’s preliminary projections that were available at that time.  See "Special Factors-Financial Projections" beginning on page 41, for a discussion of these projections.

Not all of the other written and oral presentations contained all of the financial analyses listed above.  The financial analyses in these other written discussion materials and oral presentations were based on market, economic and other conditions as they existed as of the dates of the respective discussion materials as well as other information that was available at those times. Accordingly, the results of the financial analyses differed due to changes in those conditions and information. Among other things, multiples attributable to selected companies changed as those companies' stock prices changed. Finally, William Blair continued to refine various aspects of its financial analyses with respect to Caraco over time.

William Blair is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of strategic combinations and acquisitions.  Furthermore, in the ordinary course of its business, William Blair and its affiliates may beneficially own or actively trade shares of Common Stock and other securities for its own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in these securities.

The Independent Committee retained William Blair based, among other things, on its qualifications and expertise in providing financial advice to companies and its reputation as a nationally recognized investment banking firm.  Pursuant to a letter agreement dated December 21, 2010, a retainer fee of $100,000 became payable upon execution of the letter agreement, an additional $450,000 became payable to William Blair upon the delivery of its opinion and an additional amount of approximately $760,000 will become payable to William Blair upon consummation of the merger.  In addition, Caraco has agreed to reimburse William Blair for certain of its out-of-pocket expenses (including reasonable fees and expenses of its counsel) reasonably incurred by it in connection with its services, subject to a specified maximum, and will indemnify William Blair against potential liabilities arising out of its engagement, including certain liabilities under the U.S. federal securities laws.

Plans for Caraco after the Merger

It is expected that, upon completion of the merger, the operations of Caraco will be conducted substantially as they currently are being conducted, except that Caraco will cease to have publicly–traded equity securities and will instead be wholly owned by Sun Pharma and Sun Global.  In connection with the merger, Sun Pharma and Sun Global expect to review Caraco and its assets, business, operations and structure to consider and determine what changes, if any, would be appropriate or desirable following the merger.

Under the terms of the merger agreement, the directors of Merger Sub will serve as directors of Caraco following completion of the merger, and thereafter Sun Pharma and Sun Global expect that the directors of Caraco will be comprised of persons affiliated with Sun Pharma and Sun Global. It is further contemplated that the officers of Caraco immediately prior to the completion of the merger will continue to serve as officers following completion of the merger.

Sun Pharma and Sun Global do not have any current plans or proposals that relate to, or would result in, an extraordinary corporate transaction following completion of the merger involving Caraco’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. Sun Pharma and Sun Global expect, however, that following the merger they will evaluate and review Caraco’s business and operations and may develop new plans and proposals that it consider appropriate to maximize the value of Caraco after the merger (including in relation to integrating Caraco with Sun Pharma’s other businesses).  Sun Pharma and Sun Global expressly reserve the right to make any changes they deem appropriate in light of their evaluation and review or in light of future developments.

Financial Projections

Important Information About the Projections

In connection with the Independent Committee’s due diligence, Caraco provided various financial information to the Independent Committee’s advisors, including projections of Caraco’s financial performance for Fiscal Years 2011 through 2016. The three sets of projections set forth below were not prepared with a view toward public disclosure, and they are included in this proxy statement because this information was provided to William Blair in connection with the preparation of William Blair’s opinion and other analyses prepared by William Blair. As indicated below, these projections were discussed with the Independent Committee on January 7, 2011, January 14, 2011 and February 21, 2011 and were included in materials that William Blair presented to the Independent Committee on those dates. The projections were prepared by Caraco’s management based on management’s expectations of operating and market conditions in existence at the time the projections were prepared. The projections have not been updated to reflect Caraco’s actual results of operations after December 31, 2010, the effect of the merger, and other subsequent developments.

The projections discussed with the Independent Committee on February 21, 2011 include annual financial projections for Caraco’s distributed and Caraco’s owned product revenue, respectively. As discussed more fully in the section of this proxy statement titled “Opinion of the Independent Committee’s Financial Advisor,” William Blair utilized these estimates of Caraco’s projected financial performance through Fiscal Year 2016 in performing its analysis underlying the William Blair Opinion.

Projections Discussed With Independent Committee on January 7, 2011
FY 2011E–FY 2016P per Management Plan

($ in millions)	For the Years Ending March 31,
	FY 2011	FY 2012	FY 2013	FY 2014	FY 2015	FY 2016

Revenue - Distributed Products	$351.8	$255.6	$-	$-	$-	$-
Revenue - Current Caraco Products (CM)	34.1	36.9	63.3	69.6	82.2	87.2
Revenue - New Caraco Products (Mfgr)	-	0.7	10.6	19.5	41.8	92.5
Total Revenue	385.9	293.2	74.0	89.0	124.0	179.7

Expenses - Distributed Products	320.9	233.0	-	-	-	-
Expenses - Current Caraco Products (CM)	26.0	27.2	38.1	44.8	56.1	59.5
Expenses - New Caraco Products (Mfgr)	36.5	35.4	44.1	52.3	63.7	86.7
Total Operating Expenses	383.4	295.6	82.1	97.1	119.8	146.2

EBIT- Distributed Products	30.9	22.6	-	-	-	-
EBIT - Current Caraco Products (CM)	8.1	9.7	25.3	24.8	26.1	27.7
EBIT - New Caraco Products (Mfgr)	(36.5)	(34.6)	(33.4)	(32.8)	(21.9)	5.9
Total EBIT	2.5	(2.3)	(8.1)	(8.0)	4.2	33.5

Total EBITDA	$7.3	$2.4	$(3.4)	$(3.3)	$9.0	$38.3

Projections Discussed With Independent Committee on January 14, 2011
FY 2011E–FY 2016P per Management Plan

($ in millions)	For the Years Ending March 31,
	FY 2011	FY 2012	FY 2013	FY 2014	FY 2015	FY 2016

Revenue - Distributed Products	$351.8	$255.6	$-	$-	$-	$-
Revenue - Current Caraco Products (CM)	34.1	36.9	63.3	67.1	79.9	91.9
Revenue - New Caraco Products (Mfgr)	-	0.0	8.2	16.2	30.9	70.6
Total Revenue	385.9	292.5	71.5	83.4	110.8	162.5

Expenses - Distributed Products	320.9	233.0	-	-	-	-
Expenses - Current Caraco Products (CM)	26.0	27.2	38.2	42.6	54.2	63.0
Expenses - New Caraco Products (Mfgr)	36.5	34.9	43.0	50.6	60.1	78.5
Total Operating Expenses	383.4	295.1	81.2	93.2	114.3	141.5

EBIT - Distributed Products	30.9	22.6	-	-	-	-
EBIT - Current Caraco Products (CM)	8.1	9.7	25.1	24.6	25.7	28.9
EBIT - New Caraco Products (Mfgr)	(36.5)	(34.9)	(34.8)	(34.4)	(29.1)	(7.9)
Total EBIT	2.5	(2.6)	(9.7)	(9.8)	(3.4)	21.0

Total EBITDA	$7.3	$2.2	$(4.9)	$(5.0)	$1.3	$25.8

Projections Discussed With Independent Committee on February 21, 2011
FY 2011E–FY 2016P per Management Plan
(Note: Includes actual 2009 and 2010 figures in the first three numerical columns)

($ in thousands, except per share values)	For the Fiscal Year Ended March 31,		LTM	For the Fiscal Year Ending March 31,
	2009	2010	12/31/2010	2011	2012	2013	2014	2015	2016

Revenue
Distributed Products	$225,423	$211,358	$303,318	$283,625	$231,205	$-	$-	$-	$-
Caraco Owned Products	111,754	22,316	20,125	23,292	36,948	71,518	83,381	110,835	162,502
Total Revenue	337,177	233,674	323,443	306,917	268,152	71,518	83,381	110,835	162,502

Cost of Revenue	269,383	218,123 (1)	296,817	281,154	240,087	48,537	57,946	76,711	100,596
Gross Profit	$67,795	$15,551	$26,627	$25,764	$28,065	$22,981	$25,435	$34,124	$61,906

Operating Expenses
Selling, General and Administrative	16,418	22,768 (2)	27,313	26,460	22,836	20,399	21,292	22,163	23,800
Research and Development	22,528	10,121	9,599	10,010	11,867	12,584	14,230	15,726	17,509
Total Operating Expenses	38,945	32,889	36,912	36,470	34,703	32,983	35,522	37,889	41,309
Operating Income	28,849	(17,338)	(10,285)	(10,706)	(6,638)	(10,003)	(10,087)	(3,765)	20,597

Other Income (Expense) - Net	603	115	678	550	-	-	-	-	-
Pretax Income	29,452	(17,224)	(9,607)	(10,156)	(6,638)	(10,003)	(10,087)	(3,765)	20,597

Income Tax (Benefit) Expense	8,915	(5,562)	(3,402)	(3,756)	(2,323)	(3,501)	(3,530)	(1,318)	7,209
Net Income	20,537	(11,661)	(6,205)	(6,401)	(4,315)	(6,502)	(6,556)	(2,447)	13,388

Diluted Shares Outstanding	40,576	38,613	40,181	40,181	40,181	40,181	40,181	40,181	40,181
Diluted EPS	$0.51	$(0.30)	$(0.15)	$(0.16)	$(0.11)	$(0.16)	$(0.16)	$(0.06)	$0.33

Operating Income	$28,849	$(17,338)	$(10,285)	$(10,706)	$(6,638)	$(10,003)	$(10,087)	$(3,765)	$20,597
(+) Depreciation and Amortization	3,370	4,498	4,722	4,807	4,767	4,767	4,767	4,767	4,767
Adjusted EBITDA	$32,219	$(12,840)	$(5,563)	$(5,900)	$(1,871)	$(5,235)	$(5,320)	$1,003	$25,364

Growth Analysis
Distributed Products Revenue	--	(6.2%)	--	34.2%	(18.5%)	(100.0%)	NMF	NMF	NMF
Caraco Owned Products Revenue	--	(80.0%)	--	4.4%	58.6%	93.6%	16.6%	32.9%	46.6%
Total Revenue	--	(30.7%)	--	31.3%	(12.6%)	(73.3%)	16.6%	32.9%	46.6%
Gross Profit	--	(77.1%)	--	65.7%	8.9%	(18.1%)	10.7%	34.2%	81.4%
Operating Income	--	NMF	--	NMF	NMF	NMF	NMF	NMF	NMF
Adjusted EBITDA	--	NMF	--	NMF	NMF	NMF	NMF	NMF	NMF

Margin Analysis
Gross Profit	20.1%	6.7%	8.2%	8.4%	10.5%	32.1%	30.5%	30.8%	38.1%
Operating Income	8.6%	(7.4%)	(3.2%)	(3.5%)	(2.5%)	(14.0%)	(12.1%)	(3.4%)	12.7%
Adjusted EBITDA	9.6%	(5.5%)	(1.7%)	(1.9%)	(0.7%)	(7.3%)	(6.4%)	0.9%	15.6%

(1)	Excludes a $16.0 million expense related to inventory seized by the FDA.

(2)	Excludes $20.0 million of non-recurring income generated by an asset sale.

The projections were not prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or U.S. generally accepted accounting principles.  Caraco’s independent registered public accounting firm has not compiled, examined or performed any procedures with respect to the projections, and Caraco’s independent registered public accounting firm has not expressed any opinion or given any form of assurance on such information or its achievability. The projections are included in this proxy statement to give Caraco’s stockholders access to information that was not publicly available, but that Caraco provided to William Blair as discussed above.

In compiling the projections, management took into account historical performance, future minimum contractual commitments, combined with projections regarding development activities. The projections were developed in a manner consistent with management’s historical development of budgets and long range operating projections. The projections are not guarantees of performance. The projections are forward looking statements that are subject to a number of risks, uncertainties and assumptions and should be read with caution. See “Cautionary Statement Concerning Forward Looking Information” on page 68.   The projections are subjective in many respects and thus are susceptible to interpretation and periodic revision based on actual experience and recent developments. While presented with numeric specificity, the projections reflect numerous assumptions made by Caraco’s management with respect to industry and financial conditions and other matters, as well as general economic conditions, many of which are beyond Caraco’s control. In addition, the projections do not include various charges and expenses that may be incurred as a result of the merger or any other potential transactions.  Accordingly, results can vary materially from the projections. Except as required by applicable securities laws, Caraco does not intend to make publicly available any update or other revisions to the projections to reflect circumstances existing after the date of the preparation of the projections or the occurrence of future events even in the event that any or all of the assumptions are shown to be in error.

The foregoing projections included figures for EBITDA and EBIT.  EBITDA is earnings before interest and other income, taxes, depreciation and amortization.  EBIT is earnings before interest and other income and taxes.  EBITDA and EBIT are not a measurement of financial performance under accounting principles generally accepted in the United States (commonly referred to as “GAAP”) and should not be considered as a substitute for operating or net income or cash flows from operating activities.

Caraco believes that EBIT and EBITDA are relevant and useful information commonly used by investors, analysts and other interested parties. Accordingly, Caraco disclosed this information to William Blair to permit a more comprehensive analysis of its five year forecasts.

When non-GAAP financial measures such as EBITDA and EBIT are used in a filing with the SEC, applicable regulations require the presentation of  the most directly comparable financial measures calculated and presented in accordance with GAAP.  In the foregoing table of projected fiscal data in accordance with GAAP for fiscal years 2011 through 2016, above, the Net Income figure is most comparable to the EBITDA and EBIT figures.

SEC regulations also require a reconciliation of the differences between the non-GAAP financial measures with the most directly comparable financial measures calculated and presented in accordance with GAAP.  In the tables below are reconciliations providing the net (loss) income relating to the EBIT and EBITDA figures included above with respect to the projections discussed with the Independent Committee on January 7, January 14 and February 21, 2011:

Reconciliation (January 7, 2011)

(amounts in millions)	Fiscal Year Ended 2011	Fiscal Year Ended 2012	Fiscal Year Ended 2013	Fiscal Year Ended 2014	Fiscal Year Ended 2015	Fiscal Year Ended 2016
	Total	Total	Total	Total	Total	Total
	(ESTIMATED)	(ESTIMATED)	(ESTIMATED)	(ESTIMATED)	(ESTIMATED)	(ESTIMATED)
EBITDA Reconciliation

Gross profit (loss)	41.2	31.0	24.6	27.2	41.8	74.6

Selling, general and administrative expenses	26.4	22.6	20.3	21.2	22.1	23.7

Research and development Expenses	12.3	10.7	12.4	14.0	15.5	17.3
Depreciation & Amortization	4.8	4.8	4.8	4.8	4.8	4.8

EBITDA	7.3	2.4	(3.4)	(3.3)	9.0	38.3

EBIT Reconciliation

Gross profit (loss)	41.2	31.0	24.6	27.2	41.8	74.6

Selling, general and administrative expenses	26.4	22.6	20.3	21.2	22.1	23.7

Research and development Expenses	12.3	10.7	12.4	14.0	15.5	17.3

EBIT	2.5	(2.3)	(8.1)	(8.0)	4.2	33.5

Other income (expense) - net	0.5

(Loss) income before income taxes	3.0	(2.3)	(8.1)	(8.0)	4.2	33.5
Income tax (benefit) expense	1.1	(0.8)	(2.8)	(2.8)	1.5	11.7

Net (loss) income	1.9	(1.5)	(5.3)	(5.2)	2.7	21.8

Reconciliation (January 14, 2011)

(amounts in millions)	Fiscal Year Ended 2011	Fiscal Year Ended 2012	Fiscal Year Ended 2013	Fiscal Year Ended 2014	Fiscal Year Ended 2015	Fiscal Year Ended 2016
	Total	Total	Total	Total	Total	Total
	(ESTIMATED)	(ESTIMATED)	(ESTIMATED)	(ESTIMATED)	(ESTIMATED)	(ESTIMATED)
EBITDA Reconciliation

Gross profit (loss)	41.2	30.7	23.0	25.4	34.1	61.9

Selling, general and administrative expenses	26.4	22.6	20.3	21.2	22.0	23.6

Research and development Expenses	12.3	10.7	12.4	14.0	15.5	17.3
Depreciation & Amortization	4.8	4.8	4.8	4.8	4.7	4.8

EBITDA	7.3	2.2	(4.9)	(5.0)	1.3	25.8

EBIT Reconciliation

Gross profit (loss)	41.2	30.7	23.0	25.4	34.1	61.9

Selling, general and administrative expenses	26.4	22.6	20.3	21.2	22.0	23.6

Research and development Expenses	12.3	10.7	12.4	14.0	15.5	17.3

EBIT	2.5	(2.6)	(9.7)	(9.8)	(3.4)	21.0

Other income (expense) - net	0.5

(Loss) income before income taxes	3.0	(2.6)	(9.7)	(9.8)	(3.4)	21.0
Income tax (benefit) expense	1.1	(0.9)	(3.4)	(3.4)	(1.2)	7.4

Net (loss) income	1.9	(1.7)	(6.3)	(6.4)	(2.2)	13.6

Reconciliation (February 21, 2011)

(amounts in millions)	Fiscal Year Ended 2011	Fiscal Year Ended 2012	Fiscal Year Ended 2013	Fiscal Year Ended 2014	Fiscal Year Ended 2015	Fiscal Year Ended 2016
	Total	Total	Total	Total	Total	Total
	(ESTIMATED)	(ESTIMATED)	(ESTIMATED)	(ESTIMATED)	(ESTIMATED)	(ESTIMATED)
EBITDA Reconciliation

Gross profit (loss)	25.8	28.1	23.0	25.4	34.1	61.9

Selling, general and administrative expenses	26.5	22.8	20.4	21.3	22.2	23.8

Research and development Expenses	10.0	11.9	12.6	14.2	15.7	17.5
Depreciation & Amortization	4.8	4.7	4.8	4.8	4.8	4.8

EBITDA	(5.9)	(1.9)	(5.2)	(5.3)	1.0	25.4

EBIT Reconciliation

Gross profit (loss)	25.8	28.1	23.0	25.4	34.1	61.9

Selling, general and administrative expenses	26.5	22.8	20.4	21.3	22.2	23.8

Research and development Expenses	10.0	11.9	12.6	14.2	15.7	17.5

EBIT	(10.7)	(6.6)	(10.0)	(10.1)	(3.8)	20.6

Other income (expense) - net	0.6

(Loss) income before income taxes	(10.2)	(6.6)	(10.0)	(10.1)	(3.8)	20.6
Income tax (benefit) expense	(3.8)	(2.3)	(3.5)	(3.5)	(1.4)	7.2

Net (loss) income	(6.4)	(4.3)	(6.5)	(6.6)	(2.4)	13.4

Merger Financing

The total amount of funds required to complete the merger (excluding related fees and expenses) is estimated to be approximately $51 million. Such funds will be funded by Sun Global and/or Sun Pharma from their cash or cash equivalents on hand at the time the merger is completed. The merger is not conditioned on any financing arrangements.

Risks that the Merger will not be Completed

Completion of the proposed merger is subject to various risks, including but not limited to the risks that the proposed merger might not be completed due to the failure of a condition, such as the condition that no court has issued an order or taken any action enjoining or otherwise prohibiting the consummation of the merger.  The failure to complete the merger and the resulting public announcement of termination of the merger agreement could affect:

•	the market prices of Common Stock;

•	Caraco’s operating results, particularly in light of the costs incurred in connection with the transaction; and

•	Caraco’s ability to attract and retain key personnel.

As a result of the foregoing risks, among others, to the completion of the merger, there can be no assurance that the merger will be completed even if the requisite stockholder approval is obtained. If Caraco’s stockholders do not approve and adopt the merger agreement, or if the merger is not completed for any other reason, Caraco expects that its current management team, under the direction of the Board of Directors, will continue to operate Caraco as an ongoing business.

Interests of Caraco Directors and Officers in the Merger

When considering the recommendation of the Board of Directors you should be aware that some of Caraco’s executives and directors may have interests in the merger that are different from the interests of Caraco’s other stockholders.  The Independent Committee and the Board of Directors were aware of and considered these interests in approving the proposed merger and adopting the merger agreement. All such additional interests are described below to the extent material, and except as described below, such persons have, to the knowledge of Caraco, no material interest in the merger apart from those of stockholders and optionholders generally.

Directors of the Surviving Corporation Post Merger

The board of directors of Merger Sub at the effective time of the merger shall, from and after the effective time of the merger, be the directors of the surviving corporation, until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corpoation. As of the date of the merger agreement, and the date of this proxy statement, none of Caraco’s directors have entered into any agreements, arrangements or understandings with Sun Pharma or Sun Global, or any of their respective affiliates, regarding such director remaining or becoming a director of the surviving corporation.

Compensation of the Independent Committee and Other Members of the Board of Directors

The members of the Independent Committee receive the same compensation for service on the Independent Committee in connection with their consideration and negotiation of the proposal by Sun Pharma and Sun Global to acquire all of the outstanding shares of Common Stock held by the unaffiliated stockholders of Caraco as they receive for their service on the Independent Committee for any other matter, except for Mr. Bell who was selected to devote time to working and interacting with the independent financial advisor, independent legal counsel and other professionals selected by the Independent Committee. In addition to reasonable out-of-pocket expenses, to date, the Independent Committee has accumulated $120,000 in meeting fees related to their work in connection with the going private transaction proposal by Sun Pharma and Sun Global, and Mr. Bell has accumulated approximately $78,400 in fees at his hourly rate of $200 for services rendered as Chairman and on behalf of the Independent Committee other than attendance at meetings.

Members of the Board of Directors who are employees of Caraco or who are employees of Sun Pharma receive no compensation for their service on the Board of Directors.  Independent directors receive only their standard compensation for service on the Board of Directors; no special compensation is paid for attendance at Board of Directors meetings relating to the proposal by Sun Pharma and Sun Global referenced above.

Employment with the Surviving Corporation Post Merger

It is expected that, immediately following the effective time of the merger, the executive officers of Caraco immediately prior to the effective time of the merger will remain executive officers of the surviving corporation. As of the date of this proxy statement, none of Caraco’s executive officers has entered into any amendments or modifications to existing employment agreements with Caraco or Caraco’s subsidiary in anticipation of the merger, nor has any executive officer, who has plans or is expected to remain with the surviving corporation, entered into any agreement, arrangement or understanding with Sun Pharma, Sun Global or their affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation. Although no such agreement, arrangement or understanding currently exists, it is generally expected that a number of Caraco’s executive officers will remain after the merger is completed. In April 2011, the Compensation Committee of Caraco agreed to adjust the salary of Mr. Singh to $375,000, effective November 1, 2010, the date on which he became Caraco's Chief Executive Officer, to reflect the increased duties associated with such position.

Indemnification; Insurance

Under the merger agreement, Sun Pharma, Caraco and the surviving corporation have agreed to jointly and severally indemnify, to the fullest extent permitted by law and for a period of six years after the effective time of the merger, the current and former directors and officers of Caraco and its subsidiary for matters existing or occurring prior to the effective time, subject to certain conditions and limitations. The merger agreement also provides that all rights to indemnification in favor of those directors and officers of Caraco existing as of the date of merger agreement in Caraco’s articles of incorporation or bylaws or in indemnification agreements to which Caraco is a party will, with respect to matters occurring prior to the effective time, continue in effect.

In addition, either Sun Pharma or the surviving corporation will obtain directors’ and officers’ insurance policies (or “tail” coverage) to be effective for six years from the effective time of the merger with respect to matters occurring prior to the effective time.  The terms of the insurance policies or “tail” coverage must be on terms no less favorable than those of Caraco’s existing policy, unless the costs of the policies or “tail” coverage would exceed an agreed threshold, in which case the coverage will be as much as can be obtained for an amount not exceeding the threshold.

Treatment of Equity Awards

Caraco Options

In accordance with the terms of the merger agreement, each option to purchase shares of Common Stock will, immediately prior to the effective time of the merger, become fully vested and exercisable, and the holder thereof will be entitled to receive from the surviving corporation, as soon as practicable following the effective time and in exchange for the option’s cancellation, an amount in cash equal to the excess, if any, of the merger consideration over the per share exercise price of the option, multiplied by the number of shares of Common Stock subject to the option as of the effective time.   Of all of the executive officers and directors of Caraco, only Messrs. Bell and Manney have in-the-money options.  On October 26, 2009, upon his election by stockholders as a director of Caraco, Mr. Bell was granted an option to acquire 3,000 shares of Common Stock at an exercise price of $4.03 per share.  As of the record date, the option with respect to 1,000 shares has vested, with the balance of 2,000 shares vesting immediately prior to the effective time.  Following the effective time, in exchange for the cancellation of the option, Mr. Bell will receive $3,660.  On each of March 11, 2009 and on March 11, 2010, the anniversary dates of his election as a director of Caraco, Mr. Manney was granted an option to acquire 1,500 shares of Common Stock at an exercise price of $4.15 and $4.75 per share, respectively.  As of the record date, the options with respect to 1,500 shares have vested, with the balance of 1,500 shares vesting immediately prior to the effective time.  Following the effective time, in exchange for the cancellation of the option, Mr. Manney will receive $2,400.

Caraco Restricted Stock

As of the effective time of the merger, all shares of Common Stock that, immediately prior to the effective time of the merger, are subject to vesting restrictions will be forfeited without payment of consideration.  On September 14, 2010, the Board of Directors granted each of the independent directors 5,000 shares of restricted stock which would vest at the end of their respective terms as directors.  Immediately prior to the effective time of the merger, all such shares of restricted stock will be forfeited without payment of consideration.

Please see the table entitled “Security Ownership of Management and Directors” beginning on page 85 for additional information regarding the ownership of Common Stock by Caraco’s officers and directors.

Employment Agreements

Of Caraco’s current executive officers, only GP. Singh, Caraco’s Chief Executive Officer, and Robert Kurkiewicz, Caraco’s Senior Vice President-Regulatory, have written employment agreements with Caraco.  They provide for payment of severance pay and benefits if the individual’s employment is terminated under qualifying circumstances. Neither of these agreements provide for benefits in the event of a change in control.  During the last two years, two former Chief Executive Officers, Jitendra N. Doshi and Daniel H. Movens, also had written employment agreements with Caraco.  In addition, Mr. Movens also received severance payments in connection with his resignation as Chief Executive Officer.

GP. Singh

GP. Singh, Caraco’s Chief Executive Officer, entered into an employment agreement with Caraco dated February 1, 2005 when he was Vice President-Sales and Marketing. In April 2011, the Compensation Committee of Caraco agreed to adjust the salary of Mr. Singh to $375,000, effective November 1, 2010, the date on which he became Caraco's Chief Executive Officer to reflect the increased duties associated with such position. The agreement is reviewed and adjusted annually, and provides for a car allowance of $600 per month.  The agreement automatically renews for successive one-year periods unless terminated by Caraco or Mr. Singh upon ninety days notice.  In the event of the death or disability (illness, injury, or physical or mental condition occurring for a period of any 90 or more days out of a 180 day period) or if Caraco terminates Mr. Singh for just cause (dishonesty, or refusal or failure by Mr. Singh to faithfully or diligently perform his duties, including but not limited to the failure of Mr. Singh to adhere to the policies of the Board of Directors), Mr. Singh shall be entitled to his base salary and to benefits earned by him prior to the date of death, disability or termination for just cause, respectively.  In the event Caraco terminates Mr. Singh without cause or if Mr. Singh terminates for cause not attributable to him (meaning Caraco failing to make any payment of base salary to him within 30 days after such payment is due), he will receive base salary payments and his premium payments for health insurance benefits for six months from the date of termination.  In addition, any stock options that would become available for exercise at the end of the year during which such termination occurred shall immediately vest.  If Mr. Singh was terminated without cause or he terminates for cause, as set forth above, as of the record date, he would have received payment (including the value of the benefits and attributing no value with respect to his stock options since the exercise prices of all his stock options are greater than $5.25) of $191,780.

Robert Kurkiewicz

Robert Kurkiewicz, Caraco’s Senior Vice President - Regulatory, entered into an employment agreement with Caraco on November 22, 1993, which was amended in April 1997, January 1999 and in August 2002, when he was Senior Vice President-Technical.   Mr. Kurkiewicz currently receives annual compensation of $192,225, which is reviewed and adjusted annually, and a car allowance of $600 per month.  The agreement automatically renews for successive one-year periods unless terminated by Caraco or Mr. Kurkiewicz upon ninety (90) days notice. In the event of the death or disability (illness, injury, or physical or mental condition occurring for a period of any 90 or more days out of a 180 day period) or if Caraco terminates Mr. Kurkiewicz for just cause (dishonesty, or refusal or failure by Mr. Singh to faithfully or diligently perform his duties, including but not limited to the failure of Mr. Kurkiewicz to adhere to the policies of the Board of Directors), Mr. Kurkiewicz shall be entitled to his base salary and to benefits earned by him prior to the date of death, disability or termination for just cause, respectively.  In the event Caraco terminates Mr. Kurkiewicz without cause or if Mr. Kurkiewicz terminates for cause not attributable to him (meaning Caraco failing to make any payment of base salary to him within 30 days after such payment is due), he will receive base salary payments and his premium payments for health insurance benefits for six (6) months from the date of termination.  In addition, any stock options that would become available for exercise at the end of the year during which such termination occurred shall immediately vest.  If Mr. Kurkiewicz was terminated without cause or he terminates for cause, as set forth above, as of the record date, he would have received payment (including the value of the benefits and attributing no value with respect to his stock options since the exercise prices of all his options are greater than $5.25) of $100,393.

Jitendra N. Doshi

Jitendra N. Doshi was appointed Caraco’s interim Chief Executive Officer at the close of business July 28, 2009. On August 31, 2009, Mr. Doshi entered into an employment agreement with Caraco.

The employment agreement provided Mr. Doshi, as interim Chief Executive Officer, with a salary at the rate of $275,000 annually, which to the extent applicable, could be reviewed annually and adjusted, a car allowance of $600 per month and such employee benefits as were maintained or adopted by Caraco for all employees.  The employment agreement was for a term of one year, commencing effective as of July 28, 2009, and automatically renewed for successive one-year periods, until his resignation effective November 1, 2010.

If  Caraco terminated Mr. Doshi for just cause or if Mr. Doshi terminated the employment agreement without cause or in the event of the death of Mr. Doshi, he was entitled to his base salary and benefits earned by him prior to such termination or date of death.  For purposes of the agreement, ‘just cause’ meant dishonesty, or refusal or failure by Mr. Doshi to faithfully or diligently perform his duties, including the failure to adhere to the policies of the Board of Directors.  In the event Caraco terminated Mr. Doshi without just cause or if Mr. Doshi terminated for cause not attributable to him (meaning Caraco failing to make any payment of base salary to him within 30 days after such payment is due), he was to receive monthly base salary payments and Caraco would continue premium payments for health insurance for six months from the date of termination, and any stock options that would become available for exercise at the end of the year during which such termination occurred would immediately vest. Mr. Doshi terminated without cause when he resigned as Chief Executive Officer effective November 1, 2010.

Daniel H. Movens

Daniel H. Movens, who was the Chief Executive Officer of Caraco until his resignation effective at the close of business on July 28, 2009, entered into an employment agreement with Caraco dated as of May 2, 2005. Under the employment agreement, Mr. Movens agreed to serve as Chief Executive Officer of Caraco for period of thirty-six calendar months which would automatically renew at the end of thirty-six months.  Each party could terminate the agreement upon ninety days written notice to the other party.  The agreement provided Mr. Movens with: a base salary during the first year of the agreement of $390,000 (to be reviewed annually by the Compensation Committee and adjusted accordingly, in its discretion), a bonus of up to fifty percent of the base compensation (with twenty-five percent of the base compensation guaranteed only for the first year), and stock options for 40,000 shares upon the effective date at the fair market value of the Common Stock on the day immediately preceding the effective date and stock options for not less than 40,000 shares of Common Stock annually thereafter based on Caraco’s performance in light of pre-established mutually agreed upon goals and objectives (all such options to vest over a period of three years from the date of their respective grants), a stock grant on the effective date of 45,000 shares of Common Stock (to vest over a period of three (3) years), and a stock grant of an additional 10,000 shares upon the renewal of the employment agreement.  In addition, Caraco provided for the reimbursement to Mr. Movens of his reasonable relocation expenses up to $50,000.

On July 28, 2009, Mr. Movens entered into a Separation Agreement and Release of all Claims (“Separation Agreement”) pursuant to which he resigned as Chief Executive Officer and a Director of the Company.  Under the Separation Agreement, Mr. Movens received a separation payment of $870,621 (one and one-half times his highest annual base and last earned bonus), the continuation of his health, vision and dental insurance for twelve months and the immediate vesting of his outstanding stock options and stock grants.  In addition, Mr. Movens was bound by the confidentiality provisions of his employment agreement and by his confidentiality and non-competition agreement, pursuant to which Mr. Movens agreed not to solicit any customer of Caraco for business in competition with Caraco, or solicit for employment any other employee of Caraco, for a period of two years following his termination.  In addition, for a period of twelve months following the termination of his employment, Mr. Movens agreed not to engage in any activity within North America which is competitive in any material respect with the business of Caraco, including generic pharmaceutical manufacturing and marketing, but excluding wholesale distribution.  In addition, for a period of twelve months following termination of his employment, Mr. Movens agreed that he would not perform services for any business or organization, whether as an employee, consultant, advisor, independent contractor, or otherwise, which engages in any activity within North America that is competitive in any material respect with the business conducted by Caraco, including any business engaged in generic pharmaceutical manufacturing and marketing and any other business in which Caraco generates more than ten percent of its gross revenues.

Change-in-Control Arrangements

Under Caraco’s 2008 Equity Participation Plan, options granted under that plan will become fully exercisable following certain changes in control of Caraco, such as:

•	A person, other than Sun Pharma and its affiliates, becomes the owner of a majority of the outstanding shares of Caraco;

•	A public announcement is made of a tender or exchange offer by any person, other than Sun Pharma and its affiliates, for 50% or more of the outstanding shares of Caraco;

•
The stockholders of Caraco approve a merger or consolidation with any other corporation or entity, unless, following the merger, the shares outstanding immediately before the merger continue to represent a majority of the outstanding shares of the surviving entity immediately following the merger.

In any event, each option to purchase shares of Common Stock will, immediately prior to the effective time of the merger, become fully vested and exercisable, and the holder thereof will be entitled to receive from the surviving corporation, as soon as practicable following the effective time and in exchange for the option’s cancellation, an amount in cash equal to the excess, if any, of the merger consideration over the per share exercise price of the option, multiplied by the number of shares of Common Stock subject to the option as of the effective time.

Regulatory Requirements

No federal or state regulatory requirements must be complied with or approval obtained in connection with the merger.  Notice of the merger, however, was provided by Caraco to the FDA pursuant to the Consent Decree.

Provisions for Unaffiliated Stockholders

No provision has been made to grant the unaffiliated stockholders access to the corporate files of Caraco, Sun Pharma, Sun Global or Merger Sub or to obtain counsel or appraisal services at their expense.

Estimated Fees and Expenses

The estimated fees and expenses* incurred or expected to be incurred by Caraco in connection with the proposed merger are as follows:

Financial Advisor Fees and Expenses	$1,405,000
Legal, Accounting and Other Professional Fees	305,000
Printing and Mailing Costs	20,000
Filing Fees	5,919.92
Miscellaneous	10,000

Total:	$1,750,919.92

*	All fees and expenses, other than filing fees, are estimates.

The merger agreement provides that each of Caraco, Sun Pharma, Sun Global and Merger Sub will pay all costs and expenses incurred by it in connection with the merger agreement and the related transactions.  The estimate for legal fees set forth in the table above does not include any amounts attributable to any existing or future litigation challenging the proposed merger. See “Litigation Challenging the Merger” beginning on page 55.  None of these costs and expenses will reduce the $5.25 per share merger consideration to be received by holders of Common Stock or the consideration to be received by holders of Caraco options.

Litigation Challenging the Merger

Eight class action lawsuits were filed in the Wayne County District Court in Michigan, naming as defendants Caraco, Sun Pharma, Sun Global and the Board of Directors (collectively, the “Defendants”).  These lawsuits challenge the merger, and generally allege that the merger is the result of an unfair process and that the merger is unfair to Caraco stockholders.  The lawsuits also allege that the Independent Committee is incapable of acting independently of the interests of Sun Pharma.  As such, the complaints allege that the Defendants breached their fiduciary duties to Caraco stockholders.  The eight lawsuits filed were captioned as follows:

•	Alessi v. Caraco Pharmaceutical Labs, Ltd., et al., Case No. 10-014363-CZ;

•	Arora et al. v. Caraco Pharmaceutical Labs, Ltd., et al, Case No. 10-015057-CZ;

•	Balaban v. Caraco Pharmaceutical Labs, Ltd., et al., Case No. 10-014394-CZ;

•	Carr v. Sachdeva, et al., Case No. 10-011416-CB;

•	Chan v. Shanghvi, et al., Case No. 10-014609-CZ (voluntarily dismissed on January 11, 2011);

•	Groen v. Caraco Pharmaceutical Labs, Ltd., et al., Case No. 10-014311-CB;

•	Lamancusa v. Shanghvi, et al., Case No. 10-014416-CB; and

•	Orowitz v. Shanghvi, et al., Case No. 10-014469-CB

These lawsuits sought, among other things, to enjoin the merger or to grant the class monetary damages.  Plaintiff further seeks the costs of the action, including reasonable attorneys’ fees and such other relief as the court deems just and proper.  One lawsuit was voluntarily dismissed.

On February 8, 2011, the seven remaining lawsuits were consolidated into an action styled In re Caraco Pharmaceutical Labs, Ltd. Shareholder Litigation, Consolidated Case No. 10-014311-CB.  The law firms of Barroway Topaz Kessler Meltzer & Check, LLP and Cohen, Placitella & Roth, P.C. were appointed interim class counsel and Stephen F. Wasinger, PLC was appointed as liaison counsel in the consolidated action.  One of the purported class representatives has challenged that selection.

On April 8, 2011, the Plaintiffs filed a Consolidated Class Action Complaint, alleging, among other things, that the Defendants breached their fiduciary duties to Caraco’s stockholders and that the Independent Committee took no action to ensure that Caraco minority stockholders were being treated fairly in the merger.  The Consolidated Class Action Complaint seeks declaratory relief that the Defendants have breached their fiduciary duty, that the merger is not procedurally and financially fair to Caraco’s minority stockholders, and that the Independent Committee is incapable of considering, evaluating and/or negotiating the merger on behalf of Caraco’s minority stockholders.  The Consolidated Class Action Complaint also seeks damages and costs of the action, including reasonable attorneys’ and experts’ fees and such other and further relief as the court may deem just and proper.

Anticipated Accounting Treatment of the Merger

Because the ownership and control (both voting and economic) of Caraco, as the surviving corporation of the merger, is and will be substantially the same both before and after the merger, there will be no effect on its financial statements as a result of the merger.  Accordingly, the historical book values of Caraco's assets and liabilities will not change and will be carried over in the accounts at their basis prior to the merger.

Material U.S. Federal Income Tax Consequences

General

The following is a discussion of the material U.S. federal income tax consequences of the merger to a holder of Common Stock that exchanges its Common Stock for cash pursuant to the merger. This summary is based on the provisions of the Internal Revenue Code, which we refer to as the Code, applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

This discussion assumes that you hold your shares of Common Stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, or that may apply to you if you are a holder that owns, or is treated as owning under constructive ownership rules of the Code, Common Stock after the merger, or is subject to special treatment under the U.S. federal income tax laws, including, for example, partnerships and other pass–through entities, insurance companies, dealers in securities or foreign currencies, traders in securities who elect to apply a mark–to–market method of tax accounting, tax–exempt organizations, financial institutions, mutual funds, U.S. expatriates and former long–term residents of the U.S., stockholders who hold shares of Common Stock as part of a hedge, straddle, constructive sale or conversion transaction, or stockholders who acquired their shares of Common Stock through the exercise of employee stock options or other compensation arrangements. In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws that may apply to you other than those pertaining to the U.S. federal income tax. You should consult your tax advisor to determine the particular tax consequences to you, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for Common Stock pursuant to the merger.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of a share of Common Stock that is, for U.S. federal income tax purposes:

•	a citizen or resident alien individual of the United States,

•	a corporation (or an entity treated as a corporation) organized under the law of the United States, any State thereof or the District of Columbia,

•
a trust (1) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) that has in effect a valid election under applicable Treasury regulations to be treated as a U.S. person, or

•	an estate the income of which is subject to U.S. federal income tax without regard to its source.

For purposes of this discussion, a “non–U.S. holder” is a beneficial owner of a share of Common Stock that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) exchanges Common Stock for cash pursuant to the merger, the U.S. federal income tax consequences to the partners of such partnership will depend on the activities of the partnership and the status of the partners. Persons owning Common Stock through a partnership should consult their tax advisors about the consequences to them of the exchange of Common Stock for cash pursuant to the merger.

U.S. holders. The exchange by a U.S. holder of Common Stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss in an amount equal to the difference between the cash received by the U.S. holder for the Common Stock pursuant to the merger and the U.S. holder’s adjusted tax basis in the Common Stock surrendered in exchange therefor. Such gain or loss generally will be capital gain or loss and will be long–term capital gain or loss if the U.S. holder’s holding period for its Common Stock exceeds one year at the time of the merger.   Certain U.S. holders (including individuals) are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gain.  The deductibility of capital losses is subject to limitations under the Code.

U.S. Holders that acquired different blocks of Common Stock at different times or different prices must determine their adjusted tax basis and holding period separately with respect to each block of Common Stock.

Non-U.S. holders. A Non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the exchange of Common Stock for cash pursuant to the merger unless:

•
the gain is effectively connected with a trade or business conducted by the Non–U.S. holder in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base of the Non–U.S. holder in the United States; or

•	the Non–U.S. holder is an individual and is present in the United States for 183 or more days during the taxable year of the merger and certain other requirements are met.

Information Reporting and Backup Withholding

Proceeds from the exchange of Common Stock for cash pursuant to the merger that are paid to a U.S. holder (other than certain exempt recipients, such as corporations) generally are subject to information reporting and, if the U.S. holder fails to provide a valid taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption, to backup withholding at the applicable rate (currently 28%). A Non–U.S. holder may also be subject to information reporting and backup withholding at the applicable rate with respect to proceeds from the exchange of shares for cash pursuant to the merger if the Non–U.S. holder fails to furnish the required certifications or otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be credited against the holder’s U.S. federal income tax liability, if any, and may entitle you to a refund from the U.S. Internal Revenue Service if certain required information is furnished to the U.S. Internal Revenue Service in a timely manner. Holders should consult their tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current U.S. Treasury Regulations.

Rights of Appraisal

The following discussion is not a complete statement of the law pertaining to appraisal rights under the Michigan Business Corporation Act (the “ MBCA”) and is qualified in its entirety by the full text of Sections 761-774 of the MBCA (the “Dissenters’ Rights Statute”) which is attached to this proxy statement as Appendix C.  The following summary does not constitute legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under the Dissenters’ Rights Statute.

Any stockholder who wishes to exercise statutory dissenters' rights or who wishes to preserve the right to do so should refer to the Dissenters' Rights Statute and consult counsel prior to taking any action. FAILURE TO STRICTLY  COMPLY WITH THE PROCEDURES SET FORTH IN THE DISSENTERS' RIGHTS STATUTE COULD RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

The Dissenters' Rights Statute provides that persons in whose name shares of Common Stock are registered in the records of Caraco may assert dissenters’ rights as to fewer than all of the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies Caraco in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights.  In addition, a beneficial stockholder may assert dissenters’ rights as to shares held on his or her behalf only if all of the following apply:

(i)	He or she submits to Caraco the record stockholder’s written consent to the dissent not later than the time the beneficial stockholder asserts dissenters’ rights; and

(ii)	He or she does so with respect to all shares of which he or she is the beneficial stockholder or over which he or she has power to direct the vote.

Stockholders who wish to exercise dissenters' rights:

(i)
must deliver to Caraco, before the vote on the approval and adoption of the merger agreement is taken, written notice of their intent to demand payment for their shares if the merger agreement is approved and adopted; and

(ii)	must not vote their shares in favor of approval and adoption of the merger agreement.

Stockholders who do not satisfy these requirements are not entitled to payment for their shares under the Dissenters' Rights Statute. As noted, a holder must not vote in favor of the approval and adoption of the merger agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of approval and adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the approval and adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the approval and adoption of the merger agreement, nor abstaining from voting or failing to vote on the proposal to approve and adopt the merger agreement, will in and of itself constitute a written demand for appraisal satisfying the requirements of the Dissenters’ Rights Statute. The written demand for appraisal must be in addition to and separate from any proxy or vote on the approval and adoption of the merger agreement.

If the merger agreement is approved and adopted, Caraco must notify all stockholders entitled to assert dissenters' rights under the Dissenters' Rights Statute that the action was taken and send them a dissenters' notice no later than 10 days after the action was taken.  The dissenters’ notice must:  (a) state where the payment demand must be sent and where and when certificates for shares represented by certificates must be deposited, (b) inform stockholders without certificates to what extent transfer of the shares will be restricted after the payment demand is received, (c) supply a form for a payment demand that includes the date of the first announcement to news media or to stockholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether he or she acquired beneficial ownership of the shares before such date, and (d) sets a date by which Caraco must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the dissenters’ notice was delivered to stockholders.

Upon receipt of the dissenters' notice, dissenters must make a payment demand by the date set by Caraco in the notice. A stockholder who elects to exercise dissenters' rights must mail or deliver his or her written demand to:  Caraco Pharmaceutical Laboratories, Ltd., 1150 Elijah McCoy Drive, Detroit, Michigan 48202, Attn: Corporate Secretary. The stockholder must certify that the stockholder acquired beneficial ownership of the shares before the date set forth in the dissenters' notice and deposit his or her shares represented by certificates in accordance with the terms of the dissenters' notice.  Failure to make a payment demand or to deposit the share certificates where required, each by the date set forth in the dissenters' notice, shall forfeit the stockholder's entitlement to payment for his or her shares under the Dissenters' Rights Statute.

Within seven days after the effective time or a payment demand is received, whichever occurs later, Caraco will pay dissenting stockholders, who complied with the Dissenters' Rights Statute and who were the beneficial owners of the shares before the date of the first announcement to the news media or to stockholders referenced in the dissenters’ notice, the amount that Caraco estimates to be the fair value of the dissenters' shares, plus accrued interest.  Caraco must send the payment with a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in stockholders’ equity for that year, and if available, the most recent interim financial statements of Caraco.  In addition, Caraco must send the payment with a statement of its estimate of the fair value of the stockholder’s shares, an explanation of how the interest was calculated, and a statement of the dissenters’ right to demand payment based on the dissenting stockholder’s estimate of the fair value of his or her shares.  Caraco may elect to withhold payment from a dissenter unless he or she was the beneficial owner of the shares before the date set forth in the dissenters’ notice.  In such case, Caraco shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who shall agree to accept it in full satisfaction of his or her demand.  Caraco is required to send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenters’ right to demand payment based on the dissenting stockholder’s estimate of the fair value of his or her shares.

A dissenting holder of Common Stock may notify Caraco in writing of his or her own estimate of the fair value of his or her shares of Common Stock and the amount of interest due, and demand payment of that estimate, less any payment made by Caraco as described above (or, if applicable, reject Caraco’s offer made to stockholders who were not beneficial holders of Common Stock prior to the time that the transaction was publicly announced), if (a) the dissenter believes that the amount paid by Caraco (or offered as described above) is less than the fair value of such shares or that interest was incorrectly calculated; (b) Caraco fails to make payment within 60 days after the date set for demanding payment in the dissenters' notice; or (c) Caraco, having failed to complete the merger, fails to return stock certificates deposited pursuant to the dissenters' process or release transfer restrictions placed on shares without certificates within 60 days after the date set for demanding payment in the dissenters' notice. This demand must be made within 30 days after Caraco made (or offered as described above) payment to the stockholder. A stockholder who fails to meet this deadline waives his or her right to demand payment and must accept the amount paid (or offered) by Caraco.

If a dissenter has rejected Caraco’s offer and demanded payment of the fair value of the shares and interest due, Caraco must (unless it accepts the dissenter's demand) commence a judicial proceeding within 60 days after receiving the payment demand and petition an appropriate court, as described in the Dissenters' Rights Statute, to determine the fair value of the shares and accrued interest.  If Caraco does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

All dissenters whose demands remain unsettled will be made parties to such a judicial proceeding, the purpose of which is to determine the fair value of the shares. To this end, the court may appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value.  The court also may, pursuant to the agreement of the parties, submit the matter to a referee selected by the parties and approved by the court.  The referee will conduct proceedings in the matter and prepare a report containing proposed findings of fact and conclusions of law and the referee’s recommended judgment.  The referee is given the full power to conduct and regulate the proceeding.  After the referee files the report with the court, each party has 45 days after the party is served with notice of the filing to serve written objections to the report on the other party.  The court may extend the period for serving the objections.  Either party may, by motion, ask the court to take action on the report or object to it.  After a hearing, the court may adopt the report, receive further evidence, modify the report, or instruct the referee to take further action on it.  The adoption of the report is treated as a final judgment and is subject to the same review as any other judgment of the court.  The parties and the referee, subject to the court’s approval, determine the amount and manner of payment of the referee’s compensation.

Each dissenter made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus interest, minus the amount, if any, that Caraco previously paid such dissenter for his or her shares. The court shall assess the costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, against Caraco, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under the Dissenters’ Rights Statute.  The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable in the following manner:

(i)	Against Caraco and in favor of any or all dissenters if the court finds Caraco did not substantially comply with all the requirements of the Dissenters’ Rights Statute, or

(ii)
Against either Caraco or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by the Dissenters’ Rights Statute.

If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against Caraco, the court may award to those counsel reasonable fees paid out of the amounts awarded the dissenters who were benefited.

PURSUING DISSENTERS’ RIGHTS MAY RESULT IN THE STOCKHOLDER RECEIVING MORE OR LESS THAN OR THE SAME AS THE PRICE OFFERED BY CARACO AND MAY CAUSE THE STOCKHOLDER TO INCUR SUBSTANTIAL LEGAL AND OTHER EXPENSES.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

We intend the following questions and answers to provide brief answers to frequently asked questions concerning the proposed merger. These questions and answers do not, and are not intended to, address all the questions that may be important to you as a Caraco stockholder. You should read the remainder of this proxy statement carefully, including the information incorporated by reference and all of the appendices.

Q:	Why am I receiving these materials?

A:	The Board of Directors is providing these proxy materials to give you information for use in determining how to vote on the merger agreement in connection with the special meeting.

Q:	What is the date, time and place of the special meeting?

A:	The special meeting of stockholders will be held at DoubleTree by Hilton Guest Suites, 525 Lafayette Blvd., Detroit, Michigan 48226, on June 14, 2011 at 9:00 a.m., local time.

Q:	What am I being asked to vote on?

A:
You are being asked to vote to approve and adopt the merger agreement pursuant to which Merger Sub, an indirect subsidiary of Sun Pharma, will merge with and into Caraco, with Caraco continuing as the surviving corporation in the merger and Sun Pharma and Sun Global holding 100% of Caraco’s outstanding capital stock.

Q:	Who is entitled to vote at the special meeting?

A:
All holders of Common Stock as of the close of business on May 5, 2011, which we refer to as the “record date,” will be entitled to notice of the special meeting. Only holders of Common Stock as of the close of business on the record date are entitled to vote at the special meeting.

Q:	How many votes are required to approve and adopt the merger agreement?

A:
Each outstanding share of Common Stock is entitled to one vote.  Under Michigan law, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to approve and adopt the merger agreement.  As of May 5, 2011, the record date, there were 40,179,194 shares of Common Stock outstanding.  As of the record date, our directors and executive officers had the right to vote (excluding any shares owned by Sun Pharma and Sun Global), 28,813 shares of our Common Stock.  Sun Pharma and Sun Global have agreed to vote their shares of Common Stock in favor of the merger agreement and have provided the members of the Independent Committee with irrevocable proxies to vote their shares in favor of the merger agreement, thus assuring that the merger agreement will be approved.  As of the record date, Sun Pharma and Sun Global held an aggregate of 30,468,680 shares of our Common Stock, representing approximately 75.8% of the outstanding shares of Common Stock.

Q:	What will I receive in the merger?

A:
You will be entitled to receive $5.25 per share in cash, without interest and subject to applicable withholding taxes, for each share of Common Stock that you own, unless you seek and perfect appraisal rights.  If you seek appraisal rights and properly perfect your rights under the Michigan Business Corporation Act, the “fair value” of your Common Stock that you will receive in cash as a result of the appraisal proceeding may be less than, more than or equal to the value of the merger consideration to be issued in the merger.

Q:	What is the role of the Independent Committee?

A:
The Board of Directors appointed the Independent Committee, comprised of independent directors under NYSE Amex regulations, to consider and negotiate a potential transaction with Sun Pharma and Sun Global and to recommend to the Board of Directors whether a transaction with Sun Pharma and Sun Global was fair to and in the best interests of Caraco’s unaffiliated stockholders, with the discretion to reject any transaction proposed by Sun Pharma and Sun Global.

Q:	What was the recommendation of the Independent Committee?

A:
The Independent Committee has unanimously approved and adopted the merger agreement and the related transactions, determined that the merger agreement and the related transactions are fair to and in the best interests of Caraco’s unaffiliated stockholders and has recommended that the Board of Directors approve and adopt the merger agreement and related transactions.  In arriving at its conclusion, the Independent Committee considered, among other factors, the William Blair Opinion, to the effect that as of February 21, 2011, and subject to the various assumptions, qualifications and limitations set forth in such opinion, the per share merger consideration to be paid to Caraco’s stockholders (other than Sun Pharma or any of its affiliates) in the merger is fair to those stockholders from a financial point of view. The reference in the William Blair Opinion to "the stockholders of Caraco, other than Sun Pharma and Sun Global," includes all unaffiliated stockholders. The full text of the William Blair Opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the reviews undertaken by William Blair in rendering its opinion, is attached as Appendix B to this proxy statement and is incorporated herein by reference. You are urged to, and should, read the William Blair Opinion carefully and in its entirety. The William Blair Opinion was directed to the Independent Committee and addresses only the fairness, from a financial point of view, of the merger consideration to be received by Caraco’s stockholders (other than Sun Pharma or any of its affiliates).  The William Blair Opinion does not address any other aspect of the proposed merger nor does it constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger agreement. See “Special Factors- Opinion of the Independent Committee’s Financial Advisor” beginning on page 32.

To review the background and reasons for the merger in greater detail, see “Special Factors- Background of the Merger” beginning on page 9 and “Special Factors - Position of Caraco’s Independent Committee as to the Fairness of the Merger; Recommendations by Independent Committee; Approval and Adoption of Merger Agreement by Board of Directors and Independent Committee” beginning on page 22.

Q:	What is the recommendation of the Board of Directors to the holders of Common Stock?

A:
At a special meeting of the Board of Directors held immediately following the meeting of the Independent Committee, the Board of Directors met and, based on the recommendation of the Independent Committee, approved and adopted the merger agreement and the related transactions.  The members of the Board of Directors currently or formerly affiliated with Sun Pharma and Sun Global abstained from the vote because of the conflict of interest in voting on the transaction proposed by Sun Pharma and Sun Global.  Because of this conflict of interest, the Board of Directors determined that it was unable to make a recommendation to stockholders with respect to the merger agreement and the related transactions.

Q:	When do you expect the merger to be completed?

A:
We are working toward completing the merger as quickly as possible. If the merger agreement is approved and adopted and the other conditions to the merger are satisfied, we expect to complete the merger shortly after the special meeting.

Q:	Can you still sell your shares of Common Stock?

A:	Yes. The Common Stock is currently quoted on NYSE Amex under the symbol “CPD.”

Q:	What happens if I sell my shares of Common Stock before the special meeting?

A:
The record date for the special meeting is earlier than the expected date of the merger. If you transfer your shares of Common Stock after the record date but before the special meeting, you will retain your right to vote at the special meeting but will transfer the right to receive $5.25 in cash per share to the person to whom you transfer your shares.

Q:	What do I need to do now?

A:
You should read this proxy statement carefully, including the information incorporated by reference and all of the appendices, and consider how the merger would affect you. Please complete, sign, date and mail your proxy card in the enclosed postage prepaid envelope as soon as possible so that your shares may be represented at the special meeting.

Q:	Should I send in my stock certificate now?

A:	No. After the merger is completed, we will send you a transmittal form and written instructions for exchanging your stock certificates.

Q:	How do I submit a proxy?

A:
You can submit a proxy by completing, signing, dating and mailing your proxy card in the enclosed postage prepaid envelope. See the enclosed proxy card for specific instructions. You may also vote in person if you attend the special meeting. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares. If you sign, date and return your proxy card without indicating how you want to vote, and do not revoke the proxy, your proxy will be counted as a vote FOR approval and adoption of the merger agreement and you will lose your appraisal rights.

Q:	Can I attend the special meeting?

A:
If you owned shares of Common Stock on the record date, May 5, 2011, you are permitted to attend the special meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record on the record date prior to your being admitted to the special meeting.  If you are not a stockholder of record and your shares of Common Stock are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of such shares on the record date.

Q:	If my shares are held in “street name,” will my bank, broker or other nominee vote my shares for me?

A:
Brokers and, in many cases, nominees will not have discretionary power to vote on the merger. Your broker or nominee will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker or nominee regarding how to instruct your broker or nominee to vote your shares.

Q:	May I change my vote after I have mailed my signed proxy card?

A:
Yes. You may change your vote by submitting to the Secretary of Caraco a written revocation or a later dated, signed proxy card before the special meeting or by attending the special meeting and voting in person.

Q:	What happens if I do not send in my proxy or if I abstain from voting?

A:	If you do not send in a proxy or if you abstain from voting, such action will have the effect of a vote AGAINST approving and adopting the merger agreement.

Q:	What are the consequences of the merger to present officers and the Board of Directors?

A:
Immediately following the merger, it is expected that Caraco’s existing officers will continue as officers of the surviving corporation. The directors of Merger Sub at the effective time of the merger will be the initial directors of Caraco, as the surviving corporation.  Like other stockholders, officers and members of the Board of Directors will be entitled to receive $5.25 in cash for each of their shares of Common Stock.

For more information, including information regarding officers’ and directors’ interests in the merger, see “Special Factors—Interests of Caraco Directors and Officers in the Merger” beginning on page 49.

Q:	What rights do I have to seek appraisal of my shares?

A:
Caraco’s stockholders (other than Sun Pharma and Sun Global) are entitled to exercise appraisal rights in connection with the merger.  This entitlement is not automatic under Michigan law and is the result of negotiation by the Independent Committee on behalf of Caraco’s unaffiliated stockholders.  If you do not vote in favor of the merger and it is completed, you may seek payment of the fair value of your shares under Michigan law. To do so, you must strictly comply with all of the required procedures under Michigan law.  See “Special Factors - Rights of Appraisal” beginning on page 58.

Q:	Will a proxy solicitor be used?

A:	No. Caraco will solicit proxies primarily by mail, but may also solicit proxies personally and by telephone.

Q:	Who can help answer my questions?

A:
The information provided above in the question and answer format is for your convenience only and is merely a summary of some of the information contained in this proxy statement. You should carefully read the entire proxy statement, including the information incorporated by reference and all of the appendices. If you have any questions about the merger, need assistance in voting your shares or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact Caraco at:

Caraco Pharmaceutical Laboratories, Ltd.
1150 Elijah McCoy Drive
Detroit, Michigan  48202
(313) 871-8400
Attn: Investor Relations

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION

This proxy statement contains or incorporates by reference certain forward–looking statements and information relating to Caraco that are based on the beliefs of management as well as assumptions made by and information currently available to Caraco. When used in this document, the words “anticipate,” “believe,” “estimate,” “project,” “expect,” “plan” “intend” “should” or “will” and similar expressions, as they relate to Caraco or its management are intended to identify forward–looking statements. Such statements reflect the current view of Caraco with respect to future events and are subject to certain risks, uncertainties and assumptions. Many factors could cause the actual results, performance or achievements of Caraco to be materially different from any future results, performance or achievements that may be expressed or implied by such forward–looking statements, including, the matters discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Caraco’s most recent quarterly or annual report filed with the SEC, as well as factors relating to the proposed merger, including (i) the effect of the announcement of the merger on our client and customer relationships, operating results and business generally and (ii) the outcome of any legal proceedings that have been or may be instituted against Caraco and others relating to the merger agreement.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, projected, expected, planned or intended. We caution you not to place undue reliance on these forward–looking statements, which speak only as of the date of this proxy statement, or in the case of documents incorporated by reference, as of the date of those documents. Caraco does not intend, or assume any obligation, to update these forward–looking statements.

THE SPECIAL MEETING

Time and Place of the Special Meeting

This proxy statement is furnished, and the accompanying proxy is solicited, on behalf of the Board of Directors, for use at the special meeting of Caraco stockholders to be held at DoubleTree by Hilton Guest Suites, 525 Lafayette Blvd., Detroit, Michigan 48226, on June 14, 2011, at 9:00 a.m., local time, and at any adjournment or postponement thereof. The proxy statement and the accompanying proxy will be mailed on or about May 11, 2011 to all Caraco stockholders as of the record date.

Matters to be Considered

At the special meeting, holders of Common Stock will be asked to:

1)
Consider and vote upon a proposal to approve and adopt the merger agreement, which, if the merger is completed, would result in each share of Common Stock converting into the right to receive $5.25 in cash, without interest and subject to any applicable withholding taxes, except for:

•
shares of Common Stock owned by Sun Pharma and Sun Global; Sun Pharma’s shares will remain outstanding and Sun Global’s shares shall be converted into and become that number of shares of common stock of the surviving corporation (Caraco) equal to the number of shares of Common Stock owned by Sun Global immediately prior to the effective time plus the number of shares of Common Stock equal to the number of shares of Common Stock held by Caraco’s unaffiliated stockholders immediately prior to the effective time; and

•	shares of Common Stock held by stockholders who validly exercise and perfect appraisal rights in accordance with Michigan law.

2)	Transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

The Independent Committee (1) has approved and adopted the merger agreement and the related transactions; (2) has determined that the merger agreement and the related transactions are fair to and in the best interests of Caraco’s unaffiliated stockholders; (3) has recommended to the Board of Directors that it approve and adopt the merger agreement; and (4) recommends that Caraco’s stockholders vote FOR the approval and adoption of the merger agreement.

Record Date; Voting Rights

Caraco has fixed May 5, 2011 as the record date. Only stockholders of record as of the close of business on the record date are entitled to notice of the special meeting. Only holders of Common Stock as of the close of business on the record date are entitled to vote at the special meeting.  As of the close of business on the record date, there were 40,179,194 issued and outstanding shares of Common Stock. Each share of Common Stock is entitled to one vote on all matters to be considered at the special meeting.  The Common Stock is currently quoted on the NYSE Amex under the symbol “CPD.”

Quorum

The presence at the special meeting, in person or by proxy, of the holders of a majority of all of the shares of Common Stock issued and outstanding as of the close of business on the record date and entitled to vote will constitute a quorum for the transaction of business at the special meeting.  The holders of shares represented by proxies reflecting abstentions or broker non votes are considered present at the meeting and count toward a quorum. However, abstentions and broker non votes will have the effect of a vote against approval and adoption of the merger agreement.

If a quorum is not present, the chairman of the meeting or a majority of the shares present at the meeting, either in person or by proxy, may adjourn the meeting to another time and place, and notice need not be given of the new time and place if the new time and place are announced at the meeting before an adjournment is taken.  Even if a quorum is present, a majority of the shares present at the meeting, either in person or by proxy, may adjourn the meeting to another time and place, and notice need not be given of the new time and place if the new time and place are announced at the meeting before an adjournment is taken.  However, if any adjournment is for more than 30 days, or if after adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record.

Required Vote

Under Michigan law, approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.  A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a vote against the approval and adoption of the merger agreement.

For shares held in “street name” through a broker or other nominee, the broker or nominee will not be permitted to exercise voting discretion with respect to the approval and adoption of the merger agreement. If the broker or nominee is not given specific instructions, the shares will not be voted. Shares represented by such “broker non–votes” will, however, be counted in determining whether there is a quorum.

All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non–votes.

As of the record date, Sun Pharma and Sun Global are entitled to vote approximately 75.8% of the outstanding shares of Common Stock.  Sun Pharma and Sun Global have agreed to vote their shares of Common Stock in favor of the merger agreement and the related transactions and have provided the members of the Independent Committee with irrevocable proxies to vote their shares in favor of the merger agreement, thereby assuring that the merger agreement will be approved.

Proxies; Revocation

Even after Caraco stockholders have submitted their proxy cards, they may change their vote at any time before the proxy is exercised by filing with the Caraco Secretary at Caraco’s executive offices located at 1150 Elijah McCoy Drive, Detroit, MI  48202, either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the stockholder attends the meeting in person and so requests, although attendance at the meeting will not by itself revoke a previously granted proxy.

Solicitation of Proxies

Caraco will pay the cost of preparing, assembling and mailing the proxy statement, notice of meeting and enclosed proxy card. In addition to the use of mail, Caraco employees may solicit proxies personally and by telephone. Caraco employees will receive no compensation for soliciting proxies other than their regular salaries. Caraco may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to the beneficial owners of Common Stock and to request authority for the execution of proxies, and Caraco may reimburse such persons for their expenses incurred in connection with these activities.

Appraisal Rights

Stockholders who do not vote in favor of approval of the merger agreement and who comply with the procedures for perfecting appraisal rights under the applicable statutory provisions of Michigan law summarized elsewhere in this proxy statement may demand payment of the “fair value” of their shares in cash in connection with the consummation of the merger. See “Special Factors—Rights of Appraisal” beginning on page 58.

THE PARTICIPANTS

Caraco Pharmaceutical Laboratories, Ltd.

Caraco develops, markets and distributes generic pharmaceuticals to the nation’s largest wholesalers, distributors, drugstore chains and managed care providers throughout the U.S. and Puerto Rico.  Caraco’s present product portfolio includes 52 prescription products, in 117 strengths, in various package sizes.  This represents products Caraco distributes for Sun Pharma and its affiliates, as well as Caraco-owned products (those products for which Caraco owns the Abbreviated New Drug Applications (“ANDAs”) manufactured by Sun Pharma or other third parties.  The products are intended to treat a variety of disorders including but not limited to the following:  hypertension, arthritis, epilepsy, diabetes, depression and pain management.

The executive offices of Caraco are located at 1150 Elijah McCoy Drive, Detroit, Michigan, 48202 and its telephone number is (313) 871-8400.

If the merger agreement is approved and adopted by the Caraco stockholders at the special meeting and the merger is completed as contemplated, Caraco will survive the merger and will continue its operations as a private company, owned by Sun Pharma and Sun Global.

For additional information about Caraco, see “Where You Can Find More Information” beginning on page 96.

Sun Pharmaceutical Industries Limited

Sun Pharma is an international, integrated, specialty pharmaceutical company.

Sun Pharma was founded in 1983 and is led by its Chairman and Managing Director, Dilip S. Shanghvi.  Sun Pharma manufactures and markets a large basket of pharmaceutical formulations as branded generics as well as generics in India, the U.S. and several other markets across the world.  In India, Sun Pharma is a leader in niche therapy areas such as psychiatry, neurology, cardiology, diabetology, gastroenterology, ophthalmology and orthopedics.  Sun Pharma has strong skills in product development, process chemistry, and the manufacture of complex active pharmaceutical ingredients, as well as dosage forms.

The executive offices of Sun Pharma are located at 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai 400 093 India and its telephone number is +1 91 22 66455645.

Sun Pharma Global, Inc.

Sun Global is engaged mainly in investment and finance activities.

The executive offices of Sun Global are located at c/o SuGandHManagement Consultancy, Woodstock Asia Pacific DMCC, Office No. 406, The Business Center, Opp Burjuman Centre, Mashreq Bank Bldg., Bank Street, P.O. Box 12850, Dubai, United Arab Emirates and its telephone number is +1 971 43597674.

Sun Laboratories, Inc

Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the merger and has not engaged in any business except in furtherance of the merger.

The executive offices of Merger Sub are located at c/o Caraco, 1150 Elijah McCoy Drive, Detroit, Michigan 48202 and its telephone number is (313) 556-4141.

THE MERGER AGREEMENT

The following describes the material terms of the merger agreement. A copy of the merger agreement is attached to this proxy statement as Appendix A and is incorporated herein by reference.  This description of the merger agreement is qualified in its entirety by reference to the attached merger agreement. We urge you to, and you should, read the entire merger agreement carefully.

The Merger

Merger Sub will merge with and into Caraco.  Caraco will survive the merger and the separate corporate existence of Merger Sub will cease.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the State of Michigan or at such later time as Sun Pharma, Sun Global and Caraco shall specify in the certificate of merger.  The effective time of the merger will take place on the date that is not later than the third business day after certain of the conditions contained in the merger agreement have been satisfied or waived or at such other time as Sun Pharma, Sun Global, and Caraco agree. For further discussion on the conditions to the merger, see “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page 79.

Treatment of Common Stock

Common Stock of Caraco

At the effective time of the merger, each share of Common Stock that is issued and outstanding immediately prior to the effective time of the merger (other than the shares that will remain outstanding or that will be cancelled, as described below, and other than the shares that are held by holders who seek and perfect their appraisal rights), will be converted into the right to receive $5.25 in cash, without interest and subject to any applicable withholding taxes, which amount we refer to as the “merger consideration,” and will then automatically be cancelled and will cease to exist.

Each share of Common Stock owned by Sun Pharma immediately prior to the effective time of the merger will remain outstanding thereafter.  The shares of Common Stock owned by Sun Global immediately prior to the effective time of the merger will remain outstanding thereafter and will be converted into the number of shares equal to the sum of the number of shares of Common Stock owned by Sun Global immediately prior to the effective time and the number of shares of Common Stock owned by Caraco’s unaffiliated stockholders immediately prior to the effective time.

Capital Stock of Merger Sub

At the effective time of the merger, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the effective time will be converted into one share of common stock of the surviving corporation.

Treatment of Equity Based Awards

Caraco Options

In accordance with the terms of the merger agreement, each option to purchase shares of Common Stock will, immediately prior to the effective time of the merger, become fully vested and exercisable, and the holder thereof will be entitled to receive from the surviving corporation, as soon as practicable following the effective time and in exchange for the option’s cancellation, an amount in cash equal to the excess, if any, of the merger consideration over the per share exercise price of the option, multiplied by the number of shares of Common Stock subject to the option as of the effective time.

Caraco Restricted Stock

As of the effective time of the merger, all shares of Common Stock that, immediately prior to the effective time of the merger, are subject to vesting restrictions will be forfeited without payment of consideration.

Appraisal Rights

Shares of Common Stock issued and outstanding immediately prior to the effective time of the merger that are held by a stockholder who has perfected a demand for appraisal rights under Sections 761 through and including 774 of the MBCA will not be converted into the right to receive the merger consideration, unless and until the dissenting stockholder waives or withdraws his or her request for, or otherwise loses his or her right to, appraisal under the MBCA. Each such dissenting stockholder will be entitled to receive only the payment provided by the provisions of Sections 761 through and including 774 of the MBCA in respect of the shares of Common Stock they own. See “Rights of Appraisal” beginning on page 58 for a description of the procedures that you must follow if you desire to exercise your appraisal rights under Michigan law.

Exchange Procedures

Prior to the closing date of the merger, Sun Pharma and Sun Global will appoint a bank or trust company that is reasonably acceptable to Caraco to act as paying agent for the payment of the merger consideration. Prior to the effective time of the merger, Sun Pharma and Sun Global will deposit with the paying agent cash in an amount sufficient to pay the aggregate merger consideration.

Promptly after the effective time of the merger, Sun Pharma and Sun Global will cause the paying agent to mail to each holder of record of shares of Common Stock (other than Sun Pharma and Sun Global) a letter of transmittal and instructions for use in effecting the surrender of the certificates representing shares of Common Stock and the transfer of uncertificated shares of Common Stock in exchange for the merger consideration.

Upon (i) your surrender to the paying agent of any certificate formerly representing shares of Common Stock, together with the letter of transmittal, duly executed, and such other documents as may reasonably be required by the paying agent or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence as the paying agent may reasonably request) in the case of a book-entry transfer of uncertificated shares, you will be entitled to receive the corresponding merger consideration.

Please do not send in your stock certificates until you receive the letter of transmittal and instructions from the paying agent. Do not return your stock certificates with the enclosed proxy card. If your shares of Common Stock are held through a broker, your broker will surrender your shares for cancellation. After you mail the letter of transmittal, duly executed and completed in accordance with its instructions, and your stock certificates to the paying agent, the paying agent will mail your check to you. The stock certificates you surrender will be canceled.

After the completion of the merger, there will be no further transfers of Common Stock, and stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration. If merger consideration is to be paid to a name other than that in which the certificate for the Common Stock surrendered for exchange is registered, the certificate surrendered must be properly endorsed or otherwise in proper form for transfer and any transfer or other taxes must be paid by the person requesting the payment or that person must establish to the paying agent’s satisfaction that such tax has been paid or is not payable.

Any portion of the merger consideration deposited with the paying agent that remains undistributed to holders of Common Stock twelve months after the effective time of the merger will be delivered to Sun Pharma and/or Sun Global upon demand. Former holders of Common Stock who have not complied with the above described exchange and payment procedures will thereafter only look to Sun Pharma for payment of the merger consideration (without interest). None of Sun Pharma, Sun Global, Merger Sub, Caraco, the surviving corporation and the paying agent will be liable to any person in respect of any cash from the exchange fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar laws.

If your certificate or certificates formerly representing shares of Common Stock are lost, stolen or destroyed, the exchange agent will issue the merger consideration deliverable in exchange for such lost, stolen or destroyed certificate upon making an affidavit of that fact and, if required by the surviving corporation, posting a bond as indemnity against any claim with respect to the certificates.

Representations and Warranties

The merger agreement contains representations and warranties made by Caraco to Sun Pharma, Sun Global and Merger Sub, and representations and warranties made by Sun Pharma, Sun Global and Merger Sub to Caraco, and may be subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties  may be subject to contractual standards of materiality different from those generally applicable to public disclosures to stockholders, or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of Caraco, Sun Pharma, Sun Global, Merger Sub or any of their respective subsidiaries or affiliates.

Caraco’s representations and warranties relate to among other things:

•	its organization and qualification;

•	its capitalization;

•	its subsidiary;

•	its corporate power and authority;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	governmental filings required to be made by it in connection with the merger;

•	accuracy of the information supplied by or on behalf of Caraco for inclusion in this proxy statement and in the Schedule 13E–3;

•	its adoption of resolutions exempting the disposition of its officers and directors for the purposes of certain federal securities laws;

•	the receipt by the Independent Committee of a fairness opinion from William Blair;

•	the absence of undisclosed broker’s or finder’s fees; and

•	the non-applicability of any “business combination”, “fair price” or similar anti-takeover statutes with respect to Caraco, the Common Stock, or the merger.

Many of the representations and warranties made by Caraco are qualified by a “materiality” standard or a standard of “material adverse effect.” As used in the merger agreement, a “material adverse effect” means a material adverse effect on the financial condition, business or results of operation of Caraco and Caraco’s subsidiary, taken as a whole, other than any: (A) changes in the economy or financial markets (including credit markets) in general; (B) changes in the economic, business, financial or regulatory environment generally affecting any of the industries in which Caraco and its subsidiary operate; (C) changes in law or applicable accounting regulations or principles or interpretations thereof, or (D) changes that arise out of the announcement of the merger agreement or out of actions required by the merger agreement (provided that the changes described in clauses (A) through (C) of this paragraph are only excluded from the determination of whether a “material adverse effect” has occurred solely to the extent that they are not disproportionately adverse in any material respect to Caraco and its subsidiary taken as a whole compared to the other companies in the same industry).

The representations and warranties of Sun Pharma, Sun Global and Merger Sub relate to, among other things:

•	their organization and qualification;

•	their corporate power and authority;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	governmental filings required to be made by them in connection with the merger;

•	accuracy of the information supplied by or on behalf of Sun Pharma, Sun Global and Merger Sub for inclusion in this proxy statement and in the Schedule 13E–3;

•	absence of undisclosed broker’s or finder’s fees;

•	their ability to fund the aggregate merger consideration; and

•	the ownership and operation of Merger Sub.

Many of the representations and warranties made by Sun Pharma, Sun Global and Merger Sub are qualified by a “materiality” standard.

The representations and warranties in the merger agreement will expire upon the effective time of the merger.

Conduct of Business Pending the Merger

Caraco has agreed that prior to the effective time of the merger, Caraco and its subsidiary will not (a) make any material modifications in employee benefit plans, employment or compensation arrangements (except as required by applicable Law) or (b) grant any awards of restricted stock or stock options or issue any shares of Common Stock.

Change in Recommendation

The Independent Committee will not withhold, withdraw, qualify or modify, in a manner adverse to Sun Pharma, Sun Global or Merger Sub, its recommendation that Caraco’s unaffiliated stockholders vote to approve and adopt the merger agreement, except to the extent the Independent Committee determines in good faith prior to the time at which the stockholders of Caraco approve and adopt the merger agreement, but after consultation with its outside counsel, that such action is necessary in order for the directors on the Independent Committee to comply with their fiduciary obligations under applicable law.  Notwithstanding the foregoing sentence, no change in recommendation may be made by the Independent Committee until after at least five (5) business days following Sun Pharma’s receipt of notice from Caraco advising that the Independent Committee of Caraco intends to take such action and the basis therefor, unless the change in recommendation is made later than (i.e., after) the fifth business day preceding the stockholders’ meeting called for the purpose of voting upon the approval and adoption of the merger agreement (in which event no advance notice shall be required).

Stockholder Meeting; Proxy Statement

Caraco has agreed to call and hold a meeting of its stockholders for the purpose of voting upon the approval and adoption of the merger agreement. Caraco has agreed to hold such meeting promptly after the date of the merger agreement.

Each of Sun Pharma and Sun Global delivered, concurrently with their entry into the merger agreement, an irrevocable proxy to the Independent Committee that empowers the Independent Committee to cause the shares of Common Stock owned by Sun Pharma and Sun Global to be voted in favor of the approval and adoption of the merger agreement at the stockholders’ meeting.

The Independent Committee has recommended that Caraco’s unaffiliated stockholders vote to approve and adopt the merger agreement and Caraco has agreed that such recommendation be included in this proxy statement. The Independent Committee of Caraco will not withhold, withdraw, qualify or modify, in a manner adverse to Sun Pharma, Sun Global or Merger Sub, its recommendation, except as described under “Merger Agreement—Change in Recommendation” beginning on page 77 of this proxy statement. For further discussion on the vote required to approve and adopt the merger agreement, see “The Special Meeting—Required Vote” beginning on page 70.

Indemnification; Directors’ and Officers’ Insurance

Under the merger agreement, Sun Pharma, Caraco and the surviving corporation have agreed to jointly and severally indemnify, to the fullest extent permitted by law and for a period of six years after the effective time of the merger, the current and former directors and officers of Caraco and its subsidiary for matters existing or occurring prior to the effective time, subject to certain conditions and limitations. The merger agreement also provides that all rights to indemnification in favor of those directors and officers of Caraco existing as of the date of merger agreement in Caraco’s articles of incorporation or bylaws or in indemnification agreements to which Caraco is a party will, with respect to matters occurring prior to the effective time, continue in effect.  In addition, until the sixth anniversary of the effective time, the articles of incorporation and bylaws of the surviving corporation and its subsidiary must, in respect of matters occurring at or prior to the effective time, contain provisions relating to indemnification no less favorable than those set forth of the current organizational documents of Caraco and its subsidiary.

Either Sun Pharma or the surviving corporation must obtain directors’ and officers’ insurance policies (or “tail” coverage) to be effective for six years from the effective time of the merger with respect to matters occurring prior to the effective time.  The terms of the insurance policies or “tail” coverage must be on terms no less favorable than those of Caraco’s existing policy, unless the costs of the policies or “tail” coverage would exceed an agreed threshold, in which case the coverage will be as much an can be obtained for an amount not exceeding the threshold.

Commercially Reasonable Efforts

Each of Sun Pharma, Sun Global, Merger Sub and Caraco agree to use their commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the merger agreement.  This includes using commercially reasonable efforts to:

•	obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts;

•	obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulation;

•	lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by the merger agreement;

•	effect any necessary registrations and filings and submissions of information requested by any governmental or regulatory authority; and

•	fulfill all conditions to the merger agreement.

Caraco will give Sun Pharma and Sun Global the opportunity to participate in the defense or settlement of any stockholder litigation against Caraco and/or its directors, including the Independent Committee, relating to the transactions contemplated by the merger agreement, and no such settlement will be agreed to without the prior written consent of Sun Pharma and Sun Global.

Additional Covenants and Agreements

The merger agreement contains additional covenants and agreements among the parties relating to, among other things:

•	the ability of Sun Pharma and Sun Global to access the books and records of Caraco and its subsidiary;

•	a requirement that each party notify the other of certain matters;

•	the issuance by the parties of press releases or other announcement related to the merger;

•	the delisting of the shares of Common Stock from the NYSE Amex promptly following the effective time of the merger;

•
a requirement that Caraco and the Board of Directors take action to eliminate or minimize the effects of any anti-takeover statute or regulation that may become applicable to the merger or other transactions contemplated by the merger agreement;

•	the continued service on the Board of Directors of the individuals currently comprising the Independent Committee until the effective time of the merger; and

•	the requirement that the Independent Committee approve actions to be taken by Caraco under the merger agreement.

Conditions to Consummation of the Merger

The obligations of the parties to the merger agreement are subject to the fulfillment or waiver of various conditions described in this section.

Conditions to the Obligations of Sun Pharma, Sun Global, Merger Sub and Caraco

Each of Sun Pharma, Sun Global, Merger Sub and Caraco are obligated to complete the merger only if each of the following conditions is satisfied or waived at or prior to the effective time of the merger:

•	Stockholder Approval. The merger agreement must be approved and adopted by the requisite vote of stockholders of Caraco in accordance with applicable law; and

•
No Order.  No court of competent jurisdiction or U.S. or Indian federal or state governmental or regulatory authority has issued an order, decree, or ruling, enacted any law or taken any other action restraining, enjoining, making illegal or otherwise prohibiting the consummation of the merger or the other transactions contemplated by the merger agreement.

Conditions to the Obligations of Sun Pharma, Sun Global and Merger Sub

Sun Pharma, Sun Global and Merger Sub will be obligated to complete the merger only if each of the following additional conditions is satisfied or waived at or prior to the effective time of the merger:

•
Representations and Warranties. The representations and warranties of Caraco contained in the merger agreement are true and correct as of the effective time of the merger as though made as of the effective time (other than any such representation or warranty that is made only as of a specified date, in which case as of such specified date), except where (i) the representations and warranties with respect to Caraco’s capitalization are not true and correct to less than a de minimis extent and (ii) the failure of the other representations and warranties to be so true and correct has not had, and would not be reasonably expected to have, individually or in the aggregate, a material adverse effect; and

•
Agreements and Covenants. Caraco has performed or complied in all material respects, with all of the agreements and covenants required by the merger agreement to be performed or complied with by it at or prior to the effective time of the merger.

Conditions to the Obligations of Caraco

Caraco will be obligated to complete the merger only if each of the following additional conditions is satisfied or waived at or prior to the effective time of the merger:

•
Representations and Warranties.  The representations and warranties of Sun Pharma, Sun Global and Merger Sub contained in the merger agreement are true and correct as of the effective time of the merger as though made as of the effective time (other than any such representation or warranty that is made only as of a specified date, in which case as of such specified date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to materiality or material adverse effect) would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the ability of Sun Pharma, Sun Global and Merger Sub to consummate the transactions contemplated by the merger agreement; and

•
Agreements and Covenants.  Sun Pharma, Sun Global and Merger Sub have performed or complied, in all material respects with all of the agreements and covenants required by the merger agreement to be performed or complied with by it at or prior to the effective time of the merger.

Termination of the Merger Agreement

The merger agreement may be terminated for any reason prior to the effective time of the merger by the mutual written consent of Sun Pharma, Sun Global, Merger Sub and Caraco. Either (a) Sun Pharma and Sun Global or (b) Caraco (with respect to Caraco, only pursuant to a resolution adopted by the Independent Committee) may terminate the merger agreement prior to the effective time of the merger:

•	If the merger is not consummated on or prior to 5:00 p.m. New York City time on September 30, 2011; or

•
If any court of competent jurisdiction or U.S. or Indian federal or state governmental or regulatory authority issues a final and nonappealable order, decree, ruling or law that makes illegal or otherwise prohibits or restrains the merger.

In addition, Sun Pharma and Sun Global may terminate the merger agreement prior to the effective time of the merger:

•	If the Independent Committee withdraws or modifies its recommendation to Caraco’s unaffiliated stockholders in a manner adverse to Sun Pharma, Sun Global or Merger Sub; or

•
Under specific circumstances relating to a breach of any representation, warranty, covenant or agreement made by Caraco in the merger agreement which renders certain conditions to the consummation of the merger incapable of being satisfied.

In addition, Caraco (only pursuant to a resolution adopted by the Independent Committee) may terminate the merger agreement prior to the effective time of the merger under specific circumstances relating to a breach of any representation, warranty, covenant or agreement made by Sun Pharma, Sun Global or Merger Sub in the merger agreement which renders certain conditions to the consummation of the merger incapable of being satisfied.

In the event of termination of the merger agreement, the merger agreement will become void and have no effect, and there will be no liability on the part of Sun Pharma, Sun Global, Merger Sub or Caraco, except with respect to certain miscellaneous provisions contained in the merger agreement, which will survive the termination of the merger agreement.  Nothing will relieve any party from liability for fraud or any intentional breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement.

Amendment

Any provision of the merger agreement may be amended prior to the effective time of the merger, but only in a writing signed by each party to the merger agreement and delivered by a duly authorized officer or representative of the respective party, and in the case of Caraco, such amendments or modifications must be approved by the Independent Committee.

Waiver

At any time prior to the effective time of the merger, the Independent Committee may waive compliance with the terms of the merger agreement by Sun Pharma, Sun Global and/or Merger Sub, and Sun Pharma and Sun Global may waive compliance with the terms of the merger agreement by Caraco, in each case pursuant to a writing signed by the party granting the waiver.

Expenses

Each party has agreed to bear all costs and expenses incurred by it in connection with the merger agreement, regardless of whether the merger is consummated or not.

MARKET PRICE AND DIVIDEND INFORMATION

Caraco’s Common Stock is listed on the NYSE Amex under the symbol “CPD.” The following table sets forth for Fiscal 2011 and Fiscal 2010, the high and low sales prices for each of the applicable quarters.

Fiscal 2011	High	Low
First Quarter	$6.93	$4.20
Second Quarter	$6.76	$4.18
Third Quarter	$5.93	$4.25
Fourth Quarter	$5.25	$4.42

Fiscal 2010	High	Low
First Quarter	$5.28	$1.75
Second Quarter	$5.29	$2.78
Third Quarter	$6.79	$3.65
Fourth Quarter	$6.94	$4.22

The closing sale price of the Common Stock on NYSE Amex on February 18, 2011, which was the last trading day before Caraco announced the merger agreement, was $4.72 per share, compared to which the merger consideration of $5.25 per share represents a premium of approximately 11%.

On May 9, 2011, the next to last trading day before the date of this proxy statement, the closing price for Common Stock on the NYSE Amex was $5.22 per share. You are encouraged to, and should, obtain current market quotations for Common Stock in connection with voting your shares.

As of May 5, 2011 there were 71 registered holders of Common Stock.

During Fiscal 2010, 1,632,000 shares of Caraco preferred stock were converted into an equal number of shares of Common Stock and issued to Sun Global.

Under the products agreement with Sun Global, as previously described, during Fiscal 2008 Caraco issued to Sun Global 1,088,000 shares of Caraco preferred stock in exchange for the transfer of two products. As of March 31, 2008, all 25 of the products under this agreement had been selected and all of these 25 products had passed their respective bio-equivalency studies. The final product was transferred to Caraco during the third quarter of Fiscal 2008, which concluded the obligations between the parties under this agreement.

All shares of preferred stock and Common Stock specified above that were issued by Caraco were issued pursuant to exemptions from registration under Section 4(2) of the Securities Act of 1933.

Dividend Policy

Caraco has never declared or paid cash dividends on its Common Stock and it is unlikely that Caraco will pay any dividends on Common Stock in the foreseeable future.  Caraco intends to retain all future earnings for the operation and expansion of its business.

SELECTED FINANCIAL DATA

Set forth below is summarized financial data relating to Caraco.  The financial data has been derived from the audited financial statements contained in Caraco’s annual report on Form 10-K, as amended, for the Fiscal Year ended March 31, 2010 and the unaudited financial statements contained in Caraco’s quarterly reports on Form 10-Q for the quarterly periods ended December 31, 2010 and 2009.  This data should be read in conjunction with the audited consolidated financial statements and other financial information contained in that Form 10-K and the Forms 10-Q, including the notes thereto, incorporated by reference into this proxy statement.  More comprehensive financial information is included in such reports, including management’s discussion and analysis of financial condition and results of operations, and other documents we file with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained in those documents.  See “Where You Can Find More Information.”

Financial Data
(In thousands, except per share data)

Statements of Operation Data	9 Months Ended Dec. 31,	Fiscal Years Ended March 31,
	2010	2010	2009	2008	2007	2006
Net sales	$268,205	$233,674	$337,177	$350,367	$117,027	$82,789
Cost of goods sold	245,842	234,073	269,382	265,652	59,243	41,873

Gross (loss) profit	22,363	(399)	67,795	84,715	57,784	40,916

Selling, general and administrative expenses	20,400	22,769	16,418	14,322	9,880	8,183
Research and development costs - affiliate - (non cash)	-	-	-	11,321	11,761	35,055
Research and development costs – other	7,825	10,121	22,528	18,366	10,591	8,437
Non-recurring (income)	-	(20,000)	-	-	-	-

Operating (loss) / income	(5,862)	(13,289)	28,849	40,706	25,552	(10,759)

Other income / (expense), net	633	115	603	1,688	1,306	336

(Loss) / income before income taxes	(5,229)	(13,174)	29,452	42,394	26,858	(10,423)

Income tax (benefit) / expense	(1,896)	(4,514)	8,915	7,006	-	-

Net (loss) / income	(3,333)	(8,660)	20,537	35,388	26,858	(10,423)

Net (loss) / income per share
Basic	(0.08)	(0.22)	0.60	1.19	1.02	(0.39)
Diluted	(0.08)	(0.22)	0.51	0.89	0.72	(0.39)

Weighted Average Shares Outstanding:
Basic	39,397	38,613	34,227	29,657	26,447	26,392
Diluted	39,397	38,613	40,576	39,914	37,255	26,392

Financial Data (continued)				(In thousands)
	At Dec. 31,	As of March 31,
Balance Sheet Data	2010	2010	2009	2008	2007	2006

Current assets	$131,306	$271,991	$169,864	$500,022	$95,439	$62,282
Property, plant and equipment, net	41,185	43,243	44,823	21,267	19,030	14,960
Intangible assets	1,213	1,286	1,383	-	-	-
Deferred income taxes	20,703	21,579	20,418	16,986	-	-
Total assets	194,407	338,099	236,488	538,275	114,469	77,242
Current liabilities	42,223	182,713	57,365	395,495	19,276	20,864
Working Capital	89,083	89,278	112,499	104,527	76,163	41,418
Long term debt	-	-	15,300	-	-	-
Total liabilities	42,223	182,713	72,665	395,495	19,276	20,864
Stockholders’ Equity	152,184	155,386	163,823	142,780	95,193	56,378

RATIO OF EARNINGS TO FIXED CHARGES
 (amounts in thousands)

	At Dec. 31,	As of March 31,
	2010	2010	2009	2008	2007	2006
Ratio of Earnings to Fixed Charges	(12.2)	(14.2)	1,052.9	NA	960.2	(2604.8)

BOOK VALUE PER SHARE

At December 31, 2010, Caraco had a consolidated net book value of $152.2 million ($3.79 per share).  The $3.79 per share consolidated net book value is substantially below the $5.25 per share cash merger consideration. Based upon their aggregate share ownership, Sun Pharma and Sun Global had an indirect 75.8% interest in that net book value, and holders of Caraco Common Stock other than Sun Pharma and Sun Global owned the remaining indirect 24.2% interest in the net book value.  Following the consummation of the merger, Sun Pharma and Sun Global will together have a 100% ownership interest in the surviving corporation’s net book value and net income or loss and the other current stockholders of Caraco will have no direct or indirect interest in that net book value and net income or loss.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table provides the information, as of May 5, 2011, about the stockholders (who are not officers or directors) known to Caraco to be the beneficial owners of more than 5% of Caraco’s Common Stock. Caraco relied solely on information furnished by its transfer agent and Schedule 13Ds filed with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Sun Pharmaceutical Industries Limited 17/B Mahal Industrial Estate Mahakali Caves Road Andheri (East) Mumbai, 400 093 India	30,468,680	(1)	75.8%

(1)
Sun Pharma directly owns 8,382,666 shares of Common Stock of Caraco and beneficially owns 22,086,014 shares registered in the name of Sun Global, its wholly-owned subsidiary.  Sun Global’s address is International Trust Building, P.O. Box 659, Road Town, Tortola, British Virgin Islands.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table contains information, as of May 5, 2011, about the number of shares of Common Stock beneficially owned by incumbent directors, the executive officers and by all current directors and executive officers as a group. The number of shares of Common Stock beneficially owned by each individual includes shares of Common Stock which the individual can acquire by July 4, 2011 through the exercise of any stock option or other right. Unless indicated otherwise, each individual has sole investment and voting power (or shares those powers with his or her spouse) with respect to the shares of Common Stock listed in the table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class

Dilip S. Shanghvi (1)		(2)		(2)

Gurpartap Singh Sachdeva (3)	21,800	(4)	*

Mukul Rathi (3)	5,667	(5)	*

Robert Kurkiewicz (3)	10,346	(6)	*

F. Folsom Bell (3)	1,000	(7)(8)	*

Sailesh T. Desai (9)		(2)		(2)

Timothy S. Manney (10)	20,500	(8)(11)	*

Eddie R. Munson (3)	0	(8)	*

Sudhir V. Valia (12)		(2)		(2)

All executive officers and directors as a group (9 persons)	58,313	(2)		(2)

*	Less than 1.0% of the outstanding shares.

(1)	The mailing address of Mr. Shanghvi is c/o Sun Pharmaceutical Industries Limited, 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East) Mumbai 400 093 India.

(2)
Excludes 30,468,680 shares of Common Stock beneficially owned by Sun Pharma and Sun Global. (See footnote 1 under “Security Ownership of Certain Beneficial Owners.”) Mr. Shanghvi is the Chairman and Managing Director of, and Messrs. Desai and Valia are full-time directors of, and Mr. Shanghvi, together with his associate companies, is also the majority stockholder of, Sun Pharma, and, therefore, may be deemed to share investment control over the shares of Common Stock held by Sun Pharma and Sun Global.  Each of Messrs. Desai and Valia disclaims beneficial ownership of the shares of Common Stock beneficially owned by Sun Pharma and Sun Global.

(3)	The mailing address of each of these holders is 1150 Elijah McCoy Drive, Detroit, Michigan 48202.

(4)	Includes 1,800 shares held in the name of his wife and stock options that are currently exercisable to purchase 10,000 shares of Common Stock.

(5)	Includes stock options that are currently exercisable to purchase 5,667 shares of Common Stock.

(6)	Includes stock options that are currently exercisable to purchase 3,333 shares of Common Stock.

(7)	Includes stock options that are currently exercisable to purchase 1,000 shares of Common Stock.

(8)
Does not include 5,000 shares of restricted Common Stock which were granted on September 14, 2010 and which vest at end of director’s term.  Immediately prior to the effective time of the merger, all such shares of restricted stock will be forfeited without payment of consideration.

(9)	Mr. Desai’s mailing address is c/o Sun Pharmaceutical Industries Limited, 402, 4th Floor, R. K. Centre, Fatehgunj Thain Road, Baroda - 390 002.

(10)	Mr. Manney’s mailing address is c/o Synova, Inc., 1000 Town Center, Suite 700, Southfield, Michigan 48075.

(11)	Includes stock options that are currently exercisable to purchase 10,500 shares of common stock.

(12)	Mr. Valia’s mailing address is c/o Sun Pharmaceutical Industries Limited, Acme Plaza, Andheri-Kurla Road, Andheri (East), Mumbai 400 059 India.

DIRECTORS AND EXECUTIVE OFFICERS OF CARACO, SUN PHARMA, SUN GLOBAL AND MERGER SUB

Set forth below are the names, the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five–year employment history of each of the current directors and executive officers of Caraco, Sun Pharma, Sun Global and Merger Sub.

Directors and Executive Officers of Caraco.  The following tables set forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Caraco other than with respect to the directors of Caraco who are currently affiliated with Sun Pharma.  Information with respect to such directors, Dilip S. Shanghvi, Sudhir V. Valia and Sailesh T. Desai, is set forth below under “Directors and Executive Officers of Sun Pharma, Sun Global and Merger Sub – Director and Executive Officers of Sun Pharma.”  Unless otherwise indicated, each director or executive officer of Caraco (other than Messrs. Shanghvi,  Valia and Desai) is a citizen of the U.S.  The address of each person is listed below and the telephone number of each such person is (313) 871-8400.  Neither Caraco nor any of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Name; Present Principal Occupation or Employment	Material Positions Held During the Past Five Years; Address
Directors
F. Folsom Bell (Director)
Mr. Bell has been a consultant on M&A transactions and involved in real estate development since 2006.  From September 2000 to December 2005, Mr. Bell was the Executive Vice-President, Business Development of Perrigo Company, a global healthcare supplier that develops, manufactures and distributes over-the-counter and generic prescription pharmaceuticals, nutritional products, active pharmaceutical ingredients and pharmaceutical and medical diagnostic products.  Mr. Bell was also a member of the board of directors of Perrigo Company from January 1981 through February 1986 and from June 1988 to January 2003.  While a director of Perrigo Company, Mr. Bell served for six years on its audit committee, including time as chairman.  Mr. Bell was a certified public accountant for fifteen years with two major public accounting firms.

Address:  c/o Caraco, 1150 Elijah McCoy Drive, Detroit, Michigan 48202

Timothy S. Manney (Director)
Since May 2002, Mr. Manney has been President and Director of Synova, Inc. (a privately-held information technology staffing and consulting firm). From 1990 to 2001, Mr. Manney served as the Chief Financial Officer of Covansys Corporation (a publicly-held information technology solutions company).

Address:  c/o Caraco, 1150 Elijah McCoy Drive, Detroit, Michigan 48202

Eddie A. Munson (Director)
Mr. Munson, age 60, is a Certified Public Accountant, with over thirty years auditing experience at KPMG, LLP for private and public sector clients. His service at KPMG consisted of, among other things, serving as Managing Partner of the KPMG Detroit office, and also Partner in Charge of Assurance Services for KPMG’s Mid-America Business Unit, from January 1993 to September 2003. From July 1996 to September 2004, Mr. Munson served on the Board of Directors of KPMG; and from October 2003 until his retirement in September 2006, Mr. Munson was KPMG’s National Partner in Charge of University Relations & Campus Recruiting. In addition, from November 2006 to November 2008, Mr. Munson served as a director of United American Healthcare and on its audit committee. From June 2008 to December 2008, Mr. Munson was the interim CFO of BearingPoint, Inc.

Address:  c/o Caraco, 1150 Elijah McCoy Drive, Detroit, Michigan 48202

Gurpartap Singh Sachdeva (Director and Chief Executive Officer)
Mr. Singh has served as Caraco’s Chief Executive Officer since November 1, 2010.  Previously, Mr. Singh served as Caraco’s Chief Operating Officer from July 2010 to November 2010, Senior Vice President – Business Strategies from July 2007 to July 2010; Vice President – Sales and Marketing from September 2003 to July 2007, and National Sales and Marketing Manager from September 2000 to September 2003.  From May 1998 to September 2000, Mr. Singh was the Manager of Bulk Drugs for Sun Pharma.

Address:  c/o Caraco, 1150 Elijah McCoy Drive, Detroit, Michigan 48202

Executive Officers Who are Not Directors

Mukul Rathi
Mr. Rathi has served as Caraco’s Interim Chief Financial Officer since January 2007.  Previously he was  Caraco’s Controller from December 2005 to July 2007.  From May 1999 to December 2005, he was Senior. Executive-Accounts and Manager-Accounts with Sun Pharma.  He also served as Officer-Accounts for Century Enka, Ltd. from August 1997 to May 1999.

Address:  c/o Caraco, 1150 Elijah McCoy Drive, Detroit, Michigan 48202

Robert Kurkiewicz
Mr. Kurkiewicz has served as Caraco’s Senior Vice President – Regulatory since October 2006.  Previously, he was Caraco’s Senior Vice President – Technical from October 1998 to October 2006 and Vice President – Quality Assurance from November 1993 to October 1998.

Address:  c/o Caraco, 1150 Elijah McCoy Drive, Detroit, Michigan 48202

Directors and Executive Officers of Sun Pharma.  The following tables set forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Sun Pharma.  Unless otherwise indicated, each such person is a citizen of India.  The address of each person is listed below and the telephone number of each such person is +1 91 22 66455645.  Neither Sun Pharma nor any of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Name; Present Principal Occupation or Employment	Material Positions Held During the Past Five Years; Address
Directors
Dilip S. Shanghvi (Chairman & Managing Director)
Mr. Shanghvi is the founder of Sun Pharma, its Managing Director since its inception in 1993, responsible for marketing, research and development and human resource development, and its Chairman since 1999.  Also, since March 2007 Mr. Shanghvi has been the Chairman and Managing Director of Sun Pharma Advanced Research Company Ltd.  Mr. Shanghvi has served as Chairman of the Board of Directors of Caraco since 1997.
Address: c/o Sun Pharmaceutical Industries Limited, 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai 400 093 India

Sudhir V. Valia (Director)
Mr. Valia joined Sun Pharma as a director in January 1994 and has been a full-time director since his appointment in April 1994.  He is currently responsible for finance, commercial, operations, projects and quality control.  Prior to then, Mr. Valia was a chartered accountant in private practice.  Mr. Valia is a qualified chartered accountant in India. Mr. Shanghvi is Mr. Valia’s brother-in-law.
Address: c/o Sun Pharmaceutical Industries Limited, Acme Plaza, Andheri Kurla Road, Andheri (East), Mumbai – 400 059

Sailesh T. Desai (Director)
Mr. Desai has served as a full-time director of Sun Pharma since 1999, responsible for domestic marketing of some of the divisions dealing in specific therapy segments of pharmaceutical formulations. From 1994 to 1998, Mr. Desai was the principal shareholder and Managing Director of Milmet Laboratories, Pvt. Ltd., a manufacturer and marketer of ophthalmic solutions which was organized under the laws of the Commonwealth of India and merged into Sun Pharma in 1998.
Address: c/o Sun Pharmaceutical Industries Limited, 402, 4th Floor, R. K. Centre, Fatehgunj Main Road, Baroda – 390 002

S. Mohanchand Dadha (Director)
Managing Director of Dadha Pharma Pvt. Ltd., from April 2, 2004 to February 24, 2006 and Full Time Director from February 25, 2006 to present.

Full Time Director of Dadha Pharma Marketing Pvt. Ltd. from May 10, 1996 to April 1, 2004.

Address: c/o Sun Pharmaceutical Industries Limited, 10, Jeypore Nagar, Chennai - 600 086

Hasmukh S. Shah (Director)
A partner in a consulting firm, Hasmukh Shah & Associates, from March 10, 1999 to present and independent director of Sun Pharma since March 22, 2001.

Address: c/o Sun Pharmaceutical Industries Limited, 402, 4th Floor, R. K. Centre, Fatehgunj Main Road, Baroda – 390 002

Keki Minu Mistry (Director)
Managing Director of HDFC Limited and Independent director of Sun Pharma from prior to 2003 to present.

Address: c/o HDFC Limited, Ramon House, 5th Floor, H. T. Parekh Marg, 169, Backbay Reclamation, Churchgate, Mumbai – 400 020

Ashwin S. Dani (Director)
Vice Chairman and Managing Director of Asian Paints (India) Ltd and Independent Director of Sun Pharma since January 28, 2004 to present.

Address: c/o Asian Paints (India) Limited, 6-A, Shanti Nagar, Santacruz (East), Mumbai - 400055

Subramanian Kalyansundaram (Chief Executive Officer and Director) (New Zealand)
Prior to joining Sun Pharma as CEO on April 1, 2010, Mr. Kalyansundaram served as a consultant with Sun Global from January 1, 2010 through March 31, 2010.  Prior to January 2010, Mr. Kalyansundaram had served in various capacities at affiliates of GlaxoSmithKline plc.  From January 2007 through December 2009, Mr. Kalyansundaram was Vice President, Commercial Development, Classic Brands at GlaxoSmithKline, 150 Beach Road, #22-00 Gateway West, Singapore 189720.  From January 2005 through December 2006, Mr. Kalyansundaram was Vice President – South Asia and Managing Director of GSK India at GlaxoSmithKline Pharmaceuticals Limited, Dr. Annie Besant Road, Mumbai 400 03 India.

Address: c/o Sun Pharmaceutical Industries Ltd. Acme Plaza, Andheri Kurla Road, Andheri (East) Mumbai – 400 020

Executive Officers
Rakesh Mehta (Sr. Vice President, International Marketing)
Vice President of International Marketing at Sun Pharma from June 1, 1995 to March 31, 2003.

Address: Sun Pharmaceutical Industries Limited, 17/B, Mahal
Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai 400 093 India

Abhay Gandhi (Exec. Vice President, International Marketing)
Senior Vice President of International Marketing at Sun Pharma from April 1, 2003 to March 31, 2007.

Address: Sun Pharmaceutical Industries Limited, Acme Plaza, Andheri Kurla Road, Andheri (E) Mumbai – 400 059, Maharashtra, India

T. K. Roy (Sr. Vice President (Marketing & Sales))
Vice President of Marketing at Sun Pharma from January 1, 1999 to March 31, 2003.

Address: Sun Pharmaceutical Industries Limited, Acme Plaza, Andheri Kurla Road, Andheri (E) Mumbai – 400 059, Maharashtra, India.

Lokesh Sibal (Sr. Vice President (OD and Talent Development))
Vice President of Marketing and Sales at Sun Pharma from prior to April 1, 2001 to March 31, 2007.

Address: Sun Pharmaceutical Industries Limited, Acme Plaza, Andheri Kurla Road, Andheri (E) Mumbai – 400 059, Maharashtra, India

Sharda Crishna (Sr. Vice President (Marketing & Sales))
Vice President of Marketing at Sun Pharma from prior to March 14, 2002 to March 31, 2007.

Address: Sun Pharmaceutical Industries Limited, Acme Plaza, Andheri Kurla Road, Andheri (E) Mumbai – 400 059, Maharashtra, India

Kirti Ganorkar (Sr. Vice President (Business Development))
Senior General Manager of Business Development at Sun Pharma and was associated with manufacturing and marketing of pharmaceutical products at Sun Pharma from April 1, 2003 to March 31, 2005.  Previously worked as Vice President (Business Development) at Sun Pharma until April 1, 2010.

Address: Sun Pharmaceutical Industries Limited, 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai 400 093 India

Vipul Doshi (Exec. Vice President (Quality))
Vice President of Quality at Sun Pharma prior to from January 1, 2002 to March 31, 2003.  Prior to his promotion to Executive Vice President (Quality) on April 1, 2008, Mr. Doshi served as Senior Vice President (Quality).

Address: Sun Pharmaceutical Industries Limited, SPARC, Tandalja, Vadodara-390 020, Gujarat, India

Dr. Ratnesh Shrivastava (Vice President (Intellectual Property Cell))
Senior General Manager of Intellectual Property Cell (Department) at Sun Pharma from prior to April 1, 2004 to September 30, 2006.

General Manager of Intellectual Property Cell (Department) at Sun Pharma from October 1, 2001 to March 31, 2004.

Address: Sun Pharmaceutical Industries, Limited, 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai 400 093 India

Sampad Bhattacharya (Vice President Operations)
Vice President of Technical for Alembic Limited, Alembic Road, Varoda, Gujarat, India from February 19, 1996 to August 10, 2005.

Address: Sun Pharmaceutical Industries Limited, Halol Baroda Highway, Halol- 389 350

Uday Baldota (Sr. Vice President Investor Relations)
Vice President of Purchasing at Lafarge India Pvt. Limited, Bakhtawar, Nariman Point, Mumbai — 400 021, India from November 11, 1999 to June 19, 2005.  Previously worked as Vice President, Investor Relations at Sun Pharma until April 1, 2010.

Address: Sun Pharmaceutical Industries Limited, 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai 400 093 India

A. H. Khan (Vice President (Human Resources Development))
General Manager of Human Resources at Sun Pharma from August 19, 2002 to March 31, 2005.  Previously worked as Senior General Manager (Human Resources Development) at Sun Pharma until April 1, 2010.

Address: Sun Pharmaceutical Industries Limited, Acme Plaza, Andheri Kurla Road, Andheri (E) Mumbai – 400 059 Maharashtra, India

Dinesh R. Desai (Vice President (Accounts))
General Manager of Accounts at Sun Pharma from January 1, 1997 to March 31, 2005.

Address: Sun Pharmaceutical Industries Limited, 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai 400 093 India

Kamlesh H Shah (Deputy General Manager (Accounts) & Company Secretary)
Senior Manager of Accounts at Sun Pharma at Acme Plaza, Andheri Kurla Road, Andheri (East) Mumbai, Maharashtra, India, from January 1, 1999 to March 31, 2004.

Address: Sun Pharmaceutical Industries Limited, 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai 400 093 India

Ashok I. Bhuta (Deputy General Manager (Legal & Secretarial) & Compliance Officer)
Senior Manager of Accounts at Sun Pharma from January 1, 1998 to March 31, 2004.

Address: Sun Pharmaceutical Industries Limited, 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai 400 093 India

Sunil P. Mehta (Vice President)
Vice President of Distribution & Director at Aditya Medisales Limited, F.P. 145, Ram Mandir Road, Vile Parle (East), Mumbai — 400 057, India from April 1, 2007 to December 31, 2007.

Senior General Manager (Distribution) at Aditya from April 1, 2003 to March, 31, 2007, and Director at Aditya Medisales Ltd. from February 1, 2000 to March 31, 2007.

Address: Sun Pharmaceutical Industries Limited, 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai 400 093 India

B. F. Shirude (Vice President Operations (API))
Senior General Manager Operations (Bulk) at Sun Pharma from April 1, 2005 to March 31, 2008.

General Manager – Manufacturing (Bulk Drugs) at Sun Pharma from July 3, 2003 to March 31, 2005.

Address: Sun Pharmaceutical Industries Limited, A-8, MIDC Industrial Area, Ahmednagar 414 111 India

R. S. Vasan (Sr. Vice President (Marketing & Sales))
Prior to joining Sun Pharma, Mr. Vasan served in various capacities at Johnson & Johnson Ltd., 30, Forjett Street, Mumbai 400 036, India.

From October 1, 2003 to February 28, 2008, he was Vice President – Sales and Marketing, from March 1, 2008 to December 31, 2008, he was an International Development Programmer, from January 1, 2009 to December 31, 2009, he was Vice President – Sales and Marketing, from January 1, 2010 to May 14, 2010 and he was Vice President, Strategy, Business Development and Business.

Address: Sun Pharmaceutical Industries Limited, Acme Plaza, Andheri Kurla Road, Andheri (E) Mumbai 400 059 Maharashtra, India

Directors and Executive Officers of Sun Global. The following tables set forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director of Sun Global.  There are no executive officers of Sun Global.  Unless otherwise indicated, each such person is a citizen of India.  The address of each person is listed below and the telephone number of each such person is +1 971 43597674.  Neither Sun Global nor any of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Name; Present Principal Occupation or Employment	Material Positions Held During the Past Five Years; Address
Directors
Harin Mehta (Managing Director)
Managing Director of Sun Global from October 24, 2007 and Senior Vice Present (Operations) of Sun Global since December 1, 2008.

Senior Vice President (Operations) of Sun Pharma, Acme Plaza, Andheri Kurla Road, Andheri (E) Mumbai – 400 059, Maharashtra, India, from October 2005 to September 2007.

Vice President of Sun Pharma, Acme Plaza, Andheri Kurla Road, Andheri (E) Mumbai – 400 059, Maharashtra, India, from April 1992 to September 2005.

Address: Flat no. 3,1, Elmunkas street, Tiszavasvari, Hungary - 4440

Sunil Gandhi (Director & Secretary of Sun Global and Financial Consultant)
Mr. Gandi has served as a director of Sun Global since February 2, 1996 and as Secretary of Sun Global since February 6, 2003.  In addition, since 1994, Mr. Gandhi has been a partner of SuGandh Management Consultancy, a consulting firm which consults on financial, tax and other business matters.

Address: SuGandhManagement, Consultancy, Woodstock Asia Pacific DMCC ,Office No. 406, The Business Centre, Opp Burjuman Centre, Mashreq Bank Bldg. Bank Street, P.O. Box 12850, Dubai-UAE

Surendra Joshi (Director of Sun Global and Tax Consultant)
Mr. Joshi has served as a director of Sun Global since December 11, 2004. In addition, Mr. Joshi has been a partner since 1973 at Maganlal Thacker & Company, a firm of chartered accountants which consults on financial, tax and other business matters.

Address: PO Box 696, Muttrah, Post Code No. 114, Sultanate of Oman

Directors and Executive Officers of Merger Sub.  The following tables set forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Merger Sub.  Unless otherwise indicated, each such person is a citizen of the U.S.  The address of each person is listed below and the telephone number of each such person is (313) 556-4141.  Neither Merger Sub nor any of the listed persons, during the past five years, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Name; Present Principal Occupation or Employment	Material Positions Held During the Past Five Years; Address
Directors and Executive Officers
Jayesh M. Shah (Director, President, Treasurer and Secretary)	Mr. Shah has served as Caraco’s Director–Commercial since December 2003. Address: c/o 1150 Elijah McCoy Drive, Detroit, Michigan 48202

CERTAIN PURCHASES AND SALES OF CARACO COMMON STOCK

There have been no transactions in Common Stock during the past 60 days by Caraco, Sun Pharma, Sun Global, Merger Sub or their directors or executive officers.

During the past two years, neither Sun Pharma, Sun Global nor Merger Sub purchased any Common Stock.  During this period, Sun Global converted 4,352,000 shares of Caraco preferred stock into 4,352,000 shares of Common Stock.

The conversions of shares of preferred stock referred to above were made at the option of Sun Global pursuant to the terms of the preferred stock and did not involve the payment or exchange of consideration upon conversion.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented for action at the special meeting other than as set forth in this proxy statement.  Pursuant to Caraco’s bylaws, the business transacted at special meetings shall be set forth in the notice.  Accordingly, no other matter may properly come before the special meeting and, as applicable, the chairman of the meeting may declare that any other matter brought up at the special meeting is not properly brought before the meeting and declare that such matter shall not be transacted.

If the merger is completed, Caraco will have no public stockholders and there will be no public participation in any of Caraco’s future stockholder meetings.  Caraco intends to hold the 2011 annual meeting of its stockholders only if the merger is not completed.

Under the SEC’s proxy rules, stockholder proposals that meet certain conditions may be included in the proxy statement and proxy card for a particular annual meeting.  Stockholders that intend to present a proposal at Caraco’s annual meeting if one is held in 2011 must give notice of the proposal at Caraco’s principal executive offices, addressed to Caraco Pharmaceutical Laboratories, Ltd., Attn: Secretary, 1150 Elijah McCoy Drive, Detroit, MI 48202, no later than April 15, 2011 to be considered for inclusion in the proxy statement and proxy card relating to that meeting.  Caraco reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

WHERE YOU CAN FIND MORE INFORMATION

Caraco files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Caraco files at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Caraco’s SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents Caraco files with the SEC by going to the “SEC Filings” section of Caraco’s website under Investors and Investor Relations at: http://www.caraco.com.

The information provided on Caraco’s website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning Caraco, without charge, by written or telephonic request directed to Caraco Pharmaceutical Laboratories, Ltd., 1150 Elijah McCoy Drive, Detroit, MI  48202, Attn:  Investor Relations, telephone (313) 871-8400.  Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

Because the merger is a “going private” transaction, Caraco, Merger Sub, Sun Pharma, Sun Global and Dilip S. Shanghvi have filed with the SEC a Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above.

The SEC allows Caraco to “incorporate by reference” into this proxy statement the information Caraco files with it, which means that Caraco can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement. Some documents or information, such as that called for by Item 2.02 and 7.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information are incorporated by reference into this proxy statement. Caraco incorporates by reference the documents listed below:

•	Caraco’s annual report on Form 10-K for the year ended March 31, 2010, as amended;

•	Caraco’s definitive proxy statement for Caraco’s 2010 annual meeting, filed with the SEC on July 29, 2010;

•	Caraco’s quarterly reports on Form 10-Q for the quarters ended June 30, 2010, September 30, 2010 and December 31, 2010;

•
Caraco’s current reports on Form 8-K, filed with the SEC on July 9, 2010, July 15, 2010, July 28, 2010, August 30, 2010, September 15, 2010, October 8, 2010, December 27, 2010, and February 22, 2011; and

•	Caraco’s registration statement on Form 8-A containing a description of the Common Stock.

Sun Pharma, Sun Global and Merger Sub have supplied all information in this proxy statement related to Sun Pharma, Sun Global and Merger Sub.  Caraco has not independently verified any of the information relating to Sun Pharma, Sun Global and Merger Sub. You should rely only on the information contained in this proxy statement, or to which Caraco has referred you, to vote your shares at the special meeting. Caraco has not authorized anyone to provide you with information that is different. This proxy statement is dated May 10, 2011.  You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such a proxy solicitation in such jurisdiction. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, Caraco will, where relevant and if required by applicable law, (1) update such information through a supplement to this proxy statement and (2) amend the Schedule 13E–3 filed in connection with the merger, in each case, to the extent necessary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SUN PHARMACEUTICAL INDUSTRIES LIMITED

SUN PHARMA GLOBAL, INC.

SUN LABORATORIES, INC.

AND

CARACO PHARMACEUTICAL LABORATORIES, LTD.

DATED AS OF FEBRUARY 21, 2011

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 21, 2011, is entered into by and among Sun Pharmaceutical Industries Limited, a corporation incorporated under the laws of India (“Parent”), Sun Pharma Global, Inc., a corporation incorporated under the laws of the British Virgin Islands (“Sun Global”), Sun Laboratories, Inc., a Michigan corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and Caraco Pharmaceutical Laboratories, Ltd., a Michigan corporation (the “Company”).

WHEREAS, Parent and its Subsidiary Sun Global own in the aggregate 30,468,680 shares of the common stock, without par value, of the Company (the “Common Stock”), which represents approximately 75.8% of the outstanding shares of Common Stock;

WHEREAS, Parent and its Subsidiary Sun Global have proposed to the Board of Directors of the Company (the “Company Board”) that Parent or one of its wholly-owned direct or indirect Subsidiaries (as defined herein) acquire all of the issued and outstanding shares of Common Stock not owned by Parent and its Subsidiaries (other than the Company and the Subsidiaries of the Company (the “Company Subsidiaries”)).  Parent and the Subsidiaries of Parent other than the Company and the Company Subsidiaries are collectively referred to as the “Sun Group”; and such outstanding shares of Common Stock not owned by the Sun Group are collectively referred to as the “Shares”;

WHEREAS, the Company Board has established and empowered a special committee consisting of independent directors (the “Independent Committee”) to review, evaluate and negotiate any proposal made by the Sun Group to acquire Shares, including the Merger (as defined herein) and the other transactions contemplated by this Agreement (collectively, the “Transactions”) and to make a recommendation to the Company Board with respect thereto;

WHEREAS, at the Effective Time (as defined herein) Merger Sub will merge with and into the Company with the Company surviving as a Subsidiary of Parent (the “Merger”), and, subject to certain limitations as set forth herein, each Share will thereupon be canceled and converted into the right to receive cash in an amount equal to the Merger Consideration (as defined herein), subject to the terms and conditions set forth in this Agreement;

WHEREAS, the Independent Committee has unanimously (i) determined that the terms of this Agreement and the Transactions are fair to and in the best interests of the holders of the Shares, (ii) approved and adopted this Agreement and the Transactions, (iii) recommended that the holders of Shares vote to adopt and approve this Agreement, and (iv) recommended to the Company Board that the Company Board adopt resolutions approving and adopting this Agreement and the Transactions (such recommendations by the Independent Committee, the “Independent Committee Recommendation”);

WHEREAS, the Company Board (i) based on the Independent Committee Recommendation has approved and adopted this Agreement and the Transactions and (ii) determined that it is unable to make a recommendation to the holders of shares of Common Stock with respect to this Agreement and the Transactions because of the conflict of interest arising from the membership of certain representatives of the Sun Group on the Company Board and certain arrangements between the Sun Group and the Company;

WHEREAS, the Independent Committee has also recommended to the Company Board that the Company Board adopt a resolution providing that the holders of Shares will be entitled to appraisal of such Shares as a result of the Merger pursuant to the provisions of Sections 450.1761 through and including 450.1774 of the MBCA (as defined herein) (the “Appraisal Provisions”) and the Company Board, based on such recommendation, has resolved that such holders be so entitled to appraisal pursuant to the Appraisal Provisions (the “Appraisal Resolution”); and

WHEREAS, the Board of Directors of Merger Sub has approved and adopted this Agreement and the Transactions and the Board of Directors of each of Parent and Sun Global have authorized the entry into this Agreement and the consummation of the Transactions, in each case on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, Parent, Sun Global, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01.   The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Michigan Business Corporation Act (the “MBCA”), Merger Sub shall be merged with and into the Company at the Effective Time (as defined herein).  Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).  The Merger shall have the effects set forth in this Agreement and the MBCA.

SECTION 1.02.   Closing.  The closing of the Merger (the “Closing”) will take place at 9:00 a.m., New York City time, on the third business day after satisfaction or (to the extent permitted by Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by Parent, Sun Global and the Company.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03.   Effective Time.  Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, the Company and Merger Sub shall file a certificate of merger (“Certificate of Merger”), in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the MBCA, and the parties shall make all other filings and recordings required under the MBCA.  The Merger shall become effective at such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Michigan or at such subsequent date and time as Parent, Sun Global and the Company shall agree and specify in the Certificate of Merger.  The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

SECTION 1.04.   Articles of Incorporation and Bylaws.  At the Effective Time and subject to Section 5.04(b), the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation (provided, however, that (i) Article I thereof shall be amended to read as follows:  “The name of the corporation is Caraco Pharmaceutical Laboratories, Ltd.” and (ii) the reference in Article III thereof to “60,000” shall be amended and replaced with “50,000,000”) and the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, in each case until thereafter amended in accordance with their respective terms and the MBCA.

SECTION 1.05.   Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation and bylaws of the Surviving Corporation, or until their earlier death, resignation or removal, or otherwise as provided by Law.

SECTION 1.06.   Officers.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, or until their earlier death, resignation or removal, or otherwise as provided by Law.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES; COMPANY EQUITY AWARDS

SECTION 2.01.   Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company or any shares of capital stock of Parent, Sun Global or Merger Sub:

(a)           Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)           Each share of Common Stock that is directly owned by the Company as treasury stock and each share of Common Stock that is directly owned by any wholly-owned Company Subsidiary, in each case immediately prior to the Effective Time, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.  Each share of Common Stock owned by Parent immediately prior to the Effective Time shall remain outstanding after the Effective Time as validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation.  Each share of Common Stock owned by Sun Global immediately prior to the Effective Time shall be converted into and become a number of validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation equal to the sum of (i) the number of shares of Common Stock owned by Sun Global immediately prior to the Effective Time and (ii) the number of Shares outstanding immediately prior to the Effective Time.

(c)           Each share of Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares which are to remain outstanding, or which will be canceled, in accordance with Section 2.01(b) and, except as provided in Section 2.01(d), the Appraisal Shares (as defined herein) shall be converted into the right to receive $5.25 in cash, without interest (the “Merger Consideration”), and at the Effective Time, all such shares of Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any declared dividends with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder.

(d)           Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the Appraisal Provisions shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the Appraisal Provisions.  At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the Appraisal Provisions.  Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the Appraisal Provisions or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Appraisal Provisions, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under the Appraisal Provisions shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c).  The Company shall give prompt notice to Parent and Sun Global of any demands for appraisal of any shares of Common Stock, withdrawals of such demands and any other instruments served pursuant to the MBCA received by the Company, and Parent and Sun Global shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  The Company shall not, without the prior written consent of Parent and Sun Global (which consent shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

SECTION 2.02.   Exchange Fund.  (a) Paying Agent.  Prior to the Closing Date, Parent and/or Sun Global shall appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with the terms of this Article II and, in connection therewith, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company.  Parent and/or Sun Global shall deposit with the Paying Agent prior to the Effective Time cash in an amount sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).

(b)           Exchange Procedures.  As promptly as reasonably practicable after the Effective Time, Parent and Sun Global shall cause the Paying Agent to mail to each Person who was, as of immediately prior to the Effective Time, a holder of record of shares of Common Stock entitled to receive the Merger Consideration pursuant to Section 2.01(c) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates that immediately prior to the Effective Time represented any such shares of Common Stock (each, a “Certificate”), if any, shall pass, only upon proper delivery of the Certificates or transfer of any such uncertificated shares of Common Stock (collectively, the “Uncertificated Shares”) to the Paying Agent and which shall otherwise be in customary form reasonably satisfactory to the Company and Parent) and (ii) instructions for use in effecting the surrender of the Certificates and the transfer of Uncertificated Shares in exchange for the Merger Consideration.  Each holder of record of shares of Common Stock shall, (x) upon surrender to the Paying Agent of any such Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, or (y) upon receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, be entitled to receive in exchange therefor the amount of cash which the number of shares of Common Stock previously represented by such Certificate or the Uncertificated Shares, as applicable, shall have been converted into the right to receive pursuant to Section 2.01(c), without any interest thereon and less any required withholding of taxes, and any Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered or the Uncertificated Shares so transferred is registered if any such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any fiduciary or surety bonds or any transfer or other similar taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable.  Until surrendered or transferred as contemplated by this Section 2.02(b), each Certificate and each Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate or Uncertificated Shares pursuant to this Article II and any declared dividends with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder.  No interest shall be paid or will accrue on any cash payable to holders of Certificates or Uncertificated Shares pursuant to the provisions of this Article II.

(c)           No Further Ownership Rights in Company Common Stock.  All cash paid upon the surrender of Certificates or the transfer of Uncertificated Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock formerly represented by such Certificates or Uncertificated Shares, as applicable.  At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company with respect to the Common Stock shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificate or Uncertificated Shares are presented to the Surviving Corporation for transfer, they shall be canceled against delivery of cash to the holder thereof as provided in this Article II.

(d)           Termination of the Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of shares of Common Stock for twelve months after the Effective Time shall be delivered to Parent and/or Sun Global, upon demand and as directed by Parent and Sun Global, and any holders of shares of Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claims for the Merger Consideration (without interest) to which such holders are entitled pursuant to the provisions of this Article II.

(e)           No Liability.  None of Parent, Sun Global, Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law.  If any Certificate or Uncertificated Shares shall not have been surrendered prior to the date on which the related Merger Consideration would escheat to or become the property of any Governmental Entity, any such Merger Consideration shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent and/or Sun Global, free and clear of all claims or interest of any Person previously entitled thereto.

(f)           Investment of Exchange Fund.  The Paying Agent shall invest the cash in the Exchange Fund as directed by Parent and Sun Global.  Any interest and other income resulting from such investments shall be paid solely to Parent and/or Sun Global (as they shall direct).  Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any holder of Common Stock to receive the Merger Consideration as provided herein.

(g)           Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond or surety in such reasonable amount as Parent may direct as indemnity against any claim that may be made against them with respect to such Certificate.  The Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto.

(h)           Impact of Stock Splits, Etc.  In the event of any change in the number of shares of Common Stock, or securities convertible or exchangeable into or exercisable for such shares (including options to purchase such shares), issued and outstanding between the date of this Agreement and the Effective Time by reason of any stock split (including a reverse split), stock dividend or distribution, subdivision, reclassification, recapitalization, combination, merger, issuer tender or exchange offer, or other similar transaction with a record date during such period, the Merger Consideration to be paid for each such share as provided in this Agreement shall be equitably adjusted to reflect such change and, as so adjusted, shall from and after the date of such event be the Merger Consideration.

SECTION 2.03.   Treatment of Equity-Based Awards; Withholding.

(a)           The Company shall take all actions necessary to (i) terminate the Company Incentive Plans effective as of the Effective Time, (ii) provide that each outstanding Stock Option shall be fully vested and exercisable as of immediately prior to the Effective Time and (iii) cancel each outstanding Stock Option.  Each holder of a Stock Option shall be entitled to receive, as soon as practicable following the Effective Time through the payroll system or pursuant to the payroll procedures of Surviving Corporation (or as otherwise reasonably determined by the Surviving Corporation), in exchange for the cancellation of each Stock Option, an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Stock Option, multiplied by the number of shares of Common Stock subject to such Stock Option as of the Effective Time.

(b)             As of the Effective Time, all shares of Common Stock that, immediately prior to the Effective Time, are subject to vesting restrictions (“Restricted Stock”) shall be forfeited without payment of consideration.

(c)           Parent, Sun Global, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from any amounts ultimately payable to holders of Stock Options under the Company Incentive Plans as a result of the transactions contemplated by Section 2.03(a) such amounts as Parent, Sun Global, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax Law.

(d)           To the extent that amounts are withheld and paid over to the appropriate Governmental Entity by Parent, Sun Global, the Surviving Corporation or the Paying Agent pursuant to Section 2.02(b) or Section 2.03(c), such withheld amounts shall be treated for all purposes of this Agreement and otherwise as having been paid to the holder of the share(s) of Common Stock or Stock Option(s), as applicable, in respect of which such deduction and withholding was made by Parent, Sun Global, the Surviving Corporation or the Paying Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the SEC Reports or as set forth in the disclosure schedule delivered by the Company to Parent and Sun Global concurrently with the execution of this Agreement (the “Disclosure Schedule”) (it being understood that the Disclosure Schedule shall be deemed disclosure with respect to the specific Section of this Agreement to which the information stated in such disclosure relates and such other Sections of this Agreement to the extent a matter is disclosed in such a way as to make its relevance to the information called for by such other Section reasonably apparent), the Company hereby represents and warrants to Parent, Sun Global and Merger Sub as follows:

SECTION 3.01.   Corporate Organization.  The Company and each of the Company Subsidiaries is a corporation, partnership or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (where such concept is recognized under applicable Law) and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where such failures to be so organized, existing and in good standing, to have such power and authority or to hold such governmental approvals, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  The Company and each Company Subsidiary is duly qualified or licensed and in good standing to do business (where such concept is recognized under applicable Law) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02.   Capitalization.

(a)           The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 15,000,000 shares of preferred stock, without par value (the “Preferred Stock”).  As of the close of business on February 17, 2011, there were (i) 40,179,194 shares of Common Stock issued and outstanding, (ii) 0 shares of Common Stock held in the Company’s treasury, (iii) 999,999 shares of Common Stock reserved and available for issuance pursuant to the Company Incentive Plans, of which 74,000 were subject to outstanding rights under the Company Incentive Plans (including in respect of outstanding Stock Options), and (iv) no shares of Preferred Stock issued and outstanding.  Since February 17, 2011, no shares of capital stock have been issued other than any shares of Common Stock issued pursuant to the Company Incentive Plans.  Section 3.02(a) of the Disclosure Schedule sets forth a list of all Stock Options having an exercise, purchase or “strike” price that is less than the Merger Consideration and specifies the number of shares of Common Stock subject to, and the exercise, purchase or “strike” price of, each such Stock Option.

(b)           All outstanding shares of Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(c)           Except for any obligations pursuant to this Agreement, any Company Incentive Plan or as otherwise set forth above, as of the date of this Agreement, there are no options, warrants, calls, rights, convertible or exchangeable securities, stock-based awards or performance units, or other similar rights, contracts or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exchangeable for any capital stock of or other equity or voting interest in, the Company or of any Company Subsidiary or (ii) obligating the Company or any Company Subsidiary to issue, grant or enter into any such option, warrant, call, right, security, unit, contract or undertaking.  As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock or options, warrants or other rights to acquire shares of capital stock of the Company or any such Company Subsidiary, other than pursuant to the Company Incentive Plans.

SECTION 3.03.   Authority Relative to this Agreement.  The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject, in the case of the Merger, to receipt of the affirmative vote of holders of a majority of the outstanding shares of Common Stock to adopt this Agreement (the “Stockholder Approval”).  The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Stockholder Approval.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent, Sun Global and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  The Company Board, based on the recommendation of the Independent Committee, at a meeting duly called and held and at which a quorum was present, adopted and approved this Agreement and the Transactions and passed the Appraisal Resolution.  The only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement is the Stockholder Approval.

SECTION 3.04.   No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Transactions will not, (i) conflict with or violate the Company Charter or the Company Bylaws, or the certificate of incorporation, bylaws or other equivalent organizational documents of any of the Company Subsidiaries, (ii) subject to the filings and other matters described in Section 3.04(b) (including the related Section of the Disclosure Schedule), conflict with or violate any statute, law, rule, regulation, ordinance or code of any Governmental Entity (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, increased payment or cancellation of, or result in the creation of a lien or other encumbrance on any property or contract, agreement, lease, license, permit, franchise or other instrument to which the Company or any of the Company Subsidiaries is a party or by which their respective properties or assets are bound, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)           The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Merger and the other Transactions by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a “Governmental Entity”), except (i) for (A) any applicable requirements of the applicable U.S. federal securities laws, including the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) thereunder (collectively, the “Securities Laws”), including the filing with the SEC in preliminary and definitive form of a proxy statement relating to the Stockholders’ Meeting (the “Proxy Statement”) (which shall also satisfy the requirements of Section 450.1703a of the MBCA), (B) the filing of appropriate certificates as required by the MBCA, the Merger and the other Transactions, and (C) the filings or notifications to the Governmental Entities set forth in Section 3.04(b) of the Disclosure Schedule and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

SECTION 3.05.   Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the joint Rule 13e-3 Transaction Statement to be filed with SEC in respect of the Transactions (the “Schedule 13E-3”) (insofar as it relates to the Company and the Company Subsidiaries) will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) the Proxy Statement will, at the date it (or any amendment or supplement thereto) is filed with the SEC or first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Schedule 13E-3 and the Proxy Statement, as the case may be, will comply in all material respects with the Securities Laws, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, Sun Global or Merger Sub for inclusion or incorporation by reference therein.

SECTION 3.06.   Section 16 Matters.  The Company Board, or an appropriate committee of non-employee directors thereof, has by resolution duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, exempted the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Common Stock or Stock Options pursuant to this Agreement in connection with the Transactions for purposes of Section 16 consistent with the interpretive guidance of the SEC.

SECTION 3.07.   Opinion of Financial Advisor.  The Independent Committee has received the opinion of William Blair & Company, L.L.C. (“William Blair”), dated as of the date hereof, to the effect that, as of such date, the consideration to be received by the holders of shares of Common Stock (other than Parent and its affiliates) in the Merger is fair from a financial point of view to the holders of shares of Common Stock (other than Parent and its affiliates).

SECTION 3.08.   Brokers.  No broker, finder or investment banker, other than William Blair, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.  The Independent Committee has heretofore furnished to Parent or its legal counsel a complete and correct copy of the engagement letter with William Blair related to the services provided to the Independent Committee in connection with the Transactions.

SECTION 3.09.   Takeover Statutes.  No “business combination”, “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”), including Chapters 7A and 7B of the MBCA, or any anti-takeover provision in the Company Charter or Company Bylaws is applicable to the Company, the Shares, the Merger or the other Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Parent, Sun Global and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

SECTION 4.01.   Corporate Organization.  Each of Parent, Sun Global and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of jurisdiction of its incorporation.

SECTION 4.02.   Authority Relative to this Agreement.  Each of Parent, Sun Global and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Parent, Sun Global and Merger Sub and the consummation by each of them of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of each of Parent, Sun Global and Merger Sub, subject to the adoption of this Agreement, promptly following its execution, by Sun Global in its capacity as the sole stockholder of Merger Sub.  This Agreement has been duly executed and delivered by each of Parent, Sun Global and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent, Sun Global and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

SECTION 4.03.   No Conflict; Required Filings and Consents

(a)           The execution and delivery of this Agreement by Parent, Sun Global and Merger Sub do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the articles of incorporation, bylaws or similar organization documents, as the case may be, of Parent, Sun Global or Merger Sub, (ii) subject to the filings and other matters described in Section 4.03(b) (including the Section of the Disclosure Schedule referred to therein), conflict with or violate any Laws applicable to any of Parent, Sun Global or Merger Sub or their respective properties or assets, or (iii) result in any breach of or constitute a default (or an event which, with notice, lapse of time or both, would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or contract, agreement, lease, license, permit, franchise or other instrument to which any of Parent, Sun Global or Merger Sub is a party or by which their properties or assets are bound, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the performance by Parent, Sun Global or Merger Sub of any of their respective obligations under this Agreement or the consummation of any of the Transactions.

(b)           The execution and delivery of this Agreement by Parent, Sun Global and Merger Sub do not, and the performance of this Agreement and the consummation of the Merger and the other Transactions by Parent, Sun Global and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) any applicable requirements of Securities Laws, (B) filing of appropriate certificates as required by the MBCA, the Merger and the other Transactions, and (C) the filings or notifications to the Governmental Entities set forth in Section 3.04(b) of the Disclosure Schedule and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not, and would not reasonably be expected to, prevent or materially delay the performance by Parent, Sun Global or Merger Sub of any of their respective obligations under this Agreement or the consummation of any of the Transactions.

SECTION 4.04.   Information Supplied.  None of the information supplied or to be supplied in writing by Parent, Sun Global or Merger Sub or any of their affiliates for inclusion or incorporation by reference in (a) the Schedule 13E-3 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it (or any amendment or supplement thereto) is filed with the SEC or first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Schedule 13E-3 (insofar as it relates to Parent or its affiliates) will comply in all material respects with the Securities Laws.  Notwithstanding the foregoing, no representation is made by Parent, Sun Global or Merger Sub with respect to statements made or incorporated by reference in any of the foregoing documents based on information supplied by the Company or any Company Subsidiary for inclusion or incorporation by reference therein.

SECTION 4.05.   Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger and the other Transactions based upon arrangements made by or on behalf of Parent, Sun Global or Merger Sub.

SECTION 4.06.   Available Funds.  Parent and/or Sun Global will have available to it all funds necessary to permit Parent, Sun Global and Merger Sub to satisfy all of their respective obligations under this Agreement and to consummate the Transactions.

SECTION 4.07.   Merger Sub.  There are 100 shares of common stock of Merger Sub issued and outstanding, all of which are owned by Sun Global.  Merger Sub was formed specifically for the Transactions and has conducted no operations and incurred no obligation other than in connection with the Transactions.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

SECTION 5.01.   Conduct of Business of the Company.  The Company covenants and agrees that, prior to the Effective Time, unless (i) Parent and Sun Global shall have otherwise provided their prior written consent (not to be unreasonably withheld or delayed), or (ii) otherwise expressly contemplated by this Agreement:

(a)           The Company and the Company Subsidiaries shall not make any material modifications in employee benefit plans, employment or compensation arrangements, except as required by applicable Law; and

(b)           The Company and the Company Subsidiaries shall not grant any awards of Restricted Stock or Stock Options or issue any shares of Common Stock.

SECTION 5.02.   No Change in Recommendation.  The Independent Committee shall not withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, Sun Global or Merger Sub, the Independent Committee Recommendation except to the extent the Independent Committee determines in good faith prior to the time at which the Stockholder Approval has been obtained but after consultation with outside counsel, that such action is necessary in order for such directors to comply with their fiduciary obligations under applicable Law (a “Change in Recommendation”); provided, however, that, unless made later than (i.e., after) the fifth business day preceding the Stockholders’ Meeting (in which event no advance notice shall be required), no Change in Recommendation may be made until after at least five (5) business days following Parent’s receipt of notice from the Company advising that the Independent Committee intends to take such action and the basis therefor.

SECTION 5.03.   Proxy Statement; Schedule 13E-3; Stockholders’ Meeting.  (a)  Promptly following the date of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC, and the Company, Parent, Sun Global, Merger Sub and such other affiliates of Parent as may be required under applicable Law shall jointly prepare and file the Schedule 13E-3 with the SEC.  Parent, Sun Global, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement and the Schedule 13E-3 (including by providing the other parties, the Independent Committee and their respective counsel with a reasonable opportunity to review and comment on such documents, including all amendments and supplements thereto, prior to their being filed with the SEC or disseminated to the Company’s stockholders), and each shall notify the other parties hereto of the receipt of any comments of the SEC with respect to the Proxy Statement or the Schedule 13E-3 and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the other parties promptly copies of all correspondence between such party or any of its representative and the SEC with respect thereto; provided that each party shall provide the other parties and their respective counsel with a reasonable opportunity to review and comment on all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.  In addition, each party hereto shall use its reasonable best efforts, after consultation with the other parties hereto, to (i) respond promptly to all comments of and requests by the SEC related to the Proxy Statement and the Schedule 13E-3, (ii) correct any information provided by it for use in the Proxy Statement or the Schedule 13E-3 (if and to the extent that such information shall become false or misleading in any material respect or as otherwise required by the Securities Laws), (iii) take all steps necessary to amend or supplement the Proxy Statement or Schedule 13E-3, (iv) cause such Proxy Statement and Schedule 13E-3, as so amended or supplemented, to be filed with the SEC and (v) cause the Proxy Statement and/or the Schedule 13E-3 and all required amendments and supplements thereto to be mailed to the Company’s stockholders at the earliest practicable time, in each case as and to the extent required by applicable Securities Laws.

(b)           The Company hereby consents, to the extent that no Change in Recommendation (as defined herein) shall have occurred in accordance with Section 5.02, to the inclusion in the Schedule 13E-3 of the Independent Committee Recommendation.

(c)           The Company, acting through the Company Board, shall, in accordance with applicable Law and the Company Charter and Company Bylaws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following the date of this Agreement for the purpose of considering and taking action on this Agreement and the Transactions (the “Stockholders’ Meeting”) and (ii) (A) include in the Proxy Statement the Independent Committee Recommendation and the Company Board’s adoption and approval of this Agreement and the Transactions and (B) use its best efforts to obtain such approval and adoption.  Parent may request on one or more occasions that the Stockholders’ Meeting be postponed or adjourned for up to 15 business days (but in any event no later than the Outside Date) in order to allow reasonable additional time for (1) the filing and mailing of, at the reasonable request of Parent, any supplemental or amended disclosure and (2) such supplemental or amended disclosure to be disseminated to, and reviewed by, the stockholders of the Company prior to the Stockholders’ Meeting, in which event the Company shall, in each case, cause the Stockholders’ Meeting to be postponed or adjourned in accordance with Parent’s request.  Concurrently with the execution of this Agreement, each of Parent and Sun Global has delivered an irrevocable proxy to the Independent Committee that empowers the Independent Committee to cause the shares of Common Stock owned by Parent or Sun Global (as applicable) to be voted in favor of the approval and adoption of this Agreement and the Transactions at the Stockholders’ Meeting.

SECTION 5.04.   Indemnification; Directors and Officers Insurance.

(a)           From and after the Effective Time, and for a period of six years after the Effective Time, each of Parent, the Company and the Surviving Corporation shall, jointly and severally, to the fullest extent permitted by Law, indemnify, defend and hold harmless each present and former director and officer of the Company or any of the Company Subsidiaries (acting in their capacity as such) (each, an “Indemnified Person”), against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (a “Proceeding”) (and Parent and the Company or the Surviving Corporation, as applicable, shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the Indemnified Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Person is not entitled to indemnification); provided that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent and the Surviving Corporation a written notice asserting a claim for indemnification or advancement of expenses under this Section 5.04(a) in connection with a Proceeding, then the obligations of Parent, the Company and the Surviving Corporation set forth in this Section 5.04(a) shall survive the sixth anniversary of the Effective Time until such time as such Proceeding is fully and finally resolved.  None of Parent, the Company and the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Proceeding (and in which indemnification or advancement of expenses could be sought by an Indemnified Person hereunder), unless such settlement, compromise or consent includes an unconditional release of the applicable Indemnified Person(s) from all liability arising out of such Proceeding or such Indemnified Person(s) otherwise consents thereto in writing.

(b)           Parent and the Company agree that all rights to indemnification, advancement of expenses and exculpation now existing in favor of each Indemnified Person as provided in the Company Charter and Company Bylaws, in the certificate or articles of incorporation, bylaws or similar documents of any Company Subsidiaries, or in the Indemnification Agreements to which the Company is a party (copies of each of which have been provided to Parent or its counsel prior to the date hereof) (the “Indemnification Agreements”), in each case in effect as of the date hereof, shall, with respect to matters occurring prior to the Effective Time, survive the Merger and continue in full force and effect after the Effective Time.  Parent and the Company agree that each of Parent and the Surviving Corporation will, from and after the Effective Time, be jointly and severally liable for the obligations of the Company under the Indemnification Agreements.  Until the sixth anniversary of the Effective Time, the articles of incorporation and bylaws of the Surviving Corporation and the certificate or articles of incorporation, bylaws or similar documents of its subsidiaries shall, with respect to matters occurring at or prior to the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Indemnified Persons than are set forth in the Company Charter and Company Bylaws or in the certificate or articles of incorporation, bylaws or similar documents of the Company’s subsidiaries in effect as of the date of execution of this Agreement, and such provisions shall not be amended, repealed or otherwise modified prior to the sixth anniversary of the Effective Time in any manner that would materially adversely affect the rights thereunder, as of the Effective Time, of any Indemnified Person, with respect to matters occurring at or prior to the Effective Time; provided, however, that all rights to indemnification, advancement of expenses and exculpation in respect of any Proceeding pending or asserted or any claim made within such six-year period shall continue until the final disposition of such Proceeding or resolution of such claim. To the maximum extent permitted by Law, all such indemnification of Indemnified Persons with respect to matters occurring before the Effective Time shall be mandatory rather than permissive, and the Company or the Surviving Corporation and their subsidiaries, as the case may be, shall also advance expenses as provided hereinabove and in the Indemnification Agreements.  Parent and the Company further agree that all rights to indemnification or advancement of expenses now existing in favor of Indemnified Persons in any indemnification agreement between such Indemnified Person and the Company or any Company Subsidiary, as the case may be, or under Law shall survive the Merger and continue in full force and effect in accordance with the terms of such agreement or Law, and shall be the joint and several obligation of the Surviving Corporation from and after the Effective Time.

(c)           Parent shall or the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) obtain and maintain directors and officers liability insurance policies for the Indemnified Persons with respect to matters occurring prior to the Effective Time that shall be (i) effective for a period of six years from the Effective Time, (ii) on terms with respect to coverage and amount no less favorable than those of the Company’s applicable directors and officers liability insurance policies in effect on the date hereof (the “Current Coverage”) and (iii) underwritten by companies principally based in the United States of America that have ratings no less than the companies underwriting the Current Coverage; provided, however, that in no event shall Parent or the Surviving Corporation be obligated to expend in order to obtain or maintain insurance coverage pursuant to this Section 5.04(c) any amount per annum in excess of 250% of the aggregate premiums currently paid or payable by the Company in 2011 (on an annualized basis) for the Current Coverage (the “cap”); and provided further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the cap, Parent or the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the cap.  Parent or the Surviving Corporation may satisfy their obligations under this Section 5.04(c) by purchasing a “tail” policy of such directors and officers liability insurance.

(d)           In the event the Surviving Corporation (or any of its subsidiaries) or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or any substantial portion of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation (or its subsidiary, as applicable) (or their respective successors or assigns) assume the obligations of the Surviving Corporation (or its subsidiary, as applicable) (or their respective successors or assigns) under this Section 5.04.  The Surviving Corporation and Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 5.04 and in the Indemnification Agreements.  For the period from the date of this Agreement through the Effective Time, the Company shall not, and Parent shall not permit the Company to, amend the provisions in the Company Charter and Company Bylaws providing for exculpation of director and officer liability and indemnification of and expense advancement for Indemnified Persons.  The provisions of this Section 5.04 shall survive the consummation of the Merger and expressly are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons.  Notwithstanding anything to the contrary, it is agreed that the rights of an Indemnified Person under this Section 5.04 shall be in addition to, and not a limitation of any other rights such Indemnified Person may have under the Company Charter, the Company Bylaws, the Indemnification Agreements, any other indemnification arrangements, the MBCA or otherwise and nothing in this Section 5.04 shall have the effect of, or be construed as having the effect of, reducing the benefits to the Indemnified Persons under the Company Charter, the Company Bylaws, the Indemnification Agreements or any other indemnification arrangements, the MBCA or otherwise with respect to matters occurring prior to the Effective Time.

SECTION 5.05.   Access and Information.  The Company shall afford to Parent, Sun Global and their representatives such access during normal business hours throughout the period prior to the Effective Time to the Company’s and each of the Company Subsidiary’s books, records (including tax returns and work papers of the Company’s independent auditors), facilities, personnel and such other information as Parent and Sun Global shall reasonably request.

SECTION 5.06.   Notification of Certain Matters.  Each of the parties hereto shall promptly notify the other parties of:

(a)           to such party’s knowledge, any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with or relating to the Transactions;

(b)           any notice or other communication from any Governmental Entity received by such party in connection with or relating to the Transactions; and

(c)           any actions, suits, claims, investigations or proceedings commenced against such party or its Subsidiaries or affiliates that relate to consummation of the Transactions;

provided that the delivery of any notice pursuant to this Section 5.06 shall not limit or otherwise affect the remedies available hereunder to the party or parties entitled to receive such notice.

SECTION 5.07.   Publicity.  None of the Company, Parent, Sun Global or Merger Sub shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger or the other Transactions without prior consultation with the other parties, except as may be required by Law or any listing agreement with or rules of any national securities exchange or by the request of any Governmental Entity.  The parties hereto have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.

SECTION 5.08.   Certain Efforts; Litigation Support.

(a)           Subject to the terms and conditions hereof, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger and this Agreement, and to cooperate with each other in connection with the foregoing, including using its commercially reasonable efforts to (i) obtain all necessary waivers, consents and approvals from other parties to material agreements, leases and other contracts, (ii) obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign Law or regulation, (iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Transactions, (iv) effect any necessary registrations and filings and submissions of information requested by Governmental Entities, and (v) fulfill all conditions to this Agreement.

(b)           Parent and Sun Global shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

(c)           The Company shall give Parent and Sun Global the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors, including the Independent Committee, relating to the Transactions, and no such settlement shall be agreed to without the prior written consent of Parent and Sun Global.

SECTION 5.09.   Stock Exchange Delisting.  The Company, Parent and Sun Global shall cooperate and use commercially reasonable efforts to cause the delisting of the shares of Common Stock from the NYSE AMEX and the deregistration of such shares as promptly as practicable following the Effective Time in compliance with applicable Law.

SECTION 5.10.   Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or the other Transactions, the Company and the Company Board shall grant such approvals and take such actions as are within its power so as to eliminate or minimize the effects of such statue or regulation on such Transactions and shall use reasonable best efforts to challenge the validity or applicability of such Takeover Statute.

SECTION 5.11.   Directors.  Following the date of this Agreement and until the Effective Time, the Company Board shall at all times include the directors that currently comprise the Independent Committee, and none of Parent, Sun Global, Merger Sub or the Company shall take any action to cause any change in the composition of the Independent Committee.  After the date hereof and prior to the Effective Time, in addition to any approvals of the Company Board or the stockholders of the Company as may be required by the Company Charter (as defined herein), the Company Bylaws (as defined herein) or applicable Law, and without limiting the other requirements set forth herein, the affirmative vote of a majority of the members of the Independent Committee shall be required (a) for the Company to terminate this Agreement or amend this Agreement, (b) for the Company to exercise or waive any of the Company’s benefits, rights or remedies under this Agreement, (c) for the Company to take any action that would prevent or materially delay the consummation of the Merger, (d) except as otherwise expressly contemplated by this Agreement, to amend the Company Charter or the Company Bylaws or (e) for the Company Board to take any other action under this Agreement, in each case, if such termination, amendment, exercise, waiver or other action would reasonably be expected to adversely affect the holders of Shares.

ARTICLE VI

CONDITIONS

SECTION 6.01.   Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of Parent, Sun Global, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible by applicable Law, by mutual written consent of the Company (acting pursuant to a resolution of the Independent Committee), and Parent and Sun Global) at or prior to the Effective Time of each of the following conditions:

(a)           Stockholder Approval.  The Stockholder Approval shall have been obtained; and

(b)           No Order.  No court of competent jurisdiction or United States or Indian federal or state Governmental Entity shall have issued an order, decree, or ruling, enacted any Law or taken any other action restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Merger or the other Transactions.

SECTION 6.02.   Conditions to the Obligations of Parent, Sun Global and Merger Sub.  The obligations of Parent, Sun Global and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible by applicable Law, by written consent of Parent and Sun Global) at or prior to the Effective Time of each of the following additional conditions:

(a)           Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time (other than any such representation or warranty that is made only as of a specified date, in which case as of such specified date), except where (i) the representations and warranties set forth in Section 3.02 are not true and correct to less than a de minimis extent and (ii) the failure of such other representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(b)           Agreements and Covenants.  The Company shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

SECTION 6.03.   Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible by applicable Law, by written consent of the Company (acting pursuant to a resolution of the Independent Committee)) at or prior to the Effective Time of each of the following additional conditions:

(a)           Representations and Warranties.  The representations and warranties of Parent, Sun Global and Merger Sub set forth in this Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time (other than any such representation or warranty that is made only as of a specified date, in which case as of such specified date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to materiality or material adverse effect) that would not, individually or in the aggregate be reasonably expected to have a material adverse effect on the ability of Parent, Sun Global and Merger Sub to consummate the transactions contemplated hereby; and

(b)           Agreements and Covenants.  Parent, Sun Global and Merger Sub shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

ARTICLE VII

TERMINATION

SECTION 7.01.   Termination.  Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval, if applicable:

(a)           by mutual written consent of Parent, Sun Global, Merger Sub and the Company (with respect to the Company, only pursuant to a resolution adopted by the Independent Committee);

(b)           by either (A) Parent and Sun Global or (B) the Company by action of its board of directors (with respect to the Company, only pursuant to a resolution adopted by the Independent Committee):

(i)           if the Effective Time shall not have occurred on or before 5 p.m. New York City Time on September 30, 2011 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to Parent and Sun Global or the Company if their or its failure (which in the case of Parent and Sun Global also includes failures by Merger Sub) to perform any of their or its obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date;

(ii)           if any court of competent jurisdiction or United States or Indian federal or state Governmental Entity shall have issued an order, decree, or ruling, enacted any Law or taken any other action restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Merger or the other Transactions and such order, decree, ruling, Law or other action shall have become final and nonappealable;

(c)           by Parent and Sun Global, if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreement set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of any of the conditions set forth in Section 6.02(a) or Section 6.02(b) and (ii) is incapable of being cured or, if capable of being cured, is not cured prior to the earlier of (A) one business day prior to the Outside Date or (B) the date that is thirty days from the date that the Company is notified by Parent and Sun Global of such breach; provided that Parent and Sun Global shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) if Parent, Sun Global or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(d)           by the Company (only pursuant to a resolution adopted by the Independent Committee), if Parent, Sun Global or Merger Sub shall have materially breached any of its representations or warranties or materially failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of any of the conditions set forth in Section 6.03(a) or Section 6.03(b) and (ii) is incapable of being cured or, if capable of being cured, is not cured prior to the earlier of (A) one business day prior to the Outside Date or (B) the date that is thirty days from the date that Parent is notified by the Company of such breach; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(e)           by Parent and Sun Global, if the Company Board or the Independent Committee shall have made a Change in Recommendation prior to the Effective Time.

The party desiring to terminate this Agreement shall give written notice of such termination to each of the other parties hereto.

SECTION 7.02.   Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, and there shall be no liability on the part of Parent, Sun Global, Merger Sub or the Company, other than this Section 7.02 and Article VIII, which provisions shall survive such termination; provided that nothing herein shall relieve any party from liability for fraud or any intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.   Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement and in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.01 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

SECTION 8.02.   Fees and Expenses.  Except as otherwise expressly provided herein, all costs and expenses incurred in connection with the Merger, this Agreement and the other Transactions shall be paid by the party incurring such expenses, regardless of whether the Merger shall be consummated.

SECTION 8.03.   Amendment.  Subject to the provisions of applicable Law, at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval, if applicable, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers or representatives of the respective parties (provided, in the case of the Company, that such modifications or amendments have been approved by the Independent Committee).

SECTION 8.04.   Extension and Waiver.

(a)           At any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval, if applicable:

(i)           the Independent Committee on behalf of the Company may (i) extend the time for the performance of any of the obligations or other acts of Parent and/or Merger Sub, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by Parent, Sun Global and/or Merger Sub pursuant hereto, or (iii) waive compliance by Parent, Sun Global and/or Merger Sub with any of the agreements or with any conditions to the Company’s obligations.

(ii)           Parent and Sun Global may (a) extend the time for the performance of any of the obligations or other acts of the Company, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered by the Company pursuant hereto, or (c) waive compliance by the Company with any of the agreements or with any conditions to Parent’s, Sun Global’s or Merger Sub’s obligations.

(b)           Any consent or any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer (in the case of the Company, only after approval of the Independent Committee as to such action has been provided).  The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 8.05.   Notices.  All notices, requests and other communications hereunder shall be in writing (including facsimile transmission and electronic mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given:

(a)	If to Parent or Merger Sub:

Sun Pharmaceutical Industries Limited
Acme Plaza
Andheri – Kurla Road, Andheri (East)
Mumbai, Maharashtra
India, 400059
Attention:  Mr. Sudhir V. Valia
Facsimile No:  91 22 28212010
e-mail:  sudhir.valia@sunpharma.com

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
U.S.A.
Attention:  Peter D. Lyons
Facsimile No:  (212) 248-7179
e-mail:  plyons@shearman.com

(b)           If to Sun Global:

Sun Pharma Global, Inc.
c/o Sugandh Management Consultancy
704, Al Tawihidi Building, 2, Mankhool
P.O. Box No. 12850
Dubai
United Arab Emirates
Attention:  Mr. Sunil Gandhi
Facsimile No:  97 14 3597678
e-mail:  sugandh@emirates.net.ae

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
U.S.A.
Attention:  Peter D. Lyons
Facsimile No:  (212) 248-7179
e-mail:  plyons@shearman.com

(c)           If to the Company:

Caraco Pharmaceutical Laboratories, LTD.
1150 Elijah McCoy Drive
Detroit, Michigan 48202
U.S.A.
Attention:  GP. Singh, Chief Executive Officer
Facsimile No.:  (313) 871-8314
e-mail:  gp.singh@caraco.com

with a copy to:

Carrington, Coleman, Sloman & Blumenthal, L.L.P.
901 Main Street
Suite 5500
Dallas, Texas 75202
U.S.A.
Attention:  Jim A. Watson
Facsimile No.:  (214) 855-1333
e-mail:  jwatson@ccsb.com

and

Bodman PLC
1901 St. Antoine Street, 6th Floor
Detroit, Michigan 48226
U.S.A
Attention:  Fred B. Green
Facsimile No.:  (313) 393-7579
e-mail:  fgreen@bodmanlaw.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

SECTION 8.06.   Governing Law; Consent to Jurisdiction; Waiver of Jury Trial; Specific Performance.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan applicable to contracts executed and performed entirely within that state.

(b)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the federal or state courts sitting in the State of Michigan in any action or proceeding brought by a party to this agreement or by an Indemnified Person pursuant to Section 5.04 and, in each case, arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action except in any such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in any such court, (iii) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each of the parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 8.05 of this Agreement; provided, however, that nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.06(c).

(d)           The parties hereto agree that (i) irreparable harm would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy or remedies to which such party is entitled at Law or in equity and (ii) the Independent Committee shall be permitted, on behalf of the Company, to seek to enforce the obligations of Parent, Sun Global and Merger Sub under this Agreement.

SECTION 8.07.   Entire Agreement; Third-Party Beneficiaries.

(a)           This Agreement (together with the Annexes, Exhibits and Disclosure Schedule) contains the entire agreement among the parties hereto with respect to the Merger and the other Transactions and the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, among the parities, or any of them, with respect to these matters.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b)           This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any legal or equitable rights or remedies, except to the extent provided in the provisions set forth in Section 5.04 with respect to Indemnified Persons.

SECTION 8.08.   Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions of this Agreement in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 8.09.   Definitions.  For purposes of this Agreement:

(a)           “affiliate” shall have the meaning assigned to such term in Rule 12b-2 under the Exchange Act.

(b)           “business day” shall have the meaning assigned to such term in Rule 14d-1(g)(3) under the Exchange Act.

(c)           “Company Bylaws” means the Bylaws of the Company, as of October 26, 2009.

(d)           “Company Charter” means the Articles of Incorporation of the Company, as of October 26, 2009.

(e)           “Company Incentive Plan” means any equity-based incentive plan sponsored by the Company (including the Company’s 2008 Equity Participation Plan and 1999 Equity Participation Plan).

(f)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g)           “Material Adverse Effect” means a material adverse effect on the financial condition, business or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether a Material Adverse Effect has occurred:  (A) changes in the economy or financial markets (including credit markets) in general, (B) changes in the economic, business, financial or regulatory environment generally affecting any of the industries in which the Company and its Subsidiaries operate, (C) changes in Law or applicable accounting regulations or principles or interpretations thereof, or (D) changes that arise out of the announcement of this Agreement or out of actions required by this Agreement; provided, however, that with respect to clauses (A), (B) and (C), solely to the extent that the impact of such change or effect is not disproportionately adverse in any material respects to the Company and the Company Subsidiaries taken as a whole compared to other companies in the same industry.

(h)           “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(i)           “SEC Reports” means the forms, reports, statements, schedules and other materials filed by the Company with the SEC pursuant to the Exchange Act or other Securities Laws during the period beginning on January 1, 1998 and ending on the day prior to the date hereof.

(j)           “Stock Option” means any outstanding option to purchase shares of Common Stock under a Company Incentive Plan.

(k)           a “Subsidiary” of any Person means another Person, of which the first Person (either alone or through or together with any other of its Subsidiaries) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests entitled to vote for the election of the board of directors or other governing body of such Person.

SECTION 8.10.   Interpretation.  When a reference is made in this Agreement to an Article, a Section, an Annex or an Exhibit, such reference shall be to an Article or a Section of, or an Annex or Exhibit to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” when used in this Agreement is not exclusive.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.  References to monetary amounts are to the lawful currency of the United States.

SECTION 8.11.   Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that Merger Sub may assign any of its rights and obligations hereunder to Parent or one or more direct or indirectly wholly-owned Subsidiaries of Parent so long as such assignment does not prevent or impair the satisfaction of any of the conditions set forth in Article VI or delay completion of the Merger or the other Transactions; provided, however, that no such assignment shall relieve Merger Sub of its obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.12.   Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

[Signature pages follow]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first written above by their respective officers or representatives thereunto duly authorized.

SUN PHARMACEUTICAL INDUSTRIES LIMITED

By: /s/ Sudhir Valia
Name: Sudhir Valia
Title: Director

SUN PHARMA GLOBAL, INC.

By: /s/ Harin Mehta
Name: Harin Mehta
Title: Director

SUN LABORATORIES, INC.

By: /s/ Jayesh Shah
Name: Jayesh Shah
Title: President

CARACO PHARMACEUTICAL LABORATORIES, LTD.

By: /s/ F. Folsom Bell
Name: F. Folsom Bell
Title: Member, Independent Committee

By: /s/ Timothy S. Manney
Name: Timothy S. Manney
Title: Member, Independent Committee

By: /s/ Eddie R. Munson
Name: Eddie R. Munson
Title: Member, Independent Committee

EXHIBIT B

February 21, 2011

Caraco Pharmaceutical Laboratories, Ltd.
Independent Committee of the Board of Directors
1150 Elijah McCoy Drive
Detroit, MI 48202

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders (other than Sun Pharmaceutical Industries Limited, a corporation incorporated under the laws of India, or any of its affiliates) of the outstanding shares of common stock (collectively the “Minority Stockholders”) of Caraco Pharmaceutical Laboratories, Ltd., a Michigan corporation (the “Company”) of the $5.25 per share in cash (the “Consideration”) proposed to be paid to the Minority Stockholders pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) by and among Sun Pharmaceutical Industries Limited (“Sun”), Sun Pharma Global, Inc., a corporation incorporated under the laws of the British Virgin Islands ("Sun Global"), Sun Laboratories, Inc., a Michigan corporation and an indirect wholly-owned subsidiary of Sun ("Merger Sub"), and the Company.  Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company with the Company surviving as a subsidiary of Sun (the “Merger”) and each share of common stock of the Company without par value per share (the “Common Stock”), will be converted into the right to receive Consideration upon consummation of the Merger, other than Common Stock owned directly or indirectly by Sun or the Company.

In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) the draft Merger Agreement (draft dated February 18, 2011); (b) audited historical financial statements of the Company for the years ended March 31, 2008 through March 31, 2010; (c) unaudited financial information of the Company for the nine month periods ended December 31, 2009 and December 31, 2010; (d) certain internal business, operating and financial information and forecasts of the Company for the fiscal years ending March 31, 2011 through 2016 prepared by the senior management of the Company (the “Forecasts”); (e) certain publicly available business, financial and other information relating to the Company that we deemed to be relevant; (f) current and historical market prices and trading volumes of the Company’s shares; (g) the financial position and operating results of the Company compared with those of certain other publicly traded companies we deemed relevant, and; (h) information regarding publicly available financial terms of certain other business combinations we deemed relevant.  We have also held discussions with members of the senior management of the Company to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of this opinion including without limitation the Forecasts provided by senior management.  We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company.  We have been advised by the senior management of the Company that the Forecasts examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company, as the case may be.  In that regard, we have assumed, with your consent, that, (i) the Forecasts will be achieved in the amounts and at the times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company’s financial statements or other information made available to us.  We express no opinion with respect to the Forecasts or the estimates and judgments on which they are based. We did not consider and express no opinion as to the amount or nature of the compensation to any of the Company’s officers, directors or employees (or any class of such persons) relative to the compensation to Minority Stockholders.  We were not requested to, and did not, participate in the negotiation or structuring of the Merger nor does our opinion address the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage.  Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter.  It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.  We have relied as to all legal matters on advice of counsel to the Company and counsel to the Independent Committee of the Board of Directors of the Company (the “Independent Committee”), and have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company.  We were not requested to, nor did we, seek alternative participants for the proposed Merger.

William Blair & Company has been engaged in the investment banking business since 1935.  We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions.  In the ordinary course of our business, we may from time to time trade the securities of the Company for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities.  We have acted as the investment banker to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Merger.  In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

Our investment banking services and our opinion were provided for the use and benefit of the Independent Committee in connection with its consideration of the transaction contemplated by the Merger Agreement.  Our opinion is limited to the fairness, from a financial point of view, of the Consideration to the Minority Stockholders in connection with the Merger, and we do not address the merits of the underlying decision by the Company to engage in the Merger and this opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed Merger.  It is understood that this letter may not be disclosed or otherwise referred to without prior written consent, except that the opinion may be included in its entirety in a proxy statement mailed to stockholders by the Company with respect to the Merger. This opinion has been reviewed and approved by our Fairness Opinion Committee.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Consideration is fair, from a financial point of view, to the Minority Stockholders.

Very truly yours,

/s/ Brent Felitto, Managing Director
WILLIAM BLAIR & COMPANY, L.L.C.

APPENDIX C

MICHIGAN BUSINESS CORPORATION ACT
SECTIONS 761-774, AS AMENDED

450.1761 Definitions.

Sec. 761.

          As used in sections 762 to 774:

(a)  "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(b)  "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving corporation by merger of that issuer.

(c)  "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 762 and who exercises that right when and in the manner required by sections 764 through 772.

(d)  “Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(e)  "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(f)  "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(g)  "Shareholder" means the record or beneficial shareholder.

450.1762 Right of shareholder to dissent and obtain payment for shares.

Sec. 762.

(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

(a)   Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger under section 703a or 736(5) or the articles of incorporation and the shareholder is entitled to vote on the merger, or the corporation is a subsidiary that is merged with its parent under section 711.

(b)   Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

(c)   Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order.

(d)   Consummation of a plan of conversion to which the corporation is a party as the corporation that is being converted, if the shareholder is entitled to vote on the plan.  However, any rights provided under this section are not available if that corporation is converted into a foreign corporation and the shareholder receives shares that have terms as favorable to the shareholder in all material respects, and represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation, as the shares held by the shareholder before conversion.

(e)   An amendment of the articles of incorporation giving rise to a right to dissent under section 621.

(f)   A transaction giving rise to a right to dissent under section 754.

(g)   Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(2) Unless otherwise provided in the articles of incorporation, bylaws, or a resolution of the board, a shareholder may not dissent from any of the following:

(a)   Any corporate action set forth in subsection (1)(a) to (e) as to shares that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers, on the record date fixed to vote on the corporate action or on the date the resolution of the parent corporation's board is adopted in the case of a merger under section 711 that does not require a shareholder vote under section 713.

(b)   A transaction described in subsection (1)(a) in which shareholders receive cash shares that satisfy the requirements of subdivision (a) on the effective date of the merger or any combination of cash and those shares.

(c)   A transaction described in subsection (1)(b) in which shareholders receive cash shares that satisfy the requirements of subdivision (a) on the effective date of the share exchange or any combination of cash and those shares.

(d)   A transaction described in subsection (1)(c) that is conducted pursuant to a plan of dissolution providing for distribution of substantially all of the corporation's net assets to shareholders in accordance with their respective interests within 1 year after the date of closing of the transaction, if the transaction is for cash shares that satisfy the requirements of subdivision (a) on the date of closing or any combination of cash and those shares.

(e)   A transaction described in subsection (1)(d) in which shareholders receive cash, shares that satisfy the requirements of subdivision (a) on the effective date of the conversion, or any combination of cash and those shares.

(3) A shareholder entitled to dissent and obtain payment for his or her shares under subsection (1)(a) to (f) may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(4) A shareholder who exercises his or her right to dissent and seek payment for his or her shares under subsection (1)(g) may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

450.1763 Rights of partial dissenter; assertion of dissenters' rights by beneficial shareholder.

Sec. 763.

(1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any 1 person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if all of the following apply:

(a)   He or she submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights.

(b)      He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

450.1764 Corporate action creating dissenters' rights; vote of shareholders; notice.

Sec. 764.

(1) If proposed corporate action creating dissenters' rights under section 762 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this act and shall be accompanied by a copy of sections 761 to 774.

(2) If corporate action creating dissenters' rights under section 762 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 766. A shareholder who consents to the corporate action is not entitled to assert dissenters' rights.

450.1765 Notice of intent to demand payment for shares.

Sec. 765.

(1) If proposed corporate action creating dissenters' rights under section 762 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated and must not vote his or her shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment for his or her shares under this act.

450.1766 Dissenters' notice; delivery to shareholders; contents.

Sec. 766.

(1) If proposed corporate action creating dissenters' rights under section 762 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 765.

(2) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must provide all of the following:

(a) State where the payment demand must be sent and where and when certificates for shares represented by certificates must be deposited.

(b) Inform holders of shares without certificates to what extent transfer of the shares will be restricted after the payment demand is received.

(c) Supply a form for the payment demand that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether he or she acquired beneficial ownership of the shares before the date.

(d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (1) notice is delivered.

450.1767 Duties of shareholder sent dissenter's notice; retention of rights; failure to demand payment or deposit share certificates.

Sec. 767.

(1) A shareholder sent a dissenter's notice described in section 766 must demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to section 766(2)(c), and deposit his or her certificates in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits his or her share certificates under subsection (1) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(3) A shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his or her shares under this act.

450.1768 Restriction on transfer of shares without certificates; retention of rights.

Sec. 768.

(1) The corporation may restrict the transfer of shares without certificates from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 770.

(2) The person for whom dissenters' rights are asserted as to shares without certificates retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

450.1769 Payment by corporation to dissenter; accompanying documents.

Sec. 769.

(1) Except as provided in section 771, within 7 days after the proposed corporate action is taken or a payment demand is received, whichever occurs later, the corporation shall pay each dissenter who complied with section 767 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(2) The payment must be accompanied by all of the following:

(a) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and if available the latest interim financial statements.

(b) A statement of the corporation's estimate of the fair value of the shares.

(c) An explanation of how the interest was calculated.

(d) A statement of the dissenter's right to demand payment under section 772.

450.1770 Return of deposited certificates and release of transfer restrictions; effect of corporation taking proposed action.

Sec. 770.

(1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on shares without certificates.

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 766 and repeat the payment demand procedure.

450.1771 Election to withhold payment from dissenter; offer to pay estimated fair value of shares, plus accrued interest; statements; explanation.

Sec. 771.

(1) A corporation may elect to withhold payment required by section 769 from a dissenter unless he or she was the beneficial owner of the shares before the date set forth in the dissenters' notice pursuant to section 766(2)(c).

(2) To the extent the corporation elects to withhold payment under subsection (1), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who shall agree to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 772.

450.1772 Demand for payment of dissenter's estimate or rejection of corporation's offer and demand for payment of fair value and interest due; waiver.

Sec. 772.

(1) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment under section 769, or reject the corporation's offer under section 771 and demand payment of the fair value of his or her shares and interest due, if any 1 of the following applies:

(a) The dissenter believes that the amount paid under section 769 or offered under section 771 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

(b) The corporation fails to make payment under section 769 within 60 days after the date set for demanding payment.

(c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on shares without certificates within 60 days after the date set for demanding payment.

(2) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (1) within 30 days after the corporation made or offered payment for his or her shares.

450.1773 Petitioning court to determine fair value of shares and accrued interest; failure of corporation to commence proceeding; venue; parties; service; jurisdiction; appraisers; discovery rights; judgment.

Sec. 773.

(1) If a demand for payment under section 772 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the circuit court of the county in which the corporation's principal place of business or registered office is located. If the corporation is a foreign corporation without a registered office or principal place of business in this state, it shall commence the proceeding in the county in this state where the principal place of business or registered office of the domestic corporation whose shares are to be valued was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or for the fair value, plus accrued interest, of his or her after-acquired shares for which the corporation elected to withhold payment under section 771.

450.1773a Referee; appointment; powers; compensation; duties; objections to report; application to court for action; adoption, modification, or recommitment of report; further evidence; judgment; review.

Sec. 773a.

(1) In a proceeding brought pursuant to section 773, the court may, pursuant to the agreement of the parties, appoint a referee selected by the parties and subject to the approval of the court. The referee may conduct proceedings within the state, or outside the state by stipulation of the parties with the referee's consent, and pursuant to the Michigan court rules. The referee shall have powers that include, but are not limited to, the following:

(a) To hear all pretrial motions and submit proposed orders to the court. In ruling on the pretrial motion and proposed orders, the court shall consider only those documents, pleadings, and arguments that were presented to the referee.

(b) To require the production of evidence, including the production of all books, papers, documents, and writings applicable to the proceeding, and to permit entry upon designated land or other property in the possession or control of the corporation.

(c) To rule upon the admissibility of evidence pursuant to the Michigan rules of evidence.

(d) To place witnesses under oath and to examine witnesses.

(e) To provide for the taking of testimony by deposition.

(f) To regulate the course of the proceeding.

(g) To issue subpoenas, when a written request is made by any of the parties, requiring the attendance and testimony of any witness and the production of evidence including books, records, correspondence, and documents in the possession of the witness or under his or her control, at a hearing before the referee or at a deposition convened pursuant to subdivision (e). In case of a refusal to comply with a subpoena, the party on whose behalf the subpoena was issued may file a petition in the court for an order requiring compliance.

(2) The amount and manner of payment of the referee's compensation shall be determined by agreement between the referee and the parties, subject to the court's allocation of compensation between the parties at the end of the proceeding pursuant to equitable principles, notwithstanding section 774.

(3) The referee shall do all of the following:

(a) Make a record and reporter's transcript of the proceeding.

(b) Prepare a report, including proposed findings of fact and conclusions of law, and a recommended judgment.

(c) File the report with the court, together with all original exhibits and the reporter's transcript of the proceeding.

(4) Unless the court provides for a longer period, not more than 45 days after being served with notice of the filing of the report described in subsection (3), any party may serve written objections to the report upon the other party. Application to the court for action upon the report and objections to the report shall be made by motion upon notice. The court, after hearing, may adopt the report, may receive further evidence, may modify the report, or may recommit the report to the referee with instructions. Upon adoption of the report, judgment shall be entered in the same manner as if the action had been tried by the court and shall be subject to review in the same manner as any other judgment of the court.

450.1774 Costs of appraisal proceeding.

Sec. 774.

(1) The court in an appraisal proceeding commenced under section 773 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 772.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable in the following manner:

(a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 764 through 772.

(b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this act.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees paid out of the amounts awarded the dissenters who were benefited.

APPENDIX D
SPECIAL MEETING OF STOCKHOLDERS OF

CARACO PHARMACEUTICAL LABORATORIES, LTD.

June 14, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Special Meeting of Stockholders and Proxy Statement

are available at https://materials.proxyvote.com/14075T

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

↓		↓
Please detach along perforated line and mail in the envelope provided.

THE INDEPENDENT COMMITTEE RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	Vote to approve and adopt the Agreement and Plan of Merger dated as of February 21, 2011, by and among Sun Pharmaceutical Industries Limited, Sun Pharma Global, Inc., Sun Laboratories, Inc. and Caraco Pharmaceutical Laboratories, Ltd., as it may be amended from time to time.				2.	To transact such other business as may properly come before the Special Meeting or any adjournment(s) or continuation thereof.

	FOR	AGAINST	ABSTAIN			Please be sure to sign and date this Proxy.
	☐	☐	☐
						TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.
				☐

Signature of Shareholder	Date:	Signature of Shareholder	Date

NOTE:
Please sign exactly as your name or names appear on the Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give fulltitle as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

D-1

CARACO PHARMACEUTICAL LABORATORIES, LTD.

This Proxy is Solicited by the Board of Directors of Caraco Pharmaceutical Laboratories, Ltd.

The undersigned hereby appoints Gurpartap Singh Sachdeva and Robert Kurkiewicz, or either of them, each with power of substitution, to act as proxies for the undersigned, to represent the undersigned at the Special Meeting of Stockholders (“Special Meeting”) of Caraco Pharmaceutical Laboratories, Ltd. (“Caraco”) to be held at DoubleTree by Hilton Guest Suites, 525 Lafayette Blvd., Detroit, Michigan 48226, on June 14, 2011 at 9:00 a.m., local time, and at any adjournment(s) thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on all matters coming before the Special Meeting, including the business identified on this Proxy and described in the Notice of Special Meeting of Stockholders and Proxy Statement (“2011 Proxy Statement”).

This revocable Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder.  If no direction is made on an executed Proxy, this Proxy will be voted by the proxies “FOR” the  approval and adoption of the Agreement and Plan of Merger as set forth in Proposal 1.  Discretionary authority is conferred by this Proxy with respect to certain matters as described in the 2011 Proxy Statement.

The undersigned acknowledges receipt of the 2011 Proxy Statement.  Regardless of whether you plan to attend the Special Meeting, you can be sure your shares are represented at the Special Meeting by signing, dating and returning your proxy card in the enclosed envelope.

PLEASE VOTE, DATE, AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)
COMMENTS:

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